Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 2, 2019,

by and among

AERIE PHARMACEUTICALS, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

VARIOUS LENDERS,

and

DEERFIELD PRIVATE DESIGN FUND III, L.P.,

as Agent

$200,000,000 Subsequent Disbursement Facility

ANNEXES:	A	Commitments

SCHEDULES:	1.01A	Agreement Date Indebtedness
	1.01B	Agreement Date Investments
	1.01C	Agreement Date Liens
	2.4	Payment Details
	3.1(l)	Real Estate
	3.1(u)	Subsidiaries
	3.1(v)	Compliance Matters
	3.1(ee)	Inspections; Investigations
	3.1(kk)	Margin Stock
	3.1(ll)	Environmental Matters
	3.1(mm)	Labor and ERISA Matters
	3.1(nn)	Jurisdictions of Organization; Legal Names
	3.1(oo)	Accounts
	3.1(tt)	Registrations
	3.1(uu)	Regulatory Matters

EXHIBITS:	A-1	Form of Unfunded First Subsequent Disbursement Commitment Note
	A-2	Form of Unfunded Second Subsequent Disbursement Commitment Note
	A-3	Form of Funded First Subsequent Disbursement Note
	A-4	Form of Funded Second Subsequent Disbursement Note

3

B	Form of Perfection Certificate
C-1	Form of First Subsequent Disbursement Commitment Funding Notice
C-2	Form of Second Subsequent Disbursement Commitment Funding Notice
D	Closing Checklist
E	Form of Compliance Certificate

4

CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of May 2, 2019, by and among Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, the lenders set forth on the signature page of this Agreement (together with their successors and assigns, the “Lenders”), Deerfield Private Design Fund III, L.P., as agent for itself and the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Loan Parties party thereto, the Lenders party thereto and Agent are parties to that certain Credit Agreement, dated as of the Prior Agreement Date (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Credit Agreement”);

WHEREAS, Agent, the Lenders party hereto and the Loan Parties party hereto have agreed to amend and restate the Prior Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by such parties that the “Obligations” outstanding under the Prior Credit Agreement or any Prior Loan Document shall continue under and be governed by and deemed to be outstanding under this Agreement and the other Loan Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or re-borrowing of any obligation or “Obligation” under the Prior Credit Agreement or any other Prior Loan Document, nor does this Agreement operate as a waiver of any right, power or remedy of Agent, any Lender or any other Secured Party under any Loan Document;

WHEREAS, Borrower desires to continue to secure all of the Obligations by continuing to grant to the Agent, for the benefit of the Secured Parties, a first priority perfected Lien upon all or substantially all of its personal and real property; and

WHEREAS, each of the Loan Parties is willing to continue to guaranty all of the Obligations, and to continue to grant to the Agent, for the benefit of the Secured Parties, a first priority perfected Lien upon all or substantially all of its respective personal and real property, including all of the issued and outstanding Stock of its direct Subsidiaries (other than Excluded Subsidiaries to the extent permitted under this Agreement but at least 65% of the Stock of any Excluded Subsidiary of a Loan Party shall be pledged with a first priority security interest to the Agent, for the benefit of the Secured Parties) which are issued to a Loan Party.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree to amend and restate the Prior Credit Agreement, and the Prior Credit Agreement is hereby amended and restated in its entirety pursuant to the terms hereof, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions

Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Acquisition Consideration” has the meaning set forth in the definition of “Permitted Acquisitions.”

“Aerie Distribution” means Aerie Distribution, Inc., a Delaware corporation.

“Aerie Distribution License” means that certain Exclusive License Agreement, dated as of June 22, 2018 (and effective as of June 15, 2018), by and between the Borrower and Aerie Distribution.

“Aerie Ireland” means Aerie Pharmaceuticals Ireland Limited, (a) a company incorporated under the laws of Ireland, and (b) a direct Wholly-Owned Subsidiary of Aerie Malta.

“Aerie Malta” means Aerie Pharmaceuticals Limited, a company incorporated with limited liability under the laws of the Cayman Islands and established with tax residency in Malta.

“Aerie Malta License” means that certain Exclusive License Agreement, dated as of June 22, 2018 (and effective as of June 15, 2018), by and between the Borrower and Aerie Malta.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly:

(a) controls, or is controlled by, or is under common control with, such Person; or

(b) is a general partner, manager or managing member of such Person.

Without limiting the foregoing, a Person shall be deemed to be “controlled by” (including, with correlative meanings, the terms “controlling”, “controls” and “under common control with”) any other Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no Secured Party shall be deemed an Affiliate of the Loan Parties or any of their Subsidiaries.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” has the meaning given to it in the preamble to this Agreement.

“Agreement Date” means the date of this Agreement, which, for the avoidance of doubt, is May 2, 2019.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(i) the Prime Rate in effect on such day minus 1.0% per annum;

(ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1.0% per annum;

(iii) SOFR in effect on such day; and

(iv) 2.0% per annum.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or SOFR shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or SOFR, respectively.

“Announcing Form 8-K” has the meaning given to it in Section 5.1(r).

“Anti-Corruption Laws” has the meaning given to it in Section 3.1(qq).

“Anti-Money Laundering Laws” has the meaning given to it in Section 3.1(qq).

“Applicable Laws” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject.

“Authorizations” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, clearance, approvals, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject (including all Registrations), and any supplements or amendments with respect to the foregoing.

“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower or any other officer having substantially the same authority and responsibility.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Borrower” has the meaning given to it in the preamble to this Agreement.

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in New York, New York.

“Capital Lease” means, with respect to any Person, any lease of or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) readily-marketable direct securities issued by, or unconditionally and fully guaranteed by, the United States federal government or issued by any agency thereof and fully backed by the full faith and credit of the United States federal government, in each case maturing within 12 months from the date of creation thereof, (b) readily-marketable direct securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of creation thereof and having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) commercial paper maturing no more than 12 months from the date of creation thereof and having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated insured certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 12 months from the date of creation thereof issued by any commercial bank that (i) is organized under the laws of the United States or any state thereof or the District of Columbia, (ii) is “adequately capitalized” (as defined in such regulations of its primary federal banking regulators) and (iii) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (e) shares of any United States money market fund that has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above that mature within 12 months of the date of the creation thereof, and (f) solely with respect to investments by Foreign Subsidiaries, (i) investments of the type and (to the extent applicable) maturity described in clauses (a) through (e) above (or maintained with) a comparable foreign obligor, which investments or obligors (or the parent thereof) have ratings described in clause (c) above, if applicable, or equivalent ratings from comparable foreign rating agencies or (ii) investments of the type and maturity (to the extent applicable) described in clauses (a) through (e) above of (or maintained with) a foreign obligor (or the parent thereof), which investments or obligors (or the parents thereof) are not rated as provided in such clauses or in subclause (i) of this clause (f) but which are, in the reasonable mutual judgment of the Borrower and the Agent, comparable in investment quality to such investments and obligors (or the parents of such obligors).

“Cayman Companies Law” means the Companies Law (2018 Revision, as amended or revised from time to time) in the Cayman Islands.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall at any time become the direct or indirect “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% on a fully diluted basis of the voting interests in the Borrower’s Stock free and clear of all Liens, (b) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (i) following which the holders of the Borrower’s Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (A) no longer hold a majority of the shares of the Borrower’s Stock or (B) no longer have the ability to elect a majority of the board of directors of the Borrower or (ii) as a result of which shares of the Borrower’s Stock shall be changed into (or the shares of Borrower’s Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Borrower or another Person (other than to the extent the Borrower’s Stock is changed or exchanged solely to reflect a change in the Borrower’s jurisdiction of incorporation), (c) the sale or transfer of (i) all or substantially all of the assets of the Borrower or (ii) assets of the Borrower for a purchase price equal to more than 50% of the Enterprise Value of the Borrower, or (d) a “change of control” however so defined in any document, agreement or instrument governing or evidencing any Material Indebtedness or, in each case of this clause (d), any term of similar effect, shall occur.

“Class I Recall” means a recall in which there is a reasonable probability that the use of, or exposure to, a violative product will cause serious adverse health consequences or death.

“CMS” means the federal Centers for Medicare and Medicaid Services (formerly the federal Health Care Financing Administration), and any successor Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Collateral” shall have the meaning provided therefor in the Security Agreement.

“Common Stock” means the common stock, $0.001 par value, of the Borrower.

“Compliance Certificate” means a certificate in substantially the form of Exhibit E signed by the chief financial officer (or other Person with equivalent duties) of the Borrower that is reasonably satisfactory to the Agent.

“Control Agreement” means, with respect to any Deposit Account, Securities Account or commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Agent, among the Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Agent. For the avoidance of doubt, the Uncertificated Shares Control Agreement is a Control Agreement.

“Controlled Affiliate” means, with respect to a Person, an Affiliate of such Person controlled by such Person. Without limiting the foregoing, a Person shall be deemed to be “controlled by” (including, with correlative meanings, the terms “controlling”, “controls” and “under common control with”) any other Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Current Financial Statements” has the meaning given to it in the definition of “Enterprise Value.”

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Deposit Account” has the meaning defined as in the UCC.

“Disbursement” means any Subsequent Disbursement.

“Disbursement Date” means the date that any Disbursement is funded by the applicable Lenders.

“Dispose” and “Disposition” mean (a) the sale, lease, conveyance or other disposition of any assets or property (including any transfer or conveyance of any assets or property pursuant to a division or split of a limited liability company or other entity or Person into two or more limited liability companies or other entities or Persons) and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock issued by any Subsidiary of the Borrower.

“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the Facility Termination Date), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock was issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Drug Application” means a new drug application for any Product, as appropriate, as those terms are defined in the FDCA.

“Eligible Assignee” means any Person (other than a natural person) that is (i) a Lender, (ii) an Affiliate of any Lender, (iii) a Related Fund of any Lender, and (iv) any other Person approved by the Agent (such approval not to be unreasonably withheld or delayed); provided, however, that no such Person shall include (x) unless the written consent of the Agent and each other Lender has been received with respect to such specific assignment, transfer or participation, the Borrower or any of the Borrower’s Affiliates, or (y) solely with respect to clause (iv) above, unless the Borrower’s consent is received in connection therewith, any Person that is an assignee or a transferee in excess of $5,000,000 of the outstanding Loans (A) whose last filed beneficial ownership report with respect to the Borrower with the SEC was in the form of a Schedule 13D, (B) that is principally engaged in the development or marketing of a non-service related tangible product (an “Operating Company”); provided, however, that, with respect to this clause (iv) above, (1) any Person that operates as a brokerage, insurance business, pension fund (or other benefit fund), investment banking, investment management, investment advisory, lobbying or publishing business or (2) any non-profit research or non-profit enterprise, shall not constitute an Operating Company, whether or not such Person, entity or enterprise owns an interest in an Operating Company.

“Employee” means any employee of any Loan Party or any Subsidiary of any Loan Party.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any Stock purchase, Stock option, Stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, under which (a) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and which is contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (b) the Borrower or any of its Subsidiaries has had or has or could reasonably be expected to have any present or future obligation or liability.

“Enterprise Value” means (a) the product of (i) the number of issued and outstanding shares of the Borrower’s Stock on the date that is the earlier of (A) the date of the public announcement of such sale, transfer or other applicable transaction if such announcement is made before 4:00 p.m., New York time, or (B) the day immediately following the public announcement of such sale, transfer or other applicable transaction if such announcement is made on and after 4:00 p.m., New York time multiplied by (y) the per share closing price of the Borrower’s Stock on such date, plus (b) the amount of the Borrower’s Indebtedness and other indebtedness as shown on the latest financial statements filed with the SEC (the “Current Financial Statements”), less (c) the amount of cash and Cash Equivalents of the Borrower as shown on the Current Financial Statements.

“Environmental Laws” means all Applicable Laws, Authorizations and permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, and the workplace, the environment and natural resources, and including public notification requirements regarding environmental matters and environmental transfer of ownership, notification or approval statutes (but excluding Healthcare Laws).

“Environmental Liabilities” means all Liabilities (including costs of removal and remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Loan Party or any Subsidiary of any Loan Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any Subsidiary of any Loan Party, whether on, prior or after the date hereof.

“Equitable Mortgage” means that certain Amended and Restated Equitable Mortgage Over Shares in Aerie Pharmaceuticals Limited, dated as of May 3, 2019 (or such later date that Section 5.1(t)(iii) is satisfied), between the Borrower and the Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and applicable published guidance thereunder.

“ERISA Affiliate” means collectively the Borrower, any Subsidiary of Borrower and any Person under common control or treated as a single employer with, Borrower or any Subsidiary of Borrower within the meaning of Code Section 414 (b), (c), (m) or (o) or under ERISA.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) or (c) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of an Employee Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Applicable Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any Liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Account” means (i) any Deposit Account specially and exclusively used for payroll, payroll taxes, trust and fiduciary accounts and other employee wage and benefit payments to or for any Loan Party’s employees, (ii) zero balance Deposit Accounts the entire balance of which is swept each Business Day to a Deposit Account subject to a Control Agreement, (iii) escrow Deposit Accounts established solely for the benefit of third party sellers in connection with Permitted Acquisitions that are required by the agreement evidencing such Permitted Acquisition in an aggregate amount (which shall not be commingled with any other amounts or with other Deposit Accounts or Securities Accounts) not to exceed $1,000,000 for all such accounts in the aggregate at any time outstanding, but solely for the time period required by such agreement evidencing such Permitted Acquisition and solely pursuant to the terms thereof, or (iv) other Deposit Accounts and Securities Accounts that do not contain cash at any time exceeding $1,000,000 in the aggregate for all such Deposit Accounts and Securities Accounts.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Stock of one or more Excluded Foreign Subsidiaries, excluding for purposes of such determination, Indebtedness of such Excluded Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary which is (a) a “controlled foreign corporation” (within the meaning of Section 957 of the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Obligations) of a Loan Party, or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a).

“Excluded Subsidiary” means (a) any Excluded Domestic Subsidiary and (b) any Excluded Foreign Subsidiary.

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office, or applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.5(a) or was itself so entitled immediately before changing its lending office, (c) any United States federal withholding Tax imposed on amounts payable to such Lender as a result of such Lender’s failure to comply with Section 2.5(d), other than as a result of a change in law occurring subsequent to the date such Lender became a party to this Agreement, or (d) any withholding Tax imposed on amounts payable to such Lender under FATCA.

“Existing Obligations” has the meaning specified in Section 6.26.

“Exit Fee” means the First Subsequent Disbursement Exit Fee and/or the Second Subsequent Disbursement Exit Fee, as the context may require.

“Facility Termination Date” has the meaning given to it in Section 2.3(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning given to it in Section 3.1(qq).

“FDA” means the United States Food and Drug Administration and any successor thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“First Subsequent Disbursement” has the meaning given to it in Section 2.2(a).

“First Subsequent Disbursement Commitment Fee” has the meaning given to it in Section 2.9(a).

“First Subsequent Disbursement Commitments” means the commitments of the Lenders to provide First Subsequent Disbursements under this Agreement. As of the Agreement Date, the First Subsequent Disbursement Commitments are $100,000,000.

“First Subsequent Disbursement Exit Fee” has the meaning given to it in Section 2.3(f)(i).

“First Subsequent Disbursement Interest Rate” means 8.625% per annum.

“First Subsequent Disbursement Lender” means each Lender that has a First Subsequent Disbursement Commitment and each Lender that holds a First Subsequent Disbursement Loan.

“First Subsequent Disbursement Loans” has the meaning given to it in Section 2.2(a).

“Foreign Benefit Plan” means any Employee Benefit Plan that is subject to the laws or a jurisdiction outside the United States, including those mandated by a government other than the United States of America.

“Foreign Lender” has the meaning given to it in Section 2.5(d).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Form 10-K” means an annual report on Form 10-K (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“Form 10-Q” means a quarterly report on Form 10-Q (or successor form thereto), as required to be filed pursuant to the Exchange Act.

“GAAP” means generally accepted accounting principles consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), in each case, subject to the provisions of Section 1.5.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210, 211 and 820 (to the extent applicable) and any comparable foreign requirements.

“Governmental Authority” means any nation, sovereign, government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal or administrative or public body or entity, whether domestic or foreign, federal, state, local or other political subdivision thereof, having jurisdiction over the matter or matters and Person or Persons in question or having the authority to exercise executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, securities exchange, regulatory body, arbitrator, public sector entity and supra-national entity. The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee or other committee or Person with defined authority to oversee Regulatory Matters.

“Governmental Payor Program” means any governmental third party payor program in which any Loan Party or its Subsidiaries participates, including Medicare, Medicaid, TRICARE or any other federal or state health care programs.

“Guarantor” means Aerie Distribution and each Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary and any Immaterial Subsidiary) and any other Person (other than the Borrower and the Agent) party to the Security Agreement or that otherwise provides a guaranty of the Obligations under any Loan Document.

“Guaranty” means the guaranty of each Guarantor set forth in the Security Agreement or any other Loan Document.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Healthcare Laws” means all applicable laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or post-market requirements of any drug, (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA or otherwise regulated by the FDA and similar state or foreign laws, controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that both (a) is not a Loan Party that, when measured as of the most recent fiscal quarter end or fiscal year end for which the Borrower has filed its 10-K or 10-Q, when taken together with all other Immaterial Subsidiaries as of such date, (i) owns and has a fair market value less than 5.00% of the consolidated total assets and property of the Borrower and its Subsidiaries on a consolidated basis as reflected in the most recent financial statements delivered pursuant to Section 5.1(i) in accordance with GAAP and on a pro forma basis, (ii) has revenues representing less 5.00% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as reflected in the most recent financial statements delivered pursuant to Section

5.1(i) in accordance with GAAP and on a pro forma basis, and (iii) is not the owner of Stock of any Loan Party or any Subsidiary of a Loan Party (other than an Immaterial Subsidiary) and (b) the Borrower has notified the Agent and the Lenders in writing that such Subsidiary is an Immaterial Subsidiary and certifying in writing that such Subsidiary is an Immaterial Subsidiary, in form and substance reasonably satisfactory to the Agent.

“Indebtedness” means the following with respect to any Person:

(i) all indebtedness for borrowed money of such Person;

(ii) the deferred purchase price of assets or services (other than trade payables entered into in the ordinary course of business and which are not more than 90 days past due, customary obligations in respect of benefit plans and employment and severance agreements and other deferred compensation obligations to employees or directors arising in the ordinary course of business that are consistent with past practices) which in accordance with GAAP should be shown to be a liability (or on the liability side of a balance sheet);

(iii) all guarantees of Indebtedness by such Person;

(iv) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder;

(v) all Capital Lease Obligations of such Person;

(vi) all indebtedness (including Indebtedness of other types covered by the other clauses of this definition) of another Person secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured);

(vii) indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property);

(viii) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(ix) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends;

(x) all direct or indirect liability, contingent or otherwise, of such Person with respect to any other Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;

(xi) all direct or indirect liability, contingent or otherwise, of such Person to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement;

(xii) all direct or indirect liability, contingent or otherwise, of such Person for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any assets or property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person; and

(xiii) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts.

“Indemnified Person” has the meaning given to it in Section 6.11(a).

“Indemnified Taxes” means (a) any Tax imposed on or with respect to any payments made by or on account of any Obligation of any Loan Party under any Loan Document, other than an Excluded Tax, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning given to it in Section 6.11(a).

“Intercompany Agreement Amendments” means (a) the Omnibus Agreement and Amendment, dated as of May 3, 2019 (or such later date that Section 5.1(t)(iii) is satisfied), by and among Borrower, Aerie Malta and Agent, which is governed by the laws of the State of New York, (b) the Omnibus Agreement and Amendment, dated as of May 3, 2019 (or such later date that Section 5.1(t)(iii) is satisfied), by and among Borrower, Aerie Distribution, Aerie Malta, Aerie Ireland and Agent, which is governed by the laws of the State of North Carolina, (c) Omnibus Deed of Amendment, dated as of May 3, 2019 (or such later date that Section 5.1(t)(iii) is satisfied), by and among Borrower, Aerie Malta, Aerie Ireland and Agent, which is governed by the laws of Ireland, and (d) any other amendment, restatement, supplement, waiver, consent or other modification to any Intercompany Agreement to which Agent is a party.

“Intercompany Agreements” means (a) the Intercompany Loan Agreement, (b) the Intercompany Loan Agreement Notes, (c) the Aerie Distribution License, (d) the Aerie Malta License, (e) that certain Contract Manufacturing and Supply Agreement, dated as of December 28, 2016, between Aerie Distribution and Aerie Ireland, (f) that certain Intra-Group Support Services Agreement, dated April 26, 2016, by and between the Borrower, Aerie Malta and Aerie Ireland, (g) that certain Intellectual Property Assignment Agreement, dated as of December 28, 2016, by and between the Borrower, Aerie Distribution and, solely for purposes of Article II thereof, Aerie Malta, (h) that certain Assignment of Legal Title in Intellectual Property, dated as of June 20, 2017, by and between the Borrower, Aerie Distribution and, solely for purposes of Article II thereof, Aerie Malta, (i) that certain Amended and Restated R&D Cost Sharing Agreement, dated as of December 28, 2016, by and between Aerie Distribution, Aerie Malta and, solely for purposes of Article II thereof, the Borrower (as amended by that certain Amendment No. 1 to Amended and Restated R&D Cost Sharing Agreement, dated as of June 20, 2017, by and between Aerie Distribution and Aerie Malta), and (j) that certain Intellectual Property Security Agreement, dated as of March 31, 2015, by and between the Borrower and Aerie Malta.

“Intercompany Loan Agreement” means the Amended and Restated Loan Agreement, dated as of June 22, 2018 (and effective as of June 15, 2018), between Aerie Malta and the Borrower (as amended, amended and restated, supplemented, refinanced, increased or otherwise modified from time to time, in each case, in a manner that is expressly permitted by Section 5.2(l)).

“Intercompany Loan Agreement Notes” means (a) that certain Amended and Restated 8.65% Secured Promissory Note due 2023 in the original face principal amount of $13,193,190, dated as of June 15, 2018, by Aerie Malta in favor of the Borrower, (b) that certain Amended and Restated 8.65% Secured Promissory Note due 2024 in the original face principal amount of $20,000,000, dated as of June 15, 2018, by Aerie Malta in favor of the Borrower, (c) 2.2% Secured Promissory Note due 2025 in the original face principal amount of $129,700,000 dated as of March 31, 2015, by Aerie Malta in favor of the Borrower, and (d) any other notes issued under the Intercompany Loan Agreement.

“Interest Payment Date” has the meaning given to it in Section 2.7.

“Interest Rate” means the First Subsequent Disbursement Interest Rate and/or the Second Subsequent Disbursement Interest Rate, as the context may require.

“Internal Controls” has the meaning given to it in Section 3.1(s).

“Investment” has the meaning given to it in Section 5.2(g).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IP” and “Intellectual Property” have the meanings given to them in Section 3.1(m).

“Irish Law Security Assignment” means that certain Security Assignment dated as of May 3, 2019 (or such later date that Section 5.1(t)(iii) is satisfied), between the Borrower and Agent, which is governed by the laws of Ireland, and all attachments thereto (including any notices and acknowledgements provided in connection therewith), as amended, restated, supplemented or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Rate” means for any date of determination, the greater of (x) 2.00% per annum and (y) the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) that appears on the applicable Bloomberg LP page (or the applicable successor page) as of approximately 11:00 a.m. on the date that is two (2) Business Days prior to (a) with respect to any such date of determination in the calendar quarter that includes the Agreement Date, the Agreement Date and (b) with respect to any such date of determination in a calendar quarter that does not include the Agreement Date, the first day of such calendar quarter; provided, that if such index ceases to exist or is no longer published or announced, then the term “LIBOR Rate” shall mean the three-month London Interbank Offered Rate (rounded upward to the nearest 1/16 of one percent) as published in The Wall Street Journal on such date of determination, and if this latter index ceases to exist or is no longer published or announced, then the term “LIBOR Rate” shall mean the Alternate Base Rate (rounded upward to the nearest 1/16 of one percent) on such date of determination. The LIBOR Rate shall be determined by the Agent on the Agreement Date and thereafter on the first day of each calendar quarter after the Agreement Date.

“LIBOR Unavailability Notice” has the meaning assigned to such term in Section 2.7(c).

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loan” means any loan made available from time to time by the Lenders to the Borrower pursuant to this Agreement or any other Loan Document (including any First Subsequent Disbursement Loan and/or Second Subsequent Disbursement Loan) or, as the context may require, the principal amount thereof from time to time outstanding. “Loan” shall include any funded Disbursement.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Equitable Mortgage, the Irish Law Security Assignment, the Reaffirmation Agreement, each Control Agreement, each Intercompany Agreement Amendment, each Perfection Certificate, each Compliance Certificate, each intellectual property security agreement or notice, each collateral assignment, allonge, pledge or other transfer agreement related to the Intercompany Agreements and other documents, agreements and instruments delivered in connection with any of the foregoing and dated the Prior Agreement Date, the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loss” has the meaning given to it in Section 6.11(a).

“Make Whole Amount” means, on any date of prepayment, payment, redemption or repayment of all or any portion of the Loans, an amount in cash equal to the sum of (a) (i) solely to the extent such prepayment, payment, redemption or repayment is being made in connection with (A) an exercise of remedies caused by the Agent, the Lenders, their representatives or their agents in connection with a foreclosure proceeding against the Loan Parties or the Collateral or (B) an action or proceeding under Debtor Relief Laws, in each case of clause (a)(i)(A) and clause (a)(i)(B), the present value, as determined by the Agent in consultation with the Borrower, of all required interest payments, fees and premiums due on the Loans that are prepaid, paid, redeemed or repaid from the date of prepayment, payment, redemption or repayment (as applicable) through and including July 23, 2020 (assuming that the interest rate applicable to all such interest (x) with respect to First Subsequent Disbursement Loans is the First Subsequent Disbursement Interest Rate and (y) with respect to Second Subsequent Disbursement Loans is the Second Subsequent Disbursement Interest Rate applicable at the time of such prepayment, payment, redemption or repayment), discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%, or (ii) with respect to any other prepayment, payment, redemption or repayment that is made for a situation or scenario not covered by clause (a)(i) above, all required interest payments, fees and premiums due on the Loans that are prepaid, paid, redeemed or repaid from the date of prepayment, payment, redemption or repayment (as applicable) through and including July 23, 2020 (assuming that the interest rate applicable to all such interest (x) with respect to First Subsequent Disbursement Loans is the First Subsequent Disbursement Interest Rate and (y) with respect to Second Subsequent Disbursement Loans is the Second Subsequent Disbursement Interest Rate applicable at the time of such prepayment, payment, redemption or repayment), and for the avoidance of doubt, without any discount rate applying thereto (but assuming a 360-day year and actual days elapsed), plus (b) three percent (3%) of the aggregate amount of the Obligations being prepaid, paid, redeemed or repaid, plus (c) the applicable Exit Fee in respect of the aggregate amount of Obligations being prepaid, paid, redeemed or repaid (as applicable).

“Make Whole/Prepayment Fee Amount” has the meaning given to it in Section 2.3(c).

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise) or assets of any Loan Party or its Subsidiaries, (b) the validity or enforceability against a Loan Party or its Subsidiaries of any provision of any Loan Document to which it is a party, (c) the ability of any Loan Party to timely perform the Obligations, (d) the creation, perfection or priority of the Agent’s Liens (on behalf of itself and the other Secured Parties) granted under the Loan Documents, or (e) the rights and remedies of the Secured Parties under any Loan Document.

“Material Agreement” means any agreement of any Loan Party that has been, or is or will be required to be, filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K or has been, or is or will be required to be, described under Item 1.01 of SEC Form 8-K.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $500,000 in the aggregate.

“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate principal amount exceeding $5,000,000.

“Maturity Date” means the earlier of (a) July 23, 2024 and (b) to the extent no Loans are outstanding on the Remaining Subsequent Disbursement Commitment Termination Date, the Remaining Subsequent Disbursement Commitment Termination Date.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has, or could reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).

“Net Sales” means, with respect to any fiscal year or fiscal quarter of the Borrower, as applicable, (a) if the Borrower is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the “net sales” (or substantially similar term) of the Borrower for such period determined in accordance with GAAP and SEC requirements and as reported (or such other accurately calculated number to the extent such amount in the report is inaccurate) in the Compliance Certificate and in the Borrower’s financial statements included in its annual report on Form 10-K or its quarterly report on Form 10-Q, as applicable, filed with the SEC in accordance with the Exchange Act and the Loan Documents for such applicable fiscal period, or (b) to the extent that the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the “net sales” (or substantially similar term) of the Borrower for such period determined in accordance with GAAP and as reported (or such other accurately calculated number to the extent such amount in the financial statements is inaccurate) in the Compliance Certificate and in the Borrower’s financial statements delivered to the Agent and the Lenders pursuant to Section 5.1(i) for such applicable fiscal period and calculated and reported in the same manner and type (and using the same methodology) as when the Borrower was required to file reports pursuant to Section 13 or 15(b) of the Exchange Act. The Net Sales for the applicable fiscal year or fiscal quarter shall be deemed to be zero Dollars ($0) if, (y) in the case of clause (a) above, the Borrower does not timely file with the SEC the Form 10-K or Form 10-Q, as applicable, for such applicable period, and timely deliver the Compliance Certificate for such applicable period to the Agent and the Lenders in accordance with Section 5.1(i), or (z) in the case of clause (b) above, the Borrower does not timely deliver its financial statements and the Compliance Certificate for such applicable period to the Agent and the Lenders pursuant to Section 5.1(i).

“Non-Public Information” means material non-public information (within the meaning of United States federal securities laws) with respect to the Loan Parties, their Subsidiaries or their respective securities.

“Notes” means (a) any note issued to any of the First Subsequent Disbursement Lenders evidencing the unfunded First Subsequent Disbursement Commitments provided by such First Subsequent Disbursement Lenders in the form attached hereto as Exhibit A-1, (b) any note issued to any of the Second Subsequent Disbursement Lenders evidencing the unfunded Second Subsequent Disbursement Commitments provided by such Second Subsequent Disbursement Lenders in the form attached hereto as Exhibit A-2, (c) any note issued to any of the First Subsequent Disbursement Lenders evidencing any First Subsequent Disbursement Loans funded or held by such First Subsequent Disbursement Lenders in the form attached hereto as Exhibit A-3 (which, for the avoidance of doubt, as applicable and without duplication, will result in a dollar-for-dollar reduction in the aggregate principal amount of the corresponding note issued pursuant to clause (a)) and (d) any note issued to any of the Second Subsequent Disbursement Lenders evidencing any Second Subsequent Disbursement Loans funded or held by such Second Subsequent Disbursement Lenders in the form attached hereto as Exhibit A-4 (which, for the avoidance of doubt, as applicable and without duplication, will result in a dollar-for-dollar reduction in the aggregate principal amount of the corresponding note issued pursuant to clause (b)), in each case of clause (a), clause (b), clause (c) and clause (d), as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all Loans and Disbursements, interest, fees (including any Make Whole/Prepayment Fee Amount and Exit Fee), expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Loan Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” has the meaning given to it in Section 3.1(qq).

“OID” means original issue discount.

“Operating Company” has the meaning given to it in the definition of “Eligible Assignee.”

“Organizational Documents” means (a) for any corporation (or, with respect to a Person organized in the Cayman Islands only, company), the certificate or articles of incorporation or memorandum and articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made during the occurrence and continuance of a Default or an Event of Default).

“Parties” has the meaning given to it in the preamble to this Agreement.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means each perfection certificate executed or delivered by any Loan Party or any of its Subsidiaries to any Secured Party in substantially the form of Exhibit B.

“Permitted Acquisition” means any acquisition, directly or indirectly, by any Loan Party, whether by purchase, merger or other combination, of all or substantially all of the assets of, all of the Stock of, or a business line or unit or a division of, any Person, in each case, to the extent that each of the following conditions have been fully satisfied in a manner reasonably satisfactory to the Agent,

(i) immediately prior to, at the time of and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable Authorizations;

(iii) the Loan Parties (including any new Subsidiary to the extent required by Section 5.1(l)) shall execute and deliver the agreements, instruments and other documents to the extent required by Section 5.1(l) and shall take such other steps and actions as to be in compliance with Section 5.1(l), in each case, in a manner reasonable acceptable to the Agent;

(iv) the Borrower shall have delivered to the Agent (a) at least ten (10) Business Days prior to the closing of the proposed acquisition: (1) a description of the proposed acquisition; and (2) the most recent drafts (or, if available, executed counterparts) of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated, any available schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and (b) at the earlier of (1) the time of closing of the proposed acquisition; or (2) as early before the closing of the proposed acquisition as available, in each case, final, fully executed copies of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated and all schedules and exhibits to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents executed or delivered in connection therewith;

(v) all transactions in connection with such acquisition shall be consummated, in all material respects, in accordance with Applicable Laws;

(vi) the assets and/or Person acquired in such acquisition are for use in the same line of business as the Loan Parties are currently engaged or a line of business reasonably related thereto;

(vii) subject to clause (iii) above, the aggregate Acquisition Consideration for all Permitted Acquisitions in which the assets so acquired do not become part of the Collateral or of any Person that does not become a Loan Party, when taken together with the total Acquisition Consideration for all such acquired assets and Persons from and after the Prior Agreement Date, shall not exceed $5,000,000 during the term of this Agreement;

(viii) no Indebtedness or Liens are assumed or created (other than Permitted Indebtedness and Permitted Liens) in connection with such acquisition;

(ix) such acquisition shall not be hostile and, if applicable, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such acquisition; and

(x) all conditions to such acquisition set forth in the documents related to such acquisition have been satisfied and the Agent shall have received any reasonably requested evidence showing satisfaction thereof.

“Permitted Dispositions” means each of the following:

(a) Dispositions of inventory, goods or services or of worn-out obsolete, damaged or surplus equipment, all in the ordinary course of business;

(b) (i) Dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(c) Permitted Investments, to the extent any such Investment constitutes a Disposition;

(d) the sale or issuance of the Stock in the Borrower to any direct or indirect equity holder of the Borrower in the ordinary course of business;

(e) the transfer of any assets or property (i) by a Loan Party to another Loan Party or (ii) by a Subsidiary that is not a Loan Party to (A) a Loan Party for no more than fair market value or (B) any other Subsidiary that is not a Loan Party that has its Stock pledged at least of the same amount and percentage as the transferring Subsidiary does;

(f) transactions expressly permitted by Section 5.2(a);

(g) Dispositions of past-due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization thereof;

(h) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(i) the abandonment of Intellectual Property (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or go abandoned) to the extent the applicable Loan Party determines in its reasonable business judgment that (i) such Intellectual Property is not commercially reasonable to maintain under the circumstances and (ii) such abandonment could not reasonably be expected to result in a Material Adverse Effect;

(j) Dispositions that constitute Permitted Liens;

(k) Dispositions of any assets or property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(l) Dispositions that constitute Permitted Transactions; and

(m) Dispositions (other than Dispositions of any Stock of any Loan Party or any of their Subsidiaries) not otherwise permitted hereunder which are made for fair market value and are not made to any Affiliate of any Loan Party; provided, that (i) at the time of any Disposition, no Default or Event of Default shall exist or shall result from such Disposition, (ii) not less than 90% of the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed in any fiscal year of the Borrower $2,500,000.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) Indebtedness to employees in respect of benefit plans and employment and severance arrangements in the ordinary course of business;

(c) Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts and cash management;

(d) Indebtedness not to exceed (when taken together with the Indebtedness incurred pursuant to clause (i) below in this definition) $75,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by clauses (k) and (l) of the definition of “Permitted Liens” and Permitted Refinancings thereof;

(e) performance bonds, surety bonds and similar instruments incurred in the ordinary course of business;

(f) Indebtedness arising under guaranties made in the ordinary course of business of obligations of any Loan Party that are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(g) Indebtedness owed by (i) any Loan Party to another Loan Party, (ii) any Loan Party to one of its Subsidiaries that is not a Loan Party so long as such Indebtedness is unsecured and subordinated to the Obligations in a manner reasonably satisfactory to the Agent;

(h) other unsecured Indebtedness, so long as (and solely to the extent) such Indebtedness (i) has a maturity that is (and no principal payments, prepayments, redemptions or repayments are due, payable, paid or made under any circumstance until) at least one year and one day days after the Facility Termination Date, (ii) is subordinated in a manner reasonably satisfactory to the Agent pursuant to a subordination agreement that is in form and substance reasonably satisfactory to the Agent, (iii) shall not provide for any cash payments, prepayments, repayments or redemptions (and no such cash payments, prepayments, repayments or redemptions shall be made) for (A) interest, fees, premiums or other non-principal amounts at any time that aggregate more than, when taken together with the amounts permitted by clause (i)(iii)(C)(1) below of this definition, $7,500,000 in any twelve consecutive month period and (B) principal amounts, (iv) has no Affiliate of a Loan Party be a borrower, guarantor, obligor, loan party or other type of Person obligated thereunder unless such Person is also a Loan Party under the Loan Documents, and (v) has terms and conditions that are not more favorable to the lender or provider of such Indebtedness than the terms of the Loan Documents (such Indebtedness pursuant to this clause (h) of this definition, the “Permitted Unsecured Subordinated Indebtedness”);

(i) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or Indebtedness of a Person assumed at the time of a Permitted Acquisition) in each instance, other than revolving credit facilities or revolving commitments therefor; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) the aggregate amount of such Indebtedness does not exceed (when taken together with (and after giving effect to) the Indebtedness incurred pursuant to clause (d) above in this definition) $75,000,000, and (iii) such Indebtedness shall (A) bear interest not in excess of then applicable market rates (and such interest rates may not be increased in anticipation or contemplation of, or after the consummation of, such Permitted Acquisition), (B) have a maturity no earlier than one year and one day after the earlier of (1) the payment in full of all of the Obligations and a termination of all Subsequent Disbursement Commitments and (2) the Facility Termination Date, (C) not provide for any cash payments, prepayments, repayments or redemptions (and no such cash payments, prepayments, repayments or redemptions shall be made) for (1) interest, fees, premiums or other non-principal amounts at any time that aggregate more than, when taken together with the amounts permitted by clause (h)(iii)(A) above of this definition, $7,500,000 in any twelve consecutive month period and (2) principal amounts, in each case of this clause (C), before one year and one day after the earlier of (1) the payment in full of all of the Obligations and the termination of all Subsequent Disbursement Commitments and (2) the Facility Termination Date and (D) be payment (and, to the extent secured pursuant to clause (n) of the definition of “Permitted Liens”, Lien) subordinated in a manner reasonably acceptable to the Agent and the Lenders at any time outstanding;

(j) Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business;

(k) Indebtedness outstanding on the Agreement Date and listed in detail on Schedule 1.01A and Permitted Refinancings thereof;

(l) Indebtedness expressly set forth under the Intercompany Loan Agreement;

(m) Indebtedness in respect of Swap Contracts for bona fide hedging against any Loan Party’s exposure to interest rates or foreign exchange rates incurred in the ordinary course of business and not for speculative purposes; and

(n) letters of credit issued by non-Affiliates of the Loan Parties in an amount not to exceed $10,000,000 at any time outstanding; provided that (i) such letters of credit shall bear fees or interest not in excess of then applicable market rates with a combined maximum rate of 5% of the applicable available amount of the applicable letter of credit (for the avoidance of doubt, up to a maximum amount of 5% of $10,000,000), (ii) such letters of credit shall not provide for any cash payments, prepayments, repayments or redemptions (and no such cash payments, prepayments, repayments or redemptions shall be made) for interest, fees, premiums or other non-principal amounts at any time that aggregate more than 5% of the applicable available amount of the applicable letter of credit (for the avoidance of doubt, up to a maximum amount of 5% of $10,000,000), (iii) in the case of all such letters of credit (taken as a whole) issued and outstanding in an aggregate principal amount in excess of $5,000,000, such letters of credit that would cause the total amount of issued and outstanding unsecured letters of credit to exceed $5,000,000 shall be subordinated (including payment subordination) in a manner reasonably acceptable to the Agent and the Lenders, and (iv) all such letters of credit shall be unsecured, except to the extent expressly permitted by clause (q) of the definition of “Permitted Liens”.

“Permitted Intercompany Transactions” means the transactions expressly permitted to occur pursuant to the Intercompany Agreements.

“Permitted Investments” means each of the following:

(a) Investments in cash and Cash Equivalents;

(b) Investments consisting of (i) extensions of credit or capital contributions by any Loan Party to or in any other then existing Loan Party, (ii) extensions of credit or capital contributions by a Loan Party (x) to (I) Aerie Malta or Aerie Ireland or (II) Aerie Malta, which may then extend such credit or contribute such capital to Aerie Ireland for the purposes set forth in this clause (ii)(x) and subject to the conditions and limitations set forth in this clause (ii), in the case of clause (I) and (II), taken together and without duplication, to the extent necessary to cover 60 days’ of (1) customary capital expenditures to build out and support the construction of the Ireland manufacturing facility and related manufacturing lines that are made in the ordinary course of business and are consistent with past practices and (2) normal and customary operating expenses, including payroll, clinical trial, manufacturing and administrative expenses, incurred in the ordinary course of business consistent with past practices, in each case of this clause (ii), to the extent such amounts and transactions (A) would not cause a Material Adverse Effect to occur, (B) no Default or Event of Default exists (or would result therefrom) and (C) are not materially adverse to the Loan Parties or the Secured Parties, and (y) so long as no Default or Event of Default exists (or would result therefrom), to any other then-existing Subsidiaries of the Borrower which are not Loan Parties not to exceed $5,000,000 in the aggregate at any time outstanding for all such extensions of credit and capital contributions; provided, if the Investments described in foregoing clauses (i) and (ii) are evidenced by promissory notes, such promissory notes shall be pledged to the Agent, for the benefit of the Secured Parties, and have such terms as the Agent may reasonably require, and (iii) extensions of credit or capital contributions by a Subsidiary of the Borrower which is not a Loan Party to or in another then existing Subsidiary of the Borrower which is not a Loan Party that has at least the same amount and percentage of its Stock pledged to the Agent as the party lending such credit amounts or extending such capital contribution;

(c) loans and advances to employees in the ordinary course of business not to exceed $25,000 in the aggregate at any time outstanding;

(d) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of a Loan Party which are used by such Persons to purchase simultaneously Stock of the Borrower;

(f) Investments comprised of guarantees of Indebtedness permitted in the definition of “Permitted Indebtedness;”

(g) Subsidiaries of the Borrower established or created after the Agreement Date so long as the Loan Parties and such Subsidiary comply with the applicable provisions of Section 5.1(l);

(h) other Investments not to exceed $5,000,000 in the aggregate at any time outstanding; provided that before and immediately after giving effect to such Investment, no Default or Event of Default has occurred and is continuing;

(i) Investments expressly set forth in the Intercompany Agreements;

(j) Permitted Acquisitions;

(k) Investments that constitute Permitted Transactions;

(l) Investments outstanding on the Agreement Date and listed in detail on Schedule 1.01B; and

(m) Investments in marketable corporate securities that are held in an account subject to a Control Agreement in favor of the Agent (for the benefit of the Secured Parties) that are purchased and maintained in the ordinary course of business.

“Permitted Liens” means:

(a) Liens in favor of the Secured Parties under the Loan Documents;

(b) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(c) Liens arising from the filing of precautionary uniform commercial code financing statements with respect to any lease not prohibited by this Agreement;

(d) Liens for Taxes, assessments or governmental charges or levies not past due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(f) Liens in favor of financial institutions arising in connection with the Borrower’s or any of its Subsidiaries’ deposit accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(g) pledges or deposits (other than any imposed by ERISA) in connection with workers’ compensation, unemployment insurance and other social security legislation in the ordinary course of business;

(h) easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of the any Loan Party or its Subsidiaries;

(i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(j) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(k) Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under clause (d) of the definition of “Permitted Indebtedness;” provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;

(l) Liens securing Capital Lease Obligations permitted under clause (d) of the definition of “Permitted Indebtedness;”

(m) solely to the extent it is a Lien, any license constituting a Permitted Transaction;

(n) Liens on assets acquired pursuant to a Permitted Acquisition, or on assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under clause (i) of the definition of “Permitted Indebtedness”, (ii) such Liens are subordinated to the Liens of the Agent granted under the Loan Documents in a manner reasonably satisfactory to the Agent, and (iii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any assets of the Borrower or any of its Subsidiaries that are Subsidiaries immediately prior to giving effect to such Permitted Acquisition;

(o) Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (j) of the definition of “Permitted Indebtedness”;

(p) Liens outstanding on the Agreement Date and listed in detail on Schedule 1.01C; and

(q) Liens solely on cash securing up to $2,500,000 of outstanding letters of credit permitted by clause (n) of the definition of “Permitted Indebtedness”, in an aggregate amount of cash not to exceed 105% of the undrawn amount of such letters of credit.

“Permitted Transaction Agreement” means any document, instrument, license or agreement evidencing (or otherwise providing for) any Permitted Transactions.

“Permitted Transaction” means, at any time when a Default or an Event of Default has not occurred and is continuing (or would result after giving effect or consummating any such transaction or action) and so long as such transaction or action will not cause a Material Adverse Effect to occur:

(a) the providing of any non-exclusive license or any exclusive license (provided that, notwithstanding anything to the contrary in this definition or elsewhere in this Agreement, any such exclusive license may only provide for exclusive licenses and exclusive rights (1) outside the United States where customary and reasonably appropriate to do so for companies in the same industry as the Borrower and/or (2) in the United States with respect to any Products or Intellectual Property (other than Rhopressa or Roclatan or any other Products for the treatment of patients with open-angle glaucoma or ocular hypertension) where customary and reasonably appropriate to do so for companies in the same industry as the Borrower) in Intellectual Property or Products pursuant to an agreement (other than a joint venture agreement, as described in clause (b) below) on customary fair market terms by a Loan Party or any of its Subsidiaries to another Person that is not a Controlled Affiliate so long as (i) such license is an arm’s length transaction (or is more favorable to any Loan Party party thereto) and the terms and provisions of such licensing agreement are not materially adverse to any of the Loan Parties, (ii) to the extent the Person providing such license is a Loan Party, either (A) such licensing agreement does not contain an anti-assignment provision preventing the assignment of such Loan Party’s rights under any such licensing agreement to the Agent (for the benefit of the Secured Parties) and the Agent (for the benefit of the Secured Parties) receives a first-priority Lien in such Loan Party’s rights therein or (B) such Loan Party has used commercially reasonable efforts to provide for a collateral assignment of such rights under such licensing agreement to the Agent (for the benefit of the Secured Parties), and (iii) such Loan Party or such Subsidiary (and not any third-party, Affiliate or any of the Loan Parties’ holders of Stock) directly receives from such other Person (or a licensee thereof) in consideration of such license, cash consideration (which may be, but need not include, upfront, milestone, royalty and profit sharing payments);

(b) the entering into of any joint venture agreement governing the formation and operation of a new Person by a Loan Party or any of its Subsidiaries on customary fair market terms with a Person that is not a Controlled Affiliate of a Loan Party so long as (i) the Agent (for the benefit of the Secured Parties) is granted and provided a first-priority Lien on the Stock of any such joint venture that is owned by a Loan Party or a Subsidiary of a Loan Party (regardless of whether such Subsidiary is a Loan Party), and such Loan Party or such Subsidiary takes such actions necessary to provide such a first-priority Lien on such Stock to Agent (for the benefit of the Secured Parties), (ii) (A) such Loan Party or Subsidiary makes only those investments in such joint venture that are reasonably necessary for such joint venture’s operations over the next six month period for its ratable portion (which in determining whether the investments made equal the ratable portion of ownership in a joint venture, both investments in the form of cash and other property (based on its fair market value) shall be included and counted in such determination) of ownership in such joint venture and (B) such investments are made only (1) at a time when all other Persons party to such joint venture agreement are in compliance with such joint venture agreement and (2) to the extent such joint venture is not self-sufficient to operate on its own without such investments being made, (iii) such joint venture is an arm’s length transaction or is more favorable to any Loan Party party thereto and the terms and provision of any such joint venture agreement are not materially adverse to any of the Loan Parties, and (iv) such joint venture agreement includes customary terms and provisions providing for return of investments and distributions to such Loan Party based on its pro rata portion of the Stock such Loan Party holds in such joint venture or are otherwise beneficial to the Loan Parties in their reasonable business judgment;

(c) the entering into of any royalty-bearing agreement (other than (x) a joint venture agreement, as described in clause (b) above and (y) an agreement of the type described in clause (d) below) by a Loan Party or any of its Subsidiaries in connection with any in-bound license with respect to Intellectual Property or a Product provided to (and in favor of) such Loan Party or such Subsidiary on customary fair market terms with a Person that is not a Controlled Affiliate of a Loan Party so long as (i) such royalty-bearing and in-bound license transaction is an arm’s length transaction (or is more favorable to any Loan Party party thereto) and the terms and provisions of such royalty-bearing agreement and any in-bound licensing agreement are not materially adverse any of the Loan Parties, and (ii) either (A) the Agent (for the benefit of the Secured Parties) receives a first-priority security interest in such in-bound license or (B) such Loan Party or such Subsidiary has used commercially reasonable efforts to provide for a collateral assignment of such rights under such in-bound license to the Agent (for the benefit of the Secured Parties); and

(d) the entering into of an in-bound license by a Loan Party or any of its Subsidiaries for an off-the-shelf software or content license that runs in favor of such Loan Party or such Subsidiary on customary fair market terms with a Person that is not a Controlled Affiliate of a Loan Party in the ordinary course of business of such Loan Party or such Subsidiary so long as (i) such in-bound license (and any arrangement regarding the amounts paid or payable with respect to such in-bound license) is an arm’s length transaction (or is more favorable to any Loan Party party thereto) and the terms and provisions of such in-bound licensing agreement (and any agreement regarding amounts paid or payable with respect to such in-bound license) are not materially adverse any of the Loan Parties, (ii) the purpose of such in-bound license does not involve or concern a license of an identified patent or identified trade secret, and (iii) if customary (or otherwise reasonably practicable) for such in-bound license, such Loan Party or such Subsidiary has used commercially reasonable efforts to provide for a collateral assignment of such rights under such in-bound license to the Agent (for the benefit of the Secured Parties);

provided that, notwithstanding the foregoing in this definition, (1) any such agreement, instrument, license, arrangement or document evidencing any of the foregoing transactions or actions shall be entered into (x) in good faith by such Loan Party or such Subsidiary, (y) in a manner to not contravene the Collateral and benefits that are intended to be provided and afforded to the Secured Parties under the Loan Documents, and (z) without (I) the intention of such Loan Party or such Subsidiary of causing (or resulting in) the Collateral to be taken from the Secured Parties and provided to other Persons at the detriment of the Secured Parties and for the benefit of such other Persons, and (II) the effect of defrauding the Secured Parties, (2) the downstream or upstream economics received (or potentially to be received) by any applicable Loan Party or Subsidiary in connection with any such license agreement, joint venture or other agreement described in clause (a) or (b) above, when combined with the potential downstream or upstream economics of rights in any Loan Party’s or Subsidiary’s rights retained with respect thereto, shall be reasonably adequate and sufficient to enable the Loan Parties to timely satisfy all of the Obligations and all of their other obligations and agreements under the Loan Documents, and (3) all cash, Cash Equivalents, royalties, other assets and proceeds received or provided to the Loan Parties and their Subsidiaries from any of the foregoing agreements, instruments, licenses, arrangements, documents, transactions and action shall all be part of the (and constitute) Collateral and the Agent (for the benefit of the Secured Parties) shall have a first priority security interest and Lien thereon.

“Permitted Refinancing” means Indebtedness constituting a refinancing, replacement or extension of Indebtedness permitted under clause (d) or clause (k) of the definition of “Permitted Indebtedness” that:

(a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, replaced or extended, except by an amount equal to the reasonable unpaid accrued interest and premium thereon, prepayment premiums, fees, costs and expenses paid or incurred in connection therewith;

(b) has a Weighted Average Life to Maturity (measured as of the date of such refinancing, replacement or extension) and maturity no shorter than that of the Indebtedness being refinanced, replaced or extended;

(c) is not entered into as part of a sale leaseback transaction except to the extent such sale leaseback transaction is expressly permitted under this Agreement;

(d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, replaced or extended (including any proceeds thereof);

(e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, replaced or extended;

(f) to the extent applicable, is payment and/or lien subordinated to the Obligations at least to the same extent and in the same manner as the Indebtedness being refinanced, replaced or extended; and

(g) does not contain any terms that are modified as part of the Permitted Refinancing that are materially adverse to any Secured Party.

“Permitted Unsecured Subordinated Indebtedness” has the meaning given to it in clause (h) of the definition of “Permitted Indebtedness”.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Portfolio Interest Certificate” has the meaning given to it in Section 2.5(d).

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Agent may (in consultation with the Borrower) select a reasonably comparable index or source to use as the basis for the Prime Rate.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on, which, as of the date of this Agreement, is the NASDAQ Global Market.

“Prior Agreement Date” means July 23, 2018.

“Prior Credit Agreement” has the meaning specified therefor in the recitals hereto.

“Prior Loan Documents” has the meaning specified in Section 6.26.

“Products” means, collectively, any and all pharmaceutical products (a) sold commercially or exclusively out-licensed by the Borrower or any other Loan Party at any time after the Prior Agreement Date (including any successor products thereto) and (b) for which an application to initiate human clinical trials has been submitted to FDA (or foreign equivalent) and not withdrawn and which is in active clinical development or commercialization by or on behalf of the Borrower, any other Loan Party or any of their respective licensees or sublicensees, including, for the avoidance of doubt, Rhopressa and Roclatan.

“Pro Rata First Subsequent Disbursement Loan Share” means, with respect to any First Subsequent Disbursement Lender, the applicable amount (as adjusted from time to time (including pursuant to any assignments) in accordance with the terms hereof) of First Subsequent Disbursement Loans funded or held by such First Subsequent Disbursement Lender.

“Pro Rata First Subsequent Disbursement Share” means, with respect to any First Subsequent Disbursement Lender, in respect of unfunded First Subsequent Disbursement Commitments, the applicable percentage (as adjusted from time to time in accordance with the terms hereof and as decreased as such First Subsequent Disbursement Commitments are funded by (or assigned from) such First Subsequent Disbursement Lender or increased by receiving any assignment of any First Subsequent Disbursement Commitments from any other Lender) specified opposite such First Subsequent Disbursement Lender’s name on Annex A under the column “First Subsequent Disbursement Commitment.”

“Pro Rata Loan Share (First Subsequent Disbursement)” means, with respect to any First Subsequent Disbursement Lender, the applicable percentage (as adjusted from time to time (including pursuant to any assignments) in accordance with the terms hereof) obtained by dividing (a) the outstanding amount of First Subsequent Disbursement Loans held by such First Subsequent Disbursement Lender, by (b) the total outstanding amount of First Subsequent Disbursement Loans held by all First Subsequent Disbursement Lenders.

“Pro Rata Loan Share (Second Subsequent Disbursement)” means, with respect to any Second Subsequent Disbursement Lender, the applicable percentage (as adjusted from time to time (including pursuant to any assignments) in accordance with the terms hereof) obtained by dividing (a) the outstanding amount of Second Subsequent Disbursement Loans held by such Second Subsequent Disbursement Lender, by (b) the total outstanding amount of Second Subsequent Disbursement Loans held by all Second Subsequent Disbursement Lenders.

“Pro Rata Second Subsequent Disbursement Loan Share” means, with respect to any Second Subsequent Disbursement Lender, the applicable amount (as adjusted from time to time (including pursuant to any assignments) in accordance with the terms hereof) of Second Subsequent Disbursement Loans funded or held by such Second Subsequent Disbursement Lender.

“Pro Rata Second Subsequent Disbursement Share” means, with respect to any Second Subsequent Disbursement Lender, in respect of unfunded Second Subsequent Disbursement Commitments, the applicable percentage (as adjusted from time to time in accordance with the terms hereof and as decreased as such Second Subsequent Disbursement Commitments are funded by (or assigned from) such Second Subsequent Disbursement Lender or increased by receiving any assignment of any Second Subsequent Disbursement Commitments from any other Lender) specified opposite such Second Subsequent Disbursement Lender’s name on Annex A under the column “Second Subsequent Disbursement Commitment.”

“Pro Rata Share” means, with respect to any Lender, the applicable percentage (as adjusted from time to time (including pursuant to any assignments) in accordance with the terms hereof) obtained by dividing (a) the sum of (i) such Lender’s Pro Rata Subsequent Disbursement Share of the Subsequent Disbursement Commitment (to the extent not terminated or used in its entirety), and (ii) the outstanding amount of Loans held by such Lender, by (b) the sum of (i) the total amount of remaining Subsequent Disbursement Commitments held by all Lenders, and (ii) the total outstanding amount of Loans held by all Lenders.

“Pro Rata Share (First Subsequent Disbursement)” means, with respect to any First Subsequent Disbursement Lender, the applicable percentage (as adjusted from time to time (including pursuant to any assignments) in accordance with the terms hereof) obtained by dividing (a) the sum of (i) the amount resulting from multiplying (A) such First Subsequent Disbursement Lender’s Pro Rata First Subsequent Disbursement Share by (B) the First Subsequent Disbursement Commitments held by all First Subsequent Disbursement Lenders (to the extent not terminated or used in its entirety), and (ii) such First Subsequent Disbursement Lender’s Pro Rata First Subsequent Disbursement Loan Share of the outstanding First Subsequent Disbursement Loans, by (b) the sum of (i) the total amount of remaining First Subsequent Disbursement Commitments held by all First Subsequent Disbursement Lenders, and (ii) the total outstanding amount of First Subsequent Disbursement Loans held by all First Subsequent Disbursement Lenders.

“Pro Rata Share (Second Subsequent Disbursement)” means, with respect to any Second Subsequent Disbursement Lender, the applicable percentage (as adjusted from time to time (including pursuant to any assignments) in accordance with the terms hereof) obtained by dividing (a) the sum of (i) the amount resulting from multiplying (A) such Second Subsequent Disbursement Lender’s Pro Rata Second Subsequent Disbursement Share by (B) the Second Subsequent Disbursement Commitments held by all Second Subsequent Disbursement Lenders (to the extent not terminated or used in its entirety), and (ii) such Second Subsequent Disbursement Lender’s Pro Rata Second Subsequent Disbursement Loan Share of the outstanding Second Subsequent Disbursement Loans, by (b) the sum of (i) the total amount of remaining Second Subsequent Disbursement Commitments held by all Second Subsequent Disbursement Lenders, and (ii) the total outstanding amount of Second Subsequent Disbursement Loans held by all Second Subsequent Disbursement Lenders.

“Pro Rata Subsequent Disbursement Share” means, with respect to any Lender, in respect of unfunded Subsequent Disbursement Commitments, the applicable percentage (as adjusted from time to time in accordance with the terms hereof and as decreased as such Subsequent Disbursement Commitments are funded) specified opposite such Lender’s name on Annex A under the column “Total Subsequent Disbursement Commitment.”

“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the Agreement Date, by the Loan Parties party thereto in favor of Agent.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.

“Register” has the meaning given to it in Section 1.4(b).

“Registrations” means all Authorizations and exemptions issued or allowed by any Governmental Authority (including Drug Applications, investigational new drug applications, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

“Regulatory Matters” means, collectively, activities and Products that are subject to Healthcare Laws.

“Regulatory Required Permit” means any and all licenses, clearances, exemptions, approvals, registrations, and permits issued by the FDA, DEA or any other applicable Governmental Authority, including, without limitation, Drug Applications, or the foreign equivalent to any of the foregoing necessary for the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export, or sale of any Product by any applicable Loan Party (or Loan Parties) and its (or their) Subsidiaries as such activities are being conducted by such Loan Party (or Loan Parties) and its (or their) Subsidiaries with respect to such Product at such time; and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product) and those issued by State governments for the conduct of the Loan Parties’ or any of their Subsidiaries’ business.

“Related Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit, or (b) any Person which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person or an Affiliate of a Person that administers or manages a Lender.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remaining First Subsequent Disbursement Commitment Termination Date” has the meaning given to it in Section 2.2(a).

“Remaining Second Subsequent Disbursement Commitment Termination Date” has the meaning given to it in Section 2.2(b).

“Remaining Subsequent Disbursement Commitment Termination Date” means the Remaining First Subsequent Disbursement Commitment Termination Date and/or the Remaining Second Subsequent Disbursement Commitment Termination Date, as the context may require.

“Required First Subsequent Disbursement Lenders” means, at any time, First Subsequent Disbursement Lenders having Pro Rata Shares (First Subsequent Disbursement) the aggregate Dollar equivalent amount of which exceeds 50% of the outstanding First Subsequent Disbursement Loans and the unfunded First Subsequent Disbursement Commitments, collectively.

“Required Lenders” means, at any time, Lenders having Pro Rata Shares the aggregate Dollar equivalent amount of which exceeds 50% of the outstanding Loans and the unfunded Subsequent Disbursement Commitments, collectively.

“Required Second Subsequent Disbursement Lenders” means, at any time, Second Subsequent Disbursement Lenders having Pro Rata Shares (Second Subsequent Disbursement) the aggregate Dollar equivalent amount of which exceeds 50% of the outstanding Second Subsequent Disbursement Loans and the unfunded Second Subsequent Disbursement Commitments, collectively.

“Restricted Payments” means, with respect to any Person, (i) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock, (ii) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding, (iii) the making of any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations as to right and time of payment or as to other rights and remedies thereunder, or (iv) any payment, prepayment, redemption or repayment of any Permitted Unsecured Subordinated Indebtedness or any other Indebtedness that is subordinated to the any of the Obligations.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” has the meaning given to it in Section 3.1(qq).

“Sanctions” has the meaning given to it in Section 3.1(qq).

“Sarbanes-Oxley” has the meaning given to it in Section 3.1(ff).

“SDN List” has the meaning given to it in Section 3.1(qq).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC pursuant to the Exchange Act (including, in each case, all financial statements and schedules and pro forma financial information included therein, all exhibits thereto and all documents incorporated by reference therein).

“SEC Reports” has the meaning given to it in Section 3.1(j).

“Second Subsequent Disbursement” has the meaning given to it in Section 2.2(b).

“Second Subsequent Disbursement Commitment Fee” has the meaning given to it in Section 2.9(b).

“Second Subsequent Disbursement Commitments” means the commitments of the Lenders to provide Second Subsequent Disbursements under this Agreement. As of the Agreement Date, the Second Subsequent Disbursement Commitments are $100,000,000.

“Second Subsequent Disbursement Exit Fee” has the meaning given to it in Section 2.3(f)(ii).

“Second Subsequent Disbursement Interest Rate” means the lesser of (or if such interest rate under both clause (a) and clause (b) are the same, then 13.00% per annum) (a)(i) the LIBOR Rate plus 7.20% per annum or (ii) solely to the extent the Agent shall have delivered a LIBOR Unavailability Notice to the Borrower pursuant to Section 2.7(c) or to the extent set forth in Section 2.7(d), the Alternate Base Rate plus 7.20% per annum, and (b) 13.00% per annum.

“Second Subsequent Disbursement Lender” means each Lender that has a Second Subsequent Disbursement Commitment and each Lender that holds a Second Subsequent Disbursement Loan.

“Second Subsequent Disbursement Loans” has the meaning given to it in Section 2.2(b).

“Secured Parties” means the Agent, the Lenders and all Indemnified Persons.

“Securities” means the Notes (including the Loans and/or Subsequent Disbursement Commitments evidenced thereby) and the related guaranties set forth in the Security Agreement of the Guarantors.

“Securities Account” has the meaning defined as in the UCC.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” means the Amended and Restated Guaranty and Security Agreement executed and delivered on the Agreement Date pursuant to which, among other things, the Loan Parties party thereto grant to the Agent for the benefit of the Secured Parties a security interest and Lien in all of their Collateral to secure the Obligations and the Persons party thereto provide guaranties to the Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of the Agreement Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsequent Disbursements” means First Subsequent Disbursements and/or Second Subsequent Disbursements, as the context may require.

“Subsequent Disbursement Commitments” means the commitments of the Lenders to provide Subsequent Disbursements under this Agreement. As of the Agreement Date, the Subsequent Disbursement Commitments are $200,000,000.

“Subsidiary” or “Subsidiaries” means, as to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by any Governmental Authority, together with any interest, additions to tax, penalties or other liabilities with respect thereto.

“Tax Returns” has the meaning given to it in Section 3.1(o).

“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or could reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).

“Trading Market” means the New York Stock Exchange, the NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

“Transactions” means (a) the execution and delivery of the Loan Documents that are contemplated to be (or were) entered into on the Prior Agreement Date and on the Agreement Date, (b) the providing of the Subsequent Disbursement Commitments by the Lenders to the Borrower, and (c) the payment of fees, commissions, costs and expenses in connection with each of the foregoing.

“Treasury Rate” shall mean, a rate equal to the then current yield to maturity on actively traded U.S. Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor) the period from the date that payment is received to the date that falls on the date set forth in clause (a) of the definition of “Maturity Date”.

“TRICARE” means the program administered pursuant to 10 U.S.C. Section 1071 et. seq), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“Uncertificated Shares Control Agreement” means that certain Control Agreement, dated as of October 24, 2018, by and among DST Asset Manager Solutions, Inc., as transfer agent of JPMorgan U.S. Government Money Market Fund and each of the other JPMorgan Mutual Funds, the Agent and the Borrower.

“United States” and “U.S.” each means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended, the effects of any prepayments made on such Indebtedness prior to the date of the applicable extension shall be disregarded.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock of which (other than directors’ (or other equivalent persons’ or Persons’) qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

Section 1.2 Interpretation

In this Agreement and the other Loan Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Loan Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Loan Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Loan Document). Unless specifically stated otherwise, any reference to any of the Loan Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect. The references to “asset” (or “assets”) and “property” (or “properties”) in the Loan Documents are meant to be mean the same and are used throughout the Loan Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. Unless otherwise specified herein or therein, all terms defined in any Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, unless otherwise expressly stated, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and any reference to any law or regulation, shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and permitted assigns. Any financial ratios required to be satisfied in order for a specific action to be permitted under any Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein or therein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Unless otherwise specified, all references in any Loan Document to times of day shall be references to New York City time. Notwithstanding anything to the contrary in any Loan Document, any reference to “Organizational Document” or “Organizational Documents” of any Loan Party or any of its Subsidiaries in any Loan Document shall mean such written documents, agreements and arrangements that are in effect on the Prior Agreement Date after giving effect to the Transactions occurring on the Prior Agreement Date that have been approved by the Agent, as each such may from time to time be changed, supplemented, waived or otherwise modified so long as not prohibited by Section 5.2(l)(i). Any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full” or any other term or word of similar effect used in this Agreement or any other Loan Document with respect to the Loans or the Obligations shall mean all Obligations (including any Make Whole/Prepayment Fee Amount and Exit Fee) (excluding contingent claims for indemnification to the extent no claim giving rise thereto has been asserted) have been repaid in full in cash and have been fully performed and all Subsequent Disbursement Commitments have been permanently terminated. For the avoidance of doubt and notwithstanding anything to the contrary in any of the Loan Documents, the reference to “any other Subsidiary of Borrower that is not a Loan Party that has its Stock pledged at least of the same amount and percentage as the transferring Subsidiary does” (or words of similar context) means, with respect to any Subsidiary that is not a Wholly-Owned Subsidiary, regardless of the percentage of ownership by the Borrower or the Borrower’s other Subsidiaries thereof, the amount and percentage of Stock pledged shall be taken in totality, and in the aggregate, of all holders and owners of Stock of such non-Wholly-Owned Subsidiary and shall not just consider the amount or percentage of ownership of the Borrower and the Borrower’s other Subsidiaries. References to “timely” with respect to any filing with the SEC shall give effect to any extensions of time for filing pursuant to Rule 12b-25 promulgated under the Exchange Act.

Section 1.3 Business Day Adjustment

Except as otherwise expressly stated herein or in any other Loan Document, if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day; provided that interest will continue to accrue each additional day in connection therewith.

Section 1.4 Registration.

(a) The Borrower shall record on its books and records the amount of any Loan, the type of Loan (e.g., a First Subsequent Disbursement Loan or a Second Subsequent Disbursement Loan), the unfunded amount of the Subsequent Disbursement Commitments, the type of the unfunded amount of the Subsequent Disbursement Commitments (e.g., a First Subsequent Disbursement Commitment or a Second Subsequent Disbursement Commitment), the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b) The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in any Loan (including the type thereof (e.g., a First Subsequent Disbursement Loan or a Second Subsequent Disbursement Loan)) and the unfunded Subsequent Disbursement Commitments (including the type thereof (e.g., a First Subsequent Disbursement Commitment or a Second Subsequent Disbursement Commitment)), and any assignment of any such interest or interests, and accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this

Agreement), (2) the amount of any Loan (including the type thereof (e.g., a First Subsequent Disbursement Loan or a Second Subsequent Disbursement Loan)) and the unfunded Subsequent Disbursement Commitments (including the type thereof (e.g., a First Subsequent Disbursement Commitment or a Second Subsequent Disbursement Commitment)) and each funding of any participation therein, (3) the amount of any principal, interest, fee or other amount due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to any Loan (including the type thereof (e.g., a First Subsequent Disbursement Loan or a Second Subsequent Disbursement Loan)) and the unfunded Subsequent Disbursement Commitments (including the type thereof (e.g., a First Subsequent Disbursement Commitment or a Second Subsequent Disbursement Disbursement)).

(c) The Loans made by each Lender are evidenced by this Agreement. Additionally, the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 6.5) on the Agreement Date (or, if such assignment is made after the Agreement Date, promptly after such Lender’s request) an applicable Note payable to such Lender in an amount equal to the unpaid principal amount of any applicable Loans or applicable unfunded Subsequent Disbursement Commitment held by such Lender (which, at the request of such Lender, may provide separate Notes for separate or different parts of any Loans and unfunded Subsequent Disbursement Commitments held by such Lender). Notwithstanding anything to the contrary contained in this Agreement, any Loan and any unfunded Subsequent Disbursement Commitment (including any Notes evidencing any Loan or any Subsequent Disbursement Commitment) is a registered obligation, the right, title and interest of the Lenders and their successors and assignees in and to any Loan and any unfunded Subsequent Disbursement Commitment shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower, the Agent or such Lender at any reasonable time and from time to time upon reasonable prior notice, or when an Event of Default exists, with just notice (whether reasonable or not) by the Agent or any such Lender.

Section 1.5 Accounting Terms and Principles

All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower or its Subsidiaries (including, with respect to GAAP, any change in GAAP that would require leases that would be classified as operating leases under GAAP as of the Prior Agreement Date to be reclassified as Capital Leases) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower, the Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein or in any other Loan Document, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825 10) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value,” as defined therein.

Section 1.6 Officers

Any document, agreement or instrument delivered under the Loan Documents that is signed by an Authorized Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

ARTICLE 2

AGREEMENT FOR THE LOANS AND SUBSEQUENT DISBURSEMENTS

Section 2.1 Use of Proceeds

The proceeds of any Subsequent Disbursement will be used for working capital and for general corporate purposes (including Permitted Acquisitions) of the Borrower.

Section 2.2 Subsequent Disbursements

(a) Subject to the satisfaction of the conditions set forth in Section 4.2 and this Section 2.2(a) and in reliance on the representations and warranties in the Loan Documents, to the extent written notice requesting such amounts is received by each First Subsequent Disbursement Lender holding a First Subsequent Disbursement Commitment from an Authorized Officer of the Borrower (and with such written notice certifying that all such conditions in Section 4.2 and this Section 2.2(a) are satisfied and with such written notice being in form and substance reasonably satisfactory to each such First Subsequent Disbursement Lender (the written notice form attached as Exhibit C-1 is in form reasonably satisfactory to each such First Subsequent Disbursement Lender)) at least fifteen Business Days in advance of the proposed date of the funding of such amounts by such First Subsequent Disbursement Lenders (or such shorter period agreed to by all such First Subsequent Disbursement Lenders in their sole discretion) with the proposed date of funding being required to be a Business Day, from the Business Day after the Prior Agreement Date until (but not including) the earliest of (such earliest end date of the First Subsequent Disbursement Commitments, the “Remaining First Subsequent Disbursement Commitment Termination Date”) (i) July 24, 2020, (ii) the date that any remaining First Subsequent Disbursement Commitments (or the Subsequent Disbursement Commitments) are terminated pursuant to Section 2.3(e) or otherwise, (iii) the date set forth in the proviso in Section 2.3(a), (iv) the Facility Termination Date and (iv) the date of any earlier date of termination of the First Subsequent Disbursement Commitments (or the Subsequent Disbursement Commitments) based on remedies available upon the occurrence of an Event of Default, each First Subsequent Disbursement Lender holding a First Subsequent Disbursement Commitment severally and not jointly agrees to lend to the Borrower (all such loans, collectively, the “First Subsequent Disbursement Loans”) on the proposed date of funding, up to the principal amount set forth opposite such First Subsequent Disbursement Lender’s name in Annex A under the heading “First Subsequent Disbursement Commitment;” provided that (y) each request for any such First Subsequent Disbursement Loan shall be in an amount not less than $5,000,000 and (z) 1.75% of each requested First Subsequent Disbursement shall be in the form of OID in favor of the First Subsequent Disbursement Lenders funding such First Subsequent Disbursement Loan and shall, therefore, not be required to be funded by such First Subsequent Disbursement Lenders when providing such First Subsequent Disbursement Loan. Amounts borrowed under this Section 2.2(a) are referred to as a “First Subsequent Disbursement.” Upon the funding of any First Subsequent Disbursement by any First Subsequent Disbursement Lender, the First Subsequent Disbursement Commitment amount of such First Subsequent Disbursement Lender shall be reduced by the amount of such First Subsequent Disbursement funded by such First Subsequent Disbursement Lender and the corresponding amount in Annex A shall be automatically reduced by such amount and the Borrower shall provide notation thereof in the Register of the reduction in the First Subsequent Disbursement Commitment amount of such First Subsequent Disbursement Lender and the holding of the First Subsequent Disbursement by such Lender. Any remaining First Subsequent Disbursement Commitments that are still available as of the Remaining First Subsequent Disbursement Commitment Termination Date shall immediately and automatically terminate without any action or notice by any Person. For the avoidance of doubt, any First Subsequent Disbursement made and prepaid, paid, redeemed or repaid may not be re-borrowed.

(b) Solely after all of the First Subsequent Disbursement Commitments have been fully drawn, used or terminated (or are all concurrently fully drawn, used or terminated) and subject to the satisfaction of the conditions set forth in Section 4.2 and this Section 2.2(b) and in reliance on the representations and warranties in the Loan Documents, to the extent written notice requesting such amounts is received by each Second Subsequent Disbursement Lender holding a Second Subsequent Disbursement Commitment from an Authorized Officer of the Borrower (and with such written notice certifying that all such conditions in Section 4.2 and this Section 2.2(b) are satisfied and with such written notice being in form and substance reasonably satisfactory to each such Second Subsequent Disbursement Lender (the written notice form attached as Exhibit C-2 is in form reasonably satisfactory to each such Second Subsequent Disbursement Lender)) at least fifteen Business Days in advance of the proposed date of the funding of such amounts by such Second Subsequent Disbursement Lenders (or such shorter period agreed to by all such Second Subsequent Disbursement Lenders in their sole discretion) with the proposed date of funding being required to be a Business Day, from the Business Day after the Agreement Date until (but not including) the earliest of (such earliest end date of the Second Subsequent Disbursement Commitments, the “Remaining Second Subsequent Disbursement Commitment Termination Date”) (i) July 24, 2020, (ii) the date that any remaining Second Subsequent Disbursement Commitments (or the Subsequent Disbursement Commitments) are terminated pursuant to Section 2.3(e) or otherwise, (iii) the date set forth in the proviso in Section 2.3(a), (iv) the Facility Termination Date and (iv) the date of any earlier date of termination of the Second Subsequent Disbursement Commitments (or the Subsequent Disbursement Commitments) based on remedies available upon the occurrence of an Event of Default, each Second Subsequent Disbursement Lender holding a Second Subsequent Disbursement Commitment severally and not jointly agrees to lend to the Borrower (all such loans, collectively, the “Second Subsequent Disbursement Loans”) on the proposed date of funding, up to the principal amount set forth opposite such Second Subsequent Disbursement Lender’s name in Annex A under the heading “Second Subsequent Disbursement Commitment;” provided that (y) each request for any such Second Subsequent Disbursement Loan shall be in an amount not less than $5,000,000 and (z) 2.00% of each requested Second Subsequent Disbursement shall be in the form of OID in favor of the Second Subsequent Disbursement Lenders funding such Second Subsequent Disbursement Loan and shall, therefore, not be required to be funded by such Second Subsequent Disbursement Lenders when providing such Second Subsequent Disbursement Loan. Amounts borrowed under this Section 2.2(b) are referred to as a “Second Subsequent Disbursement.” Upon the funding of any Second Subsequent Disbursement by any Second Subsequent Disbursement Lender, the Second Subsequent Disbursement Commitment amount of such Second Subsequent Disbursement Lender shall be reduced by the amount of such Second Subsequent Disbursement funded by such Second Subsequent Disbursement Lender and the corresponding amount in Annex A shall be automatically reduced by such amount and the Borrower shall provide notation thereof in the Register of the reduction in the Second Subsequent Disbursement Commitment amount of such Second Subsequent Disbursement Lender and the holding of the Second Subsequent Disbursement by such Lender. Any remaining Second Subsequent Disbursement Commitments that are still available as of the Remaining Second Subsequent Disbursement Commitment Termination Date shall immediately and automatically terminate without any action or notice by any Person. For the avoidance of doubt, any Second Subsequent Disbursement made and prepaid, paid, redeemed or repaid may not be re-borrowed.

Section 2.3 Payment; Prepayments; Make Whole Amount; Prepayment Fee; Exit Fee.

(a) The Borrower shall pay in cash to the Lenders their Pro Rata Share of the outstanding principal amount of the Obligations and all other Obligations on the earliest (such earliest date, the “Facility Termination Date”) of (i) the Maturity Date, (ii) the date the principal amount of the Obligations are declared to be or automatically becomes due and payable following an Event of Default; provided that, notwithstanding anything to the contrary in the Loan Documents, to the extent any Remaining Subsequent Disbursement Commitment Termination Date would occur after such earlier date of clause (i) and clause (ii) above in this sentence, then each Remaining Subsequent Disbursement Commitment Termination Date shall automatically be moved to the same earliest date without any action or notice of any Person.

(b) If not already required to pay all such outstanding Loans on a prior date pursuant to Section 2.3(a), the Borrower shall pay in cash (i) to the First Subsequent Disbursement Lenders their Pro Rata Loan Share (First Subsequent Disbursement) of the outstanding First Subsequent Disbursement Loans in consecutive annual installments, commencing on July 23, 2020 and on each annual anniversary of such date thereafter in an amount equal to 20% of the aggregate principal amount of such First Subsequent Disbursement Loans, and (ii) to the Second Subsequent Disbursement Lenders their Pro Rata Loan Share (Second Subsequent Disbursement) of the outstanding Second Subsequent Disbursement Loans in consecutive annual installments, commencing on July 23, 2020 and on each annual anniversary of such date thereafter in an amount equal to 20% of the aggregate principal amount of such Second Subsequent Disbursement Loans.

(c) Notwithstanding anything to the contrary in any of the Loan Documents, outstanding principal amounts on the Loans and Obligations shall not be permitted to be voluntarily prepaid, repaid, redeemed or paid (other than pursuant to Section 2.3(b) for payments made solely at the time (or within a few days before or at the time) such amounts are due) on or prior to July 23, 2020 except as set forth in this Section 2.3(c). If any Loans or other Obligations are prepaid, repaid, redeemed or paid, in addition to the principal amount of the Loans and other Obligations and accrued interest, fees and other amounts owed thereon, (i) on or prior to July 23, 2020 for any reason (such as an acceleration of the Loans and other Obligations or termination of the Subsequent Disbursement Commitments following the occurrence of an Event of Default, an exercise of any Secured Party’s rights or remedies available under the Loan Documents, upon the consummation of a Change of Control, by any optional prepayment or termination, pursuant to Section 2.3(a)(ii) or otherwise), then the amount (in addition to the principal amount of the Loans and Obligations and any accrued interest, fees and other amounts owed thereon) required to be prepaid, repaid, redeemed or paid shall be the Make Whole Amount applicable to the principal amount and interest of Loans and other Obligations so prepaid, repaid, redeemed or paid, (ii) after July 23, 2020 but on or prior to July 23, 2021, then the amount (in addition to the principal amount of the Loans and Obligations and any accrued interest, fees and other amounts owed thereon) required to be prepaid, repaid, redeemed or paid shall be an amount equal to (A) two percent (2%) of the amount of the Loans and other Obligations (and any accrued interest, fees and other amounts owed thereon) prepaid, repaid, redeemed or paid plus (B) the Exit Fee in respect of the Loans that are prepaid, paid, redeemed or repaid (as applicable), and (iii) after July 23, 2021 but on or prior to July 23, 2022, then the amount (in addition to the principal amount of the Loans and Obligations and any accrued interest, fees and other amounts owed thereon) required to be prepaid, repaid, redeemed or paid shall be an amount equal to (A) one percent (1%) of the amount of the Loans and other Obligations (and any accrued interest, fees and other amounts owed thereon) prepaid, repaid, redeemed or paid plus (B) the Exit Fee in respect of the Loans that are prepaid, paid, redeemed or repaid (as applicable) (such Make Whole Amount or other amount required to be paid (or that is otherwise owed) pursuant to the foregoing, the “Make Whole/Prepayment Fee Amount”). The Parties acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Make Whole/Prepayment Fee Amount is intended to be a reasonable calculation of the actual damages that would be suffered by the Secured Parties as a result of any such prepayment, repayment, redemption, payment or termination. The Parties further acknowledge and agree that the Agent and the Lenders would not have entered into this Agreement, and the Lenders would not have provided the Subsequent Disbursement Commitments, without the Loan Parties agreeing to pay the Make Whole/Prepayment Fee Amount in the aforementioned instances. The Parties hereto further acknowledge and agree that the Make Whole/Prepayment Fee Amount (1) is not intended to act as a penalty or to punish the Borrower or any other Loan Party for any such prepayment, repayment, redemption or payment, and (2) shall not in (or under) any circumstance (including pursuant to Section 502(b)(2) of the Bankruptcy Code) be deemed to be “unmatured interest”.

(d) The Loans may be prepaid, in whole or in part, in cash at the option of the Borrower at any time upon five Business Days’ prior written notice to the Agent and the Lenders in accordance with Section 2.3(f) and Section 2.4. Other than with respect to any payments required by Section 2.3(a) or Section 2.3(b), the Borrower may elect to apply any such prepayment of principal of Loans in accordance with the immediately preceding sentence and Section 2.3(f) and Section 2.4 to the principal of the First Subsequent Disbursement Loans or the Second Subsequent Disbursement Loans in its sole discretion; provided that any prepayments of (i) the First Subsequent Disbursement Loans shall be made to each First Subsequent Disbursement Lender based on its Pro Rata Loan Share (First Subsequent Disbursement) and (ii) the Second Subsequent Disbursement Loans shall be made to each Second Subsequent Disbursement Lender based on its Pro Rata Loan Share (Second Subsequent Disbursement).

(e) The unfunded Subsequent Disbursement Commitments may be terminated at the option of the Borrower at any time upon five Business Days’ prior written notice to the Agent and the Lenders. The Borrower may elect to apply any such termination of unfunded Subsequent Disbursement Commitments to First Subsequent Disbursement Commitments or Second Subsequent Disbursement Commitments in its sole discretion; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document and for the avoidance of doubt, any termination of (i) the First Subsequent Disbursement Commitments shall be to the entire remaining amount thereof and (ii) the Second Subsequent Disbursement Commitments shall be to the entire remaining amount thereof.

(f) Notwithstanding anything to the contrary in the Loan Documents:

(i) on the earliest of when (w) the remaining First Subsequent Disbursement Loans (or such lesser amount of outstanding First Subsequent Disbursement Loans that are so paid, repaid, redeemed or prepaid that cause this Agreement to terminate (other than those provisions that expressly survive the payment in full of the Obligations or the termination of this Agreement)) are paid, repaid, redeemed or prepaid, (x) the remaining Loans and other Obligations outstanding (or such lesser amount of outstanding Loans and Obligations, that are so paid, repaid, redeemed or prepaid that cause this Agreement to terminate (other than those provisions that expressly survive the payment in full of the Obligations or the termination of this Agreement)) are paid, repaid, redeemed or prepaid, (y) the First Subsequent Disbursement Commitments are terminated (including, for the avoidance of doubt, on July 23, 2020 if the First Subsequent Disbursement Commitments have not been drawn) whether or not any First Subsequent Disbursement Loans have been made under this Agreement, and (z) the Subsequent Disbursement Commitments are terminated (including, for the avoidance of doubt, on July 23, 2020 if the First Subsequent Disbursement Commitments and/or the Second Subsequent Disbursement Commitments have not been drawn) whether or not any Loans have been made under this Agreement (in each case of clause (w) through clause (z), whether before, at the time of or after the Maturity Date or any acceleration, bankruptcy, insolvency or otherwise), in each case of clause (w) through clause (z), the Borrower shall pay in cash at such time, with respect to the First Subsequent Disbursement Commitment, to the First Subsequent Disbursement Lenders (based on their Pro Rata Share (First Subsequent Disbursement) of such First Subsequent Disbursement Commitment), a non-refundable exit fee (the “First Subsequent

Disbursement Exit Fee”) in a total amount equal to 1.5% of the amount of the First Subsequent Disbursement Commitment available as of the Prior Agreement Date (whether or not any or all of the amount of the First Subsequent Disbursement Commitment was funded or borrowed) less the amount of any portion of the First Subsequent Disbursement Exit Fee paid by the Borrower pursuant to the following proviso; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document and for the avoidance of doubt, in the case of any partial payment, repayment, redemption or prepayment of funded First Subsequent Disbursement Commitments and First Subsequent Disbursement Loans (including, for the avoidance of doubt, pursuant to Section 2.3(b)), the First Subsequent Disbursement Exit Fee shall be partially due and payable by the Borrower to the First Subsequent Disbursement Lenders (based on their Pro Rata Share (First Subsequent Disbursement)) concurrently with any such partial payment, repayment, redemption or prepayment of such funded First Subsequent Disbursement Commitments or First Subsequent Disbursement Loans in an amount equal to 1.5% of the aggregate principal amount of such funded First Subsequent Disbursement Commitments or First Subsequent Disbursement Loans that are paid, repaid, redeemed or prepaid; and

(ii) on the earliest of when (w) the remaining Second Subsequent Disbursement Loans (or such lesser amount of outstanding Second Subsequent Disbursement Loans that are so paid, repaid, redeemed or prepaid that cause this Agreement to terminate (other than those provisions that expressly survive the payment in full of the Obligations or the termination of this Agreement)) are paid, repaid, redeemed or prepaid, (x) the remaining Loans and other Obligations outstanding (or such lesser amount of outstanding Loans and Obligations, that are so paid, repaid, redeemed or prepaid that cause this Agreement to terminate (other than those provisions that expressly survive the payment in full of the Obligations or the termination of this Agreement)) are paid, repaid, redeemed or prepaid, (y) the Second Subsequent Disbursement Commitments are terminated (including, for the avoidance of doubt, on July 23, 2020 if the Second Subsequent Disbursement Commitments have not been drawn) whether or not any Second Subsequent Disbursement Loans have been made under this Agreement, and (z) the Subsequent Disbursement Commitments are terminated (including, for the avoidance of doubt, on July 23, 2020 if the First Subsequent Disbursement Commitments and/or the Second Subsequent Disbursement Commitments have not been drawn) whether or not any Loans have been made under this Agreement (in each case of clause (w) through clause (z), whether before, at the time of or after the Maturity Date or any acceleration, bankruptcy, insolvency or otherwise), in each case of clause (w) through clause (z), the Borrower shall pay in cash at such time, with respect to the Second Subsequent Disbursement Commitment, to the Second Subsequent Disbursement Lenders (based on their Pro Rata Share (Second Subsequent Disbursement) of such Second Subsequent Disbursement Commitment), a non-refundable exit fee (the “Second Subsequent Disbursement Exit Fee”) in a total amount equal to (1) if any of the Second Subsequent Disbursement Commitments have been drawn, used or funded, 5.25% of the drawn and undrawn amounts of the Second Subsequent Disbursement Commitment available as of the Agreement Date, less the amount of any portion of the Second Subsequent Disbursement Exit Fee paid by the Borrower pursuant to the following proviso; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document and for the avoidance of doubt, in the case of any partial payment, repayment, redemption or prepayment of funded Second Subsequent Disbursement Commitments and Second Subsequent Disbursement Loans (including, for the avoidance of doubt, pursuant to Section 2.3(b)), the Second Subsequent Disbursement Exit Fee shall be partially due and payable by the Borrower to the Second Subsequent Disbursement Lenders (based on their Pro Rata Share (Second Subsequent Disbursement)) concurrently with any such partial payment, repayment, redemption or prepayment of such funded Second Subsequent Disbursement Commitment or Second Subsequent Disbursement Loans in an

amount equal to 5.25% of the aggregate principal amount of such funded Second Subsequent Disbursement Commitments or Second Subsequent Disbursement Loans that are paid, repaid, redeemed or prepaid or (2) if none of the Second Subsequent Disbursement Commitments have been drawn, used or funded, 2.625% of the amount of the Second Subsequent Disbursement Commitment available as of the Agreement Date.

The Parties acknowledge and agree that the Lenders forwent receiving additional compensation, upfront fees and pricing on the Agreement Date in return for the Parties agreeing to the Exit Fee. The Parties further acknowledge and agree that the Agent and the Lenders would not have entered into this Agreement and the Lenders would not have provided the Subsequent Disbursement Commitments without the Loan Parties agreeing to pay the Exit Fee in the aforementioned instances. The Parties also acknowledge and agree that the Exit Fee set forth in this Section 2.3(f) is not intended to act as a penalty or to punish the Borrower or any other Loan Party for any such payment, repayment, redemption, prepayment or termination. The Parties also acknowledge and agree that (A) the First Subsequent Disbursement Exit Fee set forth in Section 2.3(f)(i) shall be deemed an Obligation and shall be deemed to have been fully earned as of the Prior Agreement Date, and (B) the Second Subsequent Disbursement Exit Fee set forth in Section 2.3(f)(ii) shall be deemed an Obligation and shall be deemed to have been fully earned as of the Agreement Date.

(g) Each payment, repayment, redemption and prepayment by the Borrower or any other Loan Party shall be applied (i) first, to all fees, costs and expenses (including any attorneys’ fees) owed to the Agent under the Loan Documents, (ii) second, ratably to all fees, costs and expenses (including any attorneys’ fees) owed to any Lender under the Loan Documents, (iii) third, ratably to accrued and unpaid interest owed to the Lenders under the Loan Documents, (iv) fourth, ratably to the principal amount of the Loans owed to the Lenders (including any Make Whole/Prepayment Fee Amount and Exit Fee), and, (v) fifth, to all other Obligations owing to the Agent or any Lender; provided that (y) voluntary prepayments shall be applied as directed by the Borrower (or if not so directed in a prompt manner, then to the remaining amortization principal payments in the direct order of maturity), and (z) notwithstanding the foregoing or anything else to the contrary in the Loan Documents, any acceleration payments, repayments, redemptions or prepayments shall be applied as determined by the Required Lenders in their sole discretion and, with respect to any such Obligations owed to the Lenders, shall be allocated among the Lenders in accordance with and in proportion to their respective Pro Rata Share (and, with respect to payments, repayments, redemptions or prepayments made solely with respect to Obligations related to (I) the First Subsequent Disbursement, their respective Pro Rata Share (First Subsequent Disbursement), and (II) the Second Subsequent Disbursement, their respective Pro Rata Share (Second Subsequent Disbursement)). Notwithstanding anything to contrary in the foregoing, other than any payments required by Section 2.3(a) or Section 2.3(b), the Borrower may elect to apply any payment, repayment, redemption or prepayment of principal of Loans in accordance with Section 2.3(d), Section 2.3(f) and Section 2.4 to the principal of First Subsequent Disbursement Loans or Second Subsequent Disbursement Loans in its sole discretion; provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, any payments, repayments, redemptions or prepayments of (A) the First Subsequent Disbursement Loans shall be made to each First Subsequent Disbursement Lender based on its Pro Rata Loan Share (First Subsequent Disbursement) and (B) the Second Subsequent Disbursement Loans shall be made to each Second Subsequent Disbursement Lender based on its Pro Rata Loan Share (Second Subsequent Disbursement).

Section 2.4 Payment Details

All payments, repayments, redemptions and prepayments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and shall be paid in cash in Dollars and applied in accordance with Section 2.3(g). Payments of any amounts and other Obligations due to the Agent or the Lenders under this Agreement or the other Loan Documents shall be made in Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on such date that any such payment is due, using such wire information or address for the Agent or such applicable Lender that is set forth on Schedule 2.4 or at such other bank or place as the Agent or such applicable Lenders shall from time to time designate in writing at least five Business Days prior to the date such payment is due. Any payment received by the Agent or any Lender after 11:00 a.m. (New York City time) may in the Agent’s or such Lender’s sole discretion be deemed to have been made on the following Business Day. The Borrower and the other Loan Parties shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Loan Documents.

Section 2.5 Taxes

(a) Any and all payments hereunder or under any other Loan Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes except as required by Applicable Law. If any Loan Party shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) such Loan Party shall make such deductions, (ii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the deduction is made on account of Indemnified Taxes, the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”). Within 30 days after the date of any payment of such Taxes, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, the Loan Parties agree to pay to the relevant Governmental Authority in accordance with Applicable Law and authorize each Lender to pay in their name (but without duplication), all Other Taxes. Within 30 days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c) The Borrower shall reimburse and indemnify, within ten days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)) paid or payable by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to the Borrower shall be conclusive, absent manifest error.

(d) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to the Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments under this Agreement shall, on or before the date on which such Lender becomes a party to this Agreement, provide the Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN-E, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation related to any Loan Party (within the meaning of

Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto). If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate on behalf of such partners. With respect to the forms, certificates and documentation described in this Section 2.5(d) and Section 2.5(e) below, each Lender shall provide new forms (or successor forms), certificates and documentation as reasonably requested by the Borrower from time to time and shall notify the Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms, certificates and documentations previously delivered by such Lender to the Borrower, or notify the Borrower of its legal inability to do so.

(e) If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower, at the times prescribed by law or as reasonably requested by the Borrower, such documentation as is required by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) in order for the Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.5, such Lender shall promptly pay such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes refund) to the Borrower, net of all out-of-pocket expenses (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5(f), in no event shall a Lender be required to pay any amount to the Borrower pursuant to this Section 2.5(f), the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.5(f) shall require any Lender to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.6 Costs, Expenses and Losses

If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Loan Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 5.4(d)), the Agent or any Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Disbursement or Loan or provide the Subsequent Disbursement Commitments, the Borrower shall pay to the Agent or such Lender upon request by the Lenders, the amount of such costs, expenses and/or losses within 15 days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund any Disbursement or Loan (or provide the Subsequent Disbursement Commitments) or any portion thereof.

Section 2.7 Interest

(a) From and after the Prior Agreement Date, the outstanding principal amount of the First Subsequent Disbursement Loans shall bear interest at the First Subsequent Disbursement Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days). Interest shall be paid in cash quarterly in arrears commencing on September 30, 2018 and on the last calendar day of each calendar quarter thereafter (each, an “Interest Payment Date”).

(b) From and after the Agreement Date, the outstanding principal amount of the Second Subsequent Disbursement Loans shall bear interest at the Second Subsequent Disbursement Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days). Interest shall be paid in cash quarterly in arrears commencing on June 30, 2019 and on each Interest Payment Date thereafter.

(c) Notwithstanding anything to the contrary, in the event that the Agent shall have determined that dollar deposits in the principal amount of any Second Subsequent Disbursement are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost of any of the Second Subsequent Disbursement Lenders of making, maintaining or converting loans at the three-month London Interbank Offered Rate, or that reasonable means do not exist for ascertaining the LIBOR Rate, the Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrower (a “LIBOR Unavailability Notice”). In the event of any such determination, until the Agent shall have advised the Borrower that the circumstances giving rise to such notice no longer exist, interest on the Loan shall accrue and be earned using the interest rate set forth in clause (a)(ii) of the definition of “Second Subsequent Disbursement Interest Rate”. Each determination by the Agent under this Section 2.7(c) shall be conclusive absent manifest error.

(d) If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (c) of this Section have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (c) of this Section have not arisen but either (w) the supervisor for the administrator of the LIBOR Rate has made a public statement that the administrator of the LIBOR Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Rate), (x) the administrator of the LIBOR Rate has made a public statement identifying a specific date after which the LIBOR Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Rate), (y) the supervisor for the administrator of the LIBOR Rate has made a public statement identifying a specific date after which the LIBOR Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Rate may no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 6.6, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Second Subsequent Disbursement

Lenders, a written notice from the Required Second Subsequent Disbursement Lenders stating that such Required Second Subsequent Disbursement Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.7(d) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.7(d), only to the extent the LIBOR Rate for Dollars is not available or published at such time on a current basis), if either (1) the Borrower makes any request for a Second Subsequent Disbursement Loan pursuant to Section 2.2(b) or (2) any Second Subsequent Disbursement Loan is outstanding, such Second Subsequent Disbursement Loan shall earn and accrue interest using the interest rate set forth in clause (a)(ii) of the definition of “Second Subsequent Disbursement Interest Rate”.

Section 2.8 Interest on Late Payments; Default Interest.

(a) Without limiting the remedies available to the Agent and the Lenders under the Loan Documents or otherwise, to the maximum extent permitted by Applicable Law, if the Borrower or any other Loan Party fails to make a required payment of principal or interest with respect to any Loan when due (after giving effect to any applicable grace periods (if any) in Section 5.4(a)), the Borrower shall pay, in respect of such principal and interest at the rate per annum equal to the applicable Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable in cash on demand.

(b) Immediately and automatically upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the principal amount of the Loans and other Obligations and, to the extent permitted by Applicable Law, any interest payment past due on such Loans and other Obligations, and any fees or other amounts and Obligations due or outstanding hereunder or under any other Loan Document, if any, from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding 2.0% per annum to the applicable Interest Rate then in effect for the Loans. Such interest shall be payable in cash on demand.

Section 2.9 Unfunded Subsequent Disbursement Commitment Fee

(a) The Borrower shall pay in cash to the First Subsequent Disbursement Lenders holding the unfunded First Subsequent Disbursement Commitments in accordance with each such First Subsequent Disbursement Lender’s Pro Rata First Subsequent Disbursement Share, a non-refundable commitment fee (the “First Subsequent Disbursement Commitment Fee”) in an aggregate per annum amount equal to the result of (i) 1.5% multiplied by (ii) the actual daily amount of unfunded First Subsequent Disbursement Commitments from and including the Prior Agreement Date through and including the Remaining First Subsequent Disbursement Commitment Termination Date. The First Subsequent Disbursement Commitment Fee shall accrue at all times until the Remaining First Subsequent Disbursement Commitment Termination Date, and shall be due and payable in arrears in cash on the Remaining First Subsequent Disbursement Commitment Termination Date.

(b) The Borrower shall pay in cash to the Second Subsequent Disbursement Lenders holding the unfunded Second Subsequent Disbursement Commitments in accordance with each such Second Subsequent Disbursement Lender’s Pro Rata Second Subsequent Disbursement Share, a non-refundable commitment fee (the “Second Subsequent Disbursement Commitment Fee”) in an aggregate per annum amount equal to the result of (i) 2.00% multiplied by (ii) the actual daily amount of unfunded Second Subsequent Disbursement Commitments from and including the Agreement Date through and including the Remaining Second Subsequent Disbursement Commitment Termination Date. The Second Subsequent Disbursement Commitment Fee shall accrue at all times until the Remaining Second Subsequent Disbursement Commitment Termination Date, and shall be due and payable in arrears in cash on the Remaining Second Subsequent Disbursement Commitment Termination Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Loan Parties

The Loan Parties, jointly and severally, represent and warrant as of (w) the Prior Agreement Date (in the form and substance thereof in the Prior Credit Agreement) and the Agreement Date (in the form and substance of this Agreement), (x) each Disbursement Date, (y) as of each date that this Agreement is amended, restated, consented to, waived or modified (to the extent set forth in any such amendment, restatement, consent, waiver or modification in respect of this Agreement) and (z) each other date set forth in any Loan Document, in each case, that:

(a) Each Loan Party is (i) conducting its business in compliance with its Organizational Documents and (ii) not in violation of its Organizational Documents. Each Loan Party’s Organizational Documents are in full force and effect.

(b) No Default or Event of Default has occurred or will result from the transactions contemplated by the Loan Documents. No “Default” (as defined in the Prior Credit Agreement) or “Event of Default” (as defined in the Prior Credit Agreement) has occurred and is continuing on the Agreement Date.

(c) On the Prior Agreement Date (both before and after giving effect to the transactions contemplated by the Loan Documents (as defined in the Prior Credit Agreement)), on the Agreement Date (both before and after giving effect to the transactions contemplated by the Loan Documents) and on each Disbursement Date (both before and after giving effect to such Disbursement), each Loan Party (i) has not admitted its inability to pay its debts as they fall due, (ii) is Solvent and (iii) has not taken action, and no such action has been taken by a third party, for its winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues.

(d) No Lien exists on any Loan Party’s assets, except for Permitted Liens.

(e) The obligation of the Loan Parties to make any payment under this Agreement or other Loan Documents (together with all charges in connection therewith) is absolute and unconditional.

(f) No Indebtedness of any Loan Party exists other than Permitted Indebtedness.

(g) Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of the jurisdiction, organization or formation, as applicable. Each Loan Party (i) has full power and authority to (A) own its properties and conduct its business and (B) to (x) enter into, and perform its obligations under, the Loan Documents and (y) consummate the transactions contemplated under the Loan Documents, including the issuance of the Securities, and (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing under, the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(h) There is not pending or, to the knowledge of the Loan Parties, threatened, any material action, suit or other proceeding before any Governmental Authority (i) to which any Loan Party is a party, (ii) which purports to affect or pertain to the Loan Documents or any transaction contemplated hereby or thereby or (iii) which has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case of clause (i) through clause (iii), which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no current or, to the knowledge of the Loan Parties, pending, legal actions, suits or other proceedings, in each case which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, to which any Loan Party or any of its Subsidiaries or any of their respective assets is subject. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(i) The Loan Documents (including the issuance of the Securities thereunder) have been duly authorized, executed and delivered by each Loan Party and, to the extent applicable, the holders of Borrower’s Stock, and no further consent or authorization is required by the Borrower, the Borrower’s board of directors (or other equivalent governing body) or, to the extent applicable, the holders of the Borrower’s Stock, and constitute a valid, legal and binding obligation of each Loan Party and such holders of the Borrower’s Stock, enforceable in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity. The execution, delivery and performance of the Loan Documents by each Loan Party party thereto and the consummation of the transactions contemplated herein and therein, including the issuance of the Securities, will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than Permitted Liens or pursuant to the Loan Documents) upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (A), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (B) result in any violation of or conflict with the provisions of the Organizational Documents, (C) result in the violation of any Applicable Law, except, with respect to this clause (C), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority. No consent, approval, Authorization or order of, or registration or filing with any Governmental Authority is required for (i) the execution, delivery and performance of any of the Loan Documents, and (ii) the consummation by any Loan Party of the transactions contemplated hereby or thereby, including the issuance of the Securities, except, in each case of clause (i) and clause (ii), for (A) filings contemplated by the Security Agreement, (B) any filings with the SEC or required by applicable state securities laws, and (C) those that have been made or obtained prior to the date of this Agreement.

(j) Since January 1, 2018, the Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Loan Party has ever been an issuer subject to Rule 144(i) under the Securities Act.

(k) No Authorization is required for (i) the execution and delivery of this Agreement or the other Loan Documents or (ii) the consummation of the transactions contemplated hereby and thereby. Each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business, and all Necessary Documents are valid and in full force and effect, except where the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no Loan Party has received written notice of any revocation, non-renewal, amendment or other modification of any of the Necessary Documents or has any reason to believe that any of the Necessary Documents will not be renewed in the ordinary course, except where such notice or failure to renew would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect. Each Loan Party is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business, except where necessity of compliance therewith is contested in good faith by appropriate proceedings; provided that this Section 3.1(k) shall not apply to compliance with (A) Healthcare Laws, which compliance is addressed in Sections 3.1(v), (uu), (vv), (ww) and (aaa) and certain other provisions in this Agreement, (B) Sarbanes-Oxley, which compliance is addressed in Section 3.1(ff) and certain other provisions in this Agreement, (C) Environmental Laws, which compliance is addressed in Section 3.1(ll) and certain other provisions in this Agreement, (D) Applicable Laws concerning employment, which compliance is addressed in Section 3.1(mm) and certain other provisions in this Agreement and (E) Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws which compliance is addressed in Section 3.1(qq) and certain other provisions in this Agreement.

(l) As of the Agreement Date, the Real Estate listed in Schedule 3.1(l) constitutes all of the Real Estate of each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its material assets free and clear of all Liens except Permitted Liens. The material property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.

(m) Each Loan Party owns or has a valid right to use all Intellectual Property (as defined below) that is necessary for the conduct of its material business as currently conducted (the “IP”). Each Loan Party owns the Intellectual Property owned by such Loan Party free and clear of any Liens (other than Permitted Liens) and has not granted any Liens (other than Permitted Liens) on any Intellectual Property it has licensed from third parties. All IP that is registered with or issued by a Governmental Authority, or where an application for such registration or issuance has been made, (i) is currently in the name of a Loan Party, and (ii) with respect to such IP that is registered with or issued by a Governmental Authority and that is material to the business of that Loan Party, is valid and enforceable. There is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person challenging or contesting the validity, ownership, or enforceability of any IP, the use thereof by any Loan Party, or other rights of any Loan Party in or to any IP, except for actions, suit, proceedings, or claims that would not reasonably be expected to have a material adverse effect on the business, financial condition, operations or assets of the Loan Parties or of such Loan Parties’ Subsidiaries or materially adversely affect the ability of the Loan Parties to perform their respective obligations under the Loan Documents. No Loan Party has received any written notice regarding any such action, suit, other proceeding or claim that, if adjudicated against the Loan Party, would reasonably be expected to have a material adverse effect on the business, financial condition, operations or assets of any Loan Party or of any Subsidiary of a Loan Party or materially adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents. Neither the conduct of the business of any Loan Party, nor any Loan Party, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have a material adverse effect on the business, financial condition, operations or assets of any Loan Party or of any Subsidiary of a Loan Party or materially adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents. There is no pending or, to the knowledge of the Loan Parties, threatened action, suit, other proceeding or claim by any Person alleging that any Loan Party is infringing, misappropriating or violating, or otherwise using without authorization, any Intellectual Property of any Person, except for actions, suit, proceedings, or claims that would not reasonably be expected to have a material adverse effect on the business, financial condition, operations or assets of any Loan Party or of any Subsidiary of a Loan Party or materially adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents. No Loan Party has received any written notice regarding, any such action, suit, other proceeding or claim that would reasonably be expected to have a material adverse effect on the business, financial condition, operations or assets of any Loan Party or of any Subsidiary of a Loan Party or materially adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents. Other than Permitted Transactions, no Loan Party is a party to or bound by any options, licenses or other agreements, written or oral, granting any right, title or interest in or to any IP or otherwise relating to any IP, other than licenses for computer software acquired in the ordinary course of business. The term “Intellectual Property” as used herein means all (i) trademarks, service marks, trade dress, slogans, logos, trade names, corporate names, Internet domain names, and any other indicia of source, together with all goodwill associated with each of the foregoing, (ii) copyrights (whether or not registered or published) and works of authorship, (iii) registrations and applications for registration for any of the foregoing, (iv) patents (including all reissuances, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, patent disclosures and inventions (whether or not patentable or reduced to practice), (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, know-how, protocols, processes, methodologies, techniques, strategies, and processes, (vii) other intellectual property and all rights associated with any of the foregoing, including without limitation the right to prosecute and recover monetary damages for any past, present and future infringements and other violations thereof, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(n) No Loan Party is, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any Material Agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject.

(o) All income and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no material Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any claim for material Taxes. To the extent material, proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(p) None of the Stock of Aerie Malta, (p) nor any voting rights or director (or equivalent body) appointment rights in such Stock or in Aerie Malta, is subject to a restrictions notice (which has not been previously cured or withdrawn in accordance and compliance with Cayman Companies Law) issued under (or pursuant to) the Cayman Companies Law.

(q) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect after the Prior Agreement Date or the Agreement Date, each Loan Party: (i) is in compliance with all Applicable Laws; (ii) has not received any warning letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any Authorizations; (iii) possesses and complies with the Authorizations, which are valid and in full force and effect; (iv) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; and (v) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations; provided that this Section 3.1(q) shall not apply to any Registrations and Regulatory Required Permits that are expressly addressed and fully covered in Section 3.1(vv).

(r) As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments that are not material individually or in the aggregate). The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on Form 10-Q, was independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance from the Public Company Accounting Oversight Board (United States). There is no transaction, arrangement or other relationship between the Borrower (or any of its Subsidiaries) and an unconsolidated or other off-balance-sheet Person that is required to be disclosed by the Borrower in the SEC Reports that has not been so disclosed in the SEC Reports.    Since December 31, 2017, there has been no Material Adverse Effect or any event or circumstance which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(s) The Borrower and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences (such internal accounting controls (including clauses (i) – (iv) above), collectively, “Internal Controls”). The Borrower and its Subsidiaries maintains internal control (including Internal Controls) over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.

(t) (i) No Loan Party has engaged and, to the knowledge of the Loan Parties, no other Person has engaged, in any “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan, except as for such transaction that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii)(A) at no time within the last seven (7) years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any Liability with respect to, and (B) no Loan Party or any ERISA Affiliate has any Liability or obligation in respect of any Title IV Plan, Multiemployer Plan or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur Liability under Section 4063 or 4064 of ERISA, (iii) no Loan Party has any obligation or Liability with respect to post-termination or retiree health, life insurance, or other retiree or post-termination welfare benefits, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law and for which premiums therefor are paid solely by participants or their designated beneficiaries, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all Applicable Laws, including but not limited to ERISA and the Code, except for such failures to comply that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (v)(A) no ERISA Event has occurred and (B) no event or condition exists or existed that could reasonably be expected to subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or Liability (imposed by ERISA, the Code or other Applicable Law, except for any such ERISA Event or tax, fine, lien, penalty or Liability that would not be expected, individually or in the aggregate, have a Material Adverse Effect, (vi) no Loan Party maintains or has any obligation or Liability with respect to any Foreign Benefit Plan, except for any obligation or Liabilities that would not be expected, individually or in the aggregate, to have a Material Adverse Effect, and (vii) the Borrower does not have any obligations under any collective bargaining agreement.

(u) (A) As of the Agreement Date, the Borrower’s Subsidiaries are set forth in Schedule 3.1(u) or (B) thereafter, as set forth in Schedule 3.1(u) or as otherwise disclosed to the Agent pursuant to Section 5.1(l).

(v) Except as set forth on Schedule 3.1(v): (i) each Loan Party and its Subsidiaries and, to the knowledge of the Loan Parties, their respective contract manufacturers are, and have been since December 18, 2017, in compliance in all material respects with, and each Product in current commercial distribution is designed, manufactured, processed, prepared, assembled, packaged, labeled, stored and held in compliance with, Good Manufacturing Practices, as applicable, (ii) each Loan Party and its Subsidiaries is in compliance in all material respects with the written procedures, record-keeping and reporting requirements required by (or of) (x) the FDA or any comparable Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products, and (y) Healthcare Laws, (iii) all Products are and have been labeled, promoted, and advertised in accordance in all material respects with their Registration and approved labeling or within the scope of an exemption from obtaining such Registration, and (iv) each Loan Party and its Subsidiaries’ establishments are registered with the FDA, as applicable, and each Product is listed with the FDA under the applicable FDA registration and listing regulations for pharmaceuticals.

(w) All of the issued and outstanding shares of Stock of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. Each of the Loan Parties has furnished to the Agent and each Lender true, correct and complete copies of its and its Subsidiaries’ Organizational Documents and any amendments, restatements, supplements or modifications thereto.

(x) Except for licenses that are Permitted Transactions, no Loan Party nor any Subsidiary of any Loan Party has granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products to any other Person (other than (A) another Loan Party or (B) to the extent expressly permitted under Section 5.2(i), an Affiliate thereof) nor is any Loan Party or any of its Subsidiaries bound by any agreement (other than agreements with (A) other Loan Parties or (B) to the extent expressly permitted under Section 5.2(i), Affiliates thereof) that affects any Loan Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its Products.

(y) Assuming the accuracy and representations of the Lenders set forth in Section 3.3, no registration under the Securities Act is required for the issuance by the Loan Parties of the Securities under the Loan Documents. None of the Loan Parties, nor, to the knowledge of any Loan Party, any of their respective Affiliates or any Person acting on their behalf, (i) has engaged, directly or indirectly , in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer, sale or issuance of the Securities, or (ii) has made, directly or indirectly, any offers or sales of any security, or solicited, directly or indirectly, any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act.

(z) None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is (a) an “investment company” within the meaning of the Investment Company Act, or otherwise registered or required to be registered, or subject to the restrictions imposed, by the Investment Company Act, or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its obligations under the Loan Documents.

(aa) [Reserved].

(bb) To the best of each Loan Party’s and each of its Subsidiaries’ knowledge, no Loan Party nor any of its Subsidiaries (nor any of their board of directors (or other equivalent governing body)) has considered or contemplated (or is currently considering or contemplated), or has had (or is currently having or is contemplating having) any negotiations or discussions regarding, any transaction that would (i) on the Agreement Date, (A) be a Change of Control, (B) concern or involve a merger, combination or amalgamation of any Loan Party or any of its Subsidiaries with any other Person or (C) concern or involve the sale or Disposition of all or a substantial portion of the assets of any Loan Party or any of its Subsidiaries, or (ii) at any time after the Agreement Date, be a Change of Control.

(cc) No Loan Party nor any Subsidiary of any Loan Party nor any of its officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Loan Party nor any Subsidiary of any Loan Party nor any of its officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (y) debarment is mandated or permitted by 21 U.S.C. § 335a or (z) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law.

(dd) Except as would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, during the period of three calendar years immediately preceding the Agreement Date, no Loan Party nor any Subsidiary of any Loan Party has introduced into commercial distribution any Products manufactured by or on behalf of any Loan Party or any Subsidiary of a Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party or any of its Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331. No Loan Party nor any Subsidiary of any Loan Party has received any written notice from any Governmental Authority alleging material noncompliance with any Healthcare Law. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity, and to the knowledge of the Loan Parties there are no facts or circumstances reasonably likely to cause (i) the seizure, withdrawal, recall, detention, public health notification, safety alert or suspension of research, manufacturing, distribution or marketing of any Product; or (ii) a change in the labeling of any Product suggesting a compliance issue or risk. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Product are pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its Subsidiaries.

(ee) As of the Agreement Date, except as set forth on Schedule 3.1(ee) or in the ordinary course of business that is not materially adverse to the business of the Loan Parties and their respective Subsidiaries, no Loan Party nor its Subsidiaries is undergoing any inspection related to Regulatory Matters or any other Governmental Authority investigation.

(ff) The Borrower is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”) which are applicable to it. The Borrower has established disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) for the Borrower and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Borrower in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Borrower’s certifying officers have evaluated the effectiveness of the Borrower’s disclosure controls and procedures as of the end of the period covered by the Borrower’s most recently filed periodic reports under the Exchange Act (such date, the “Evaluation Date”). The Borrower presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.

(gg) [Reserved].

(hh) The Borrower has not, directly or indirectly, made any agreements with any Secured Party relating to the terms or conditions of the transactions contemplated by the Loan Documents except as set forth herein or therein.

(ii) [Reserved].

(jj) [Reserved].

(kk) The proceeds of any Subsequent Disbursement are intended to be and shall be used solely for the purposes set forth in and permitted by Section 2.1. No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Agreement Date, except as set forth on Schedule 3.1(kk), no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

(ll) Except as set forth in Schedule 3.1(ll) and except where any failures to comply could not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Loan Parties and their Subsidiaries, each Loan Party and each Subsidiary of each Loan Party (i) are and have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all permits required by any applicable Environmental Law, (ii) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, order, action, investigation, suit, proceeding, audit, Lien, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (iii) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (iv) currently (or to the knowledge of any Loan Party, previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (v) is not, and has not been, engaged in, and has not knowingly permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

(mm) There are no strikes, boycotts, grievances, work stoppages, slowdowns, lockouts or other job actions existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party or any Target, except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.1(mm), as of the Agreement Date, (i) there is no memorandum of understanding, collective bargaining or similar agreement, and there is no ongoing negotiation or duty to negotiate, with any union, labor organization, works council or similar representative covering any Employee or otherwise binding any Loan Party or any Subsidiary of any Loan Party, (ii) no petition for certification or election of any such representative is existing or pending with respect to any Employee, (iii) no such representative has sought certification or recognition with respect to any Employee, and (iv) no Employee or his or her representative is engaged in any organizing efforts. All current and former Employees are or were correctly classified as exempt or non-exempt under, and are and have been paid in accordance with, all applicable federal, state, and local wage and hour laws. Further, all individuals who perform or have performed services for any Loan Party or any Subsidiary of any Loan Party are or were correctly classified under each Employee Benefit Plan, ERISA, the Internal Revenue Code and other Applicable Law as common law employees, independent contractors or other non-employee basis, or leased employees, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Loan Party and Subsidiary of any Loan Party is in compliance with all Applicable Laws concerning employment, including without limitation hiring, background checks, compensation, benefits, wages (including payment of overtime), wage deductions and withholdings, classification, immigration, work authorization, employment eligibility verification, reporting, taxation, occupational health and safety, equal rights, labor relations, accommodations, breaks, notices, employment policies, paid or unpaid time off work, accessibility, privacy, and workers’ compensation, except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(nn) Schedule 3.1(nn) lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the Agreement Date, and such Schedule 3.1(nn) also lists all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Agreement Date.

(oo) Schedule 3.1(oo) lists all banks and other financial institutions securities intermediary or commodity intermediary at which any Loan Party maintains Deposit Accounts or Securities Accounts and commodity accounts as of the Agreement Date, and such Schedule 3.1(oo) correctly identifies the name, address and any other relevant contact information reasonably requested by the Agent with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(pp) None of the statements with respect to any Loan Party or any of its Affiliates contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or any of their Subsidiaries in connection with the Loan Documents and the Transactions (excluding any financial performance projections, budgets and forward looking information, to the extent provided, it being recognized by the Agent and each Lender that such projections are not to be viewed as facts and actual results during the period or periods covered by any such projections may differ from the projected results), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

(qq) Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Loan Party and no Subsidiary of a Loan Party (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is 50% or more owned or controlled by, or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of each Loan Party and each Subsidiary of each Loan Party. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws. The Loan Party and each Subsidiary of a Loan Party maintains and implements policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(rr) Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer or employee, of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices, in each case, made pursuant to the Borrower’s whistleblower and non-retaliation policy. No attorney representing the Borrower or any of its Subsidiaries, whether or not employed by the Borrower or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof or to any director (or equivalent person) or officer of the Borrower or any of its Subsidiaries pursuant to Section 307 of Sarbanes-Oxley, and the SEC’s rules and regulations promulgated thereunder.

(ss) The Borrower and the other Loan Parties are solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties will pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

(tt) Schedule 3.1(tt) sets forth, as of the Agreement Date, a complete and correct list of all material Registrations held by each Loan Party and its Subsidiaries. Such listed Registrations are the only Registrations that are required for the Loan Parties and their Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted and each Loan Party and its Subsidiaries has, and it and its Products are in conformance with, all Registrations required to conduct its respective businesses as now or currently proposed to be conducted except where the failure to have or be in compliance with such Registrations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of each Loan Party and its Subsidiaries, (i) neither the FDA nor other Governmental Authority is considering limiting, suspending or revoking such Registrations or changing the labeling affecting the Products of the Loan Parties or any of their respective Subsidiaries, (ii) there is no material false or misleading information or significant omission in any Product application or other submission to the FDA or other Governmental Authority administering Healthcare Laws, (iii) the Loan Parties and their respective Subsidiaries have fulfilled and performed their obligations under each Registration in all material respects, and no event has occurred or condition or state of facts exists which would constitute a breach or default, or would cause revocation or termination of any such Registration, (iv) no event has occurred or condition or state of facts exists which could present potential product liability related, in whole or in part, to Regulatory Matters and (v) any third party that is a manufacturer or contractor for the Loan Parties or any of their respective Subsidiaries is in compliance in all material respects with all Registrations required by the FDA or comparable Governmental Authority and all Healthcare Laws insofar as they reasonably pertain to the Products of the Loan Parties and their respective Subsidiaries.

(uu) Except as set forth on Schedule 3.1(uu), no Loan Party nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a Governmental Authority, warning letter, notice of violation letter, consent decree or commitment made to or with a Governmental Authority with respect to Regulatory Matters, and, to the knowledge of each Loan Party and its Subsidiaries, no such obligation has been threatened. Each Loan Party and its Subsidiaries has made all material notifications, submissions, and reports required by the FDA, any other Governmental Authority or any Healthcare Law, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA, any other Governmental Authority or such other Person required by any Healthcare Law. There is no act, omission, event, or circumstance of which any Loan Party or any of its Subsidiaries has knowledge that could reasonably be expected, individually or in the aggregate, to give rise to or lead to, any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, or proceeding against any Loan Party or its Subsidiaries, and, to each Loan Party’s and its Subsidiary’s knowledge, no Loan Party nor its Subsidiaries has any liability (whether actual or contingent) for failure to comply with any Healthcare Laws. There has not been any violation of any Healthcare Laws by any Loan Party or its Subsidiaries in its product development efforts, submissions, record keeping and reports to the FDA or any other Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of each Loan Party and its Subsidiaries, there are no civil or criminal proceedings relating to any Loan Party or any of its Subsidiaries or any officer, director or employee of any Loan Party or Subsidiary of any Loan Party that involve a matter within or related to the FDA’s or any other Governmental Authority’s jurisdiction or any off-label promotion or allegations of non-compliance with Healthcare Laws that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No Loan Party nor any Affiliate thereof has received any written notice from the FDA or any other Governmental Authority alleging material non-compliance of any Product with Healthcare Laws, including with respect to any off-label promotion.

(vv) With respect to any Product, (i) the Loan Parties and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the design, testing, manufacture, processing, assembly, packaging, labeling, marketing, distribution, commercialization, import, export or sale of such Product as currently being conducted by or on behalf of such Loan Parties or Subsidiaries, except where the failure to have such Regulatory Required Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (ii) such Product is being designed, tested, manufactured, processed, assembled, packaged, labeled, marketed, distributed, commercialized, imported, exported or sold, as the case may be, in compliance with all Healthcare Laws and Registrations, except where such noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ww) None of the Loan Parties is in violation of any Healthcare Laws, except where any such violation would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(xx) No Loan Party or any of its Subsidiaries is a party to, or bound by, any material order, individual integrity agreement, or corporate integrity agreement with any Governmental Authority concerning compliance with any laws, rules, or regulations, issued under or in connection with a Governmental Payor Program, except where violation of any such order, individual integrity agreement, or corporate integrity agreement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(yy) To the knowledge of the Loan Parties’ Authorized Officers, none of the Loan Parties’ or Subsidiaries’ officers, directors, employees, equityholders, agents or Affiliates has ever (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority or in any documents or records prepared or maintained to comply with the FDCA; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) been investigated by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other comparable Governmental Authority for data or healthcare program fraud; or (iv) committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(zz) No Loan Party has received any written notice that any Governmental Authority, including the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced any investigation or action against a Loan Party, any action to enjoin a Loan Party, or any of its officers, directors, employees, equityholders, agents or Affiliates, from conducting their businesses at any facility owned or used by them or for any civil penalty, injunction, seizure or criminal action, in each case, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(aaa) Each Product (i) is not adulterated or misbranded within the meaning of the FDCA; (ii) is not an article prohibited from introduction into interstate commerce under the provisions of Section 505 of the FDCA; (iii) has been and/or shall be possessed, owned, warehoused, promoted and furnished, and each service has been conducted, in accordance in all material respects with all applicable Registrations and Healthcare Laws; and (iv) has been and/or shall be manufactured in accordance with Good Manufacturing Practices, in each case of clause (i) through clause (iv), except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 3.2 Loan Parties Acknowledgment.

The Loan Parties (on their behalf and on their Subsidiaries’ behalf) acknowledge that they have made the representations and warranties referred to in Section 3.1 with the intention of persuading the Agent and the Lenders to enter into the Loan Documents and that the Agent and the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties, each of which shall survive the execution and delivery of this Agreement and the other Loan Documents, the consummation of the Transactions, the making of any Disbursement and the issuance of any Securities until (a) all of the Obligations are repaid in full and (b) all of the Subsequent Disbursement Commitments are no longer available or terminated.

Section 3.3 Representations and Warranties of the Lenders.

Each Lender, severally and not jointly, represents and warrants to the Borrower as of the Agreement Date (or as of the date such Lender becomes a party to this Agreement pursuant to Section 6.5) and as of each Disbursement Date (or as of the date of any issuance of Securities) that:

(a) Such Lender is acquiring the Notes (together with the related guaranties set forth in the Security Agreement of the Guarantors) provided by the applicable Loan Party in connection with the Loans made, and/or Subsequent Disbursement Commitments provided, by such Lender hereunder, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act (subject to such Lender’s compliance with Section 6.5).

(b) Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Such Lender did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

(d) Such Lender understands that the Securities are being issued to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the availability of such exemptions.

(e) Such Lender can bear the economic risk of a total loss of its investment in the Securities being offered and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and investment decision with respect to its investment in the Securities.

(f) Such Lender understands that no United States federal or state agency or any other government or Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of any offering of the Securities.

(g) Such Lender understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower (or the Guarantors, as applicable) in a transaction not involving a public offering and that none of the Securities may be resold and/or hedged except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act, Section 4(a)(7) of the Securities Act or a so-called “4[(a)](1) and a half” transaction.

ARTICLE 4

CONDITIONS OF PROVIDING SUBSEQUENT DISBURSEMENT COMMITMENTS AND

FUNDING SUBSEQUENT DISBURSEMENTS.

Section 4.1 Conditions to Providing the Subsequent Disbursement Commitments

The obligation of the Lenders to provide the Subsequent Disbursement Commitments or to make any Disbursement or Loan shall be subject to the fulfillment and satisfaction of all of the following conditions:

(a) the Agent and the Lenders shall have received executed counterparts of each of the following agreements, instruments and documents and the Loan Documents and other agreements, instruments, documents and items set forth on the closing checklist attached hereto as Exhibit D, each in form and substance reasonably satisfactory to the Agent and the Lenders and, to the extent applicable, duly executed by each of the parties thereto;

(i) this Agreement;

(ii) the Security Agreement; and

(iii) the Reaffirmation Agreement.

(b) neither the Borrower nor any of its Subsidiaries shall have any Indebtedness, other than Permitted Indebtedness, and all other Indebtedness shall be paid off pursuant to payoff letters and/or equity conversion and exchange agreements, in each case, reasonably satisfactory to the Agent and any Liens relating thereto shall be terminated in a manner reasonably satisfactory to the Agent;

(c) all actions necessary to establish that the Agent (for the benefit of the Secured Parties) will have perfected first priority security interests and Liens in the Collateral under the Loan Documents shall have been taken;

(d) the Agent and the Lenders shall have received all fees required to be paid on the Agreement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on the Agreement Date (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents;

(e) the Agent and the Lenders shall have received at least three Business Days prior to the Agreement Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by the Agent or any Lender;

(f) no Default or Event of Default shall have occurred or would result from the consummation of the Transactions;

(g) each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Loan Document shall be true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); and

(h) such other requirements and deliverables as the Agent or any Lender may reasonably request.

Section 4.2 Conditions to the Subsequent Disbursements

The obligation of the Lenders to make a Subsequent Disbursement shall be subject to the fulfillment and satisfaction of all of the following conditions:

(a) the Agent shall have received a duly executed written notice from the Borrower complying with the requirements of Section 2.2;

(b) the proceeds of such Subsequent Disbursement shall be directed and requested for use in accordance with Section 2.1;

(c) no Default or Event of Default shall have occurred or would result from such Subsequent Disbursement or the use of the proceeds therefrom;

(d) each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Loan Document shall be true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(e) the Lenders shall have received Notes aggregating the amount of the funded Subsequent Disbursement;

(f) the conditions set forth in Section 2.2 have been satisfied and the terms set forth in Section 2.2 have been completely complied with;

(g) the payment by the Borrower of the fees required to be paid on such Disbursement Date pursuant to this Agreement and the other Loan Documents and all costs and expenses required to be paid on such Disbursement Date (including pursuant to Section 6.3) pursuant to this Agreement and the other Loan Documents (which amounts, at the sole option of the Lenders, may be offset against the proceeds of such Subsequent Disbursement); and

(h) the Agent and the Lenders shall have received a certificate executed by an Authorized Officer of the Borrower, in form and substance reasonably satisfactory to the Agent and the Required Lenders, certifying that the conditions in this Section 4.2 have been satisfied in all respects.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1 Affirmative Covenants.

(a) Subject to Section 5.2(a), the Loan Parties shall and shall cause their Subsidiaries to preserve and maintain (i) in full force and effect its organizational existence and good standing under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) all qualifications to do business in each other jurisdiction not covered by clause (i) above that the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The Loan Parties shall, and shall cause their Subsidiaries to, (i) comply in all respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that this Section 5.1(b) shall not apply to compliance with Healthcare Laws which compliance is addressed in Section 5.1(p), and (ii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all Authorizations required to conduct their businesses, except where the failure to make and keep such Authorizations in full force and effect would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided that this Section 5.1(c) shall not apply to the making, obtaining, maintaining or compliance with Regulatory Required Permits to the extent it is expressly addressed and fully covered in Section 5.1(s).

(d) The Borrower shall have Net Sales of at least (i) $60,000,000 for the fiscal year of the Borrower ending December 31, 2019, (ii) $15,000,000 for each fiscal quarter of the Borrower ending March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, (iii) $100,000,000 for the fiscal year of the Borrower ending December 31, 2020 and for each fiscal year of the Borrower ending thereafter, and (iv) $25,000,000 for the fiscal quarter of the Borrower ending March 31, 2021 and for each fiscal quarter ending thereafter. For the avoidance of doubt, the Borrower shall only be required to report, provide or calculate Net Sales for purposes of this Section 5.1(d) at such time as when (A) to the extent the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, (x) in the case of clauses (i) and (iii) of the immediately preceding sentence, the earlier of (1) the date that is when the annual audited financial statements and the Compliance Certificate for the applicable fiscal year of the Borrower are delivered or otherwise provided to the Agent and each Lender pursuant to Section 5.1(i) and (2) the date that is when the annual audited financial statements and the Compliance Certificate for the applicable fiscal year of the Borrower are required to be delivered or otherwise provided to the Agent and each Lender pursuant to Section 5.1(i), and (y) in the case of clauses (ii) and (iv) of the immediately preceding sentence, the earlier of (1) the date that is when the quarterly financial statements and the Compliance Certificate for the applicable fiscal quarter of the Borrower are delivered or otherwise provided to the Agent and each Lender pursuant to Section 5.1(i), and (2) the date when the quarterly financial statements and the Compliance Certificate for the applicable fiscal quarter of the Borrower are required to be delivered or otherwise provided to the Agent and each Lender pursuant to Section 5.1(i), or (B) to the extent the Borrower is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, (x) in the case of clauses (i) and (iii) of the immediately preceding sentence, the earlier of (1) the date that is when the Form 10-K for the applicable fiscal year of the Borrower is filed with the SEC pursuant to the Exchange Act and the Compliance Certificate for such applicable fiscal year of the Borrower is delivered to the Agent and each Lender pursuant to Section 5.1(i), and (2) the date that is when the Form 10-K for the applicable fiscal year of the Borrower is required to be filed with the SEC pursuant to the Exchange Act and the Compliance Certificate for such applicable fiscal year is required to be delivered to the Agent and each Lender pursuant to Section 5.1(i), and (y) in the case of clauses (ii) and (iv) of the immediately preceding sentence, the earlier of (1) the date that is when the Form 10-Q for the applicable fiscal quarter of the Borrower is filed with the SEC pursuant to the Exchange Act and the Compliance Certificate for such applicable fiscal quarter of the Borrower is delivered to the Agent and the Lenders pursuant to Section 5.1(i), and (2) the date that is when the Form 10-Q for the applicable fiscal quarter of the Borrower is required to be filed with the SEC pursuant to the Exchange Act and the Compliance Certificate for such applicable fiscal quarter of the Borrower is required to be delivered to the Agent and the Lenders pursuant to Section 5.1(i).

(e) Each Loan Party shall, except as otherwise permitted by this Agreement, (i) maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and (ii) make, and shall cause each of its Subsidiaries to make, all necessary repairs thereto and renewals and replacements thereof, except, in each case of clause (i) and clause (ii), where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f) The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. Each such policy of insurance shall (i) in the case of each liability policy, name the Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a lender’s loss payable clause or endorsement that names the Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and, to the extent available, provide for at least 30 days’ prior written notice to the Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to the Agent promptly following the Agent’s reasonable request.

(g) Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed all material Tax liabilities, assessments and governmental charges or levies upon it or its property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person.

(h) The Loan Parties shall promptly (and, in any event, within two Business Days) notify the Agent and each Lender of the occurrence of (i) any event of condition that constitutes a Default or Event of Default, (ii) any material claims (other than in connection with the denial of plan claims in the ordinary course of business), litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against any Loan Party, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or its Subsidiaries or any property or Product of any Loan Party or its Subsidiaries that alleges potential or actual violations of any Healthcare Law, (iv) any notice that the FDA or any other similar Governmental Authority is limiting, suspending or revoking any Registration or labeling of the Products of the Loan Parties or their respective Subsidiaries, or considering any of the foregoing, (v) any Loan Party or any of its Subsidiaries becoming subject to any administrative or regulatory action, inspection, Form FDA 483 observation, warning letter, notice of violation letter or other notice, or commitment made to or with the FDA or any comparable Governmental Authority, or any Product of any Loan Party or any of its Subsidiaries being seized, withdrawn, detained or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, suspension, import detention or seizure of any Product of the Loan Parties or their respective Subsidiaries, and (vi) voluntary withdrawal or recall of any Product by any Loan Party or any of its Subsidiaries that has been designated by FDA as a Class I Recall or, solely to the extent of this clause (vi), would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) If the Borrower is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, or fails to timely file such reports, the Borrower will provide to the Agent and each Lender quarterly consolidated financial statements within 45 days after the end of each fiscal quarter of the Borrower and its Subsidiaries, and audited annual consolidated financial statements within 120 days after the end of each fiscal year of the Borrower and its Subsidiaries prepared in accordance with GAAP with a report thereon by the Borrower’s independent certified public accountants, which accountants shall be reasonably acceptable to the Agent (provided that it being understood and agreed that the “Big Four” accounting firms are acceptable to the Agent). Any such report and any report of the Borrower’s independent certified public accountants on any consolidated financial statements included in any SEC Document filed during the term of this Agreement shall (i) contain an unqualified opinion (subject to the exception set forth below in clause (ii) of this sentence), stating that such consolidated financial statements present fairly in all material respects the financial position and condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status (other than arising from the impending maturity of the Loans solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which the applicable maturity is scheduled). From the Agreement Date until this Agreement is terminated pursuant to the terms hereof, the Borrower and its Subsidiaries shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Borrower and its Subsidiaries shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination. The Borrower hereby agrees that the Borrower shall send to each Secured Party copies of any notices and other information made available or given to the holders of the Stock of the Borrower generally, contemporaneously with the Borrower’s making available or giving such notices and other information to such holders of Stock. Subject to Section 5.1(r), at the same time as (A) to the extent the Borrower is not required (or fails) to file reports pursuant to Section 13 or 15(d) of the Exchange Act, the quarterly and annual financial statements are delivered or otherwise provided to the Agent and each Lender pursuant to the first sentence of this Section 5.1(i) or (B) to the extent the Borrower is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, any Form 10-Q or Form 10-K is filed with the SEC pursuant to the Exchange Act, in each case, a Compliance Certificate shall be delivered by the Borrower to the Agent and the Lenders; provided that, with respect to clause (B) only, solely to the extent any earnings report for the same period is publicly reported or is filed with the SEC prior to the time when any Form 10-Q or Form 10-K containing the applicable quarterly or annual financial statements is filed with the SEC and to the extent the earnings set forth in any such earnings report would result in a financial covenant default under Section 5.1(d), the Compliance Certificate shall instead be delivered by the Borrower to the Agent and the Lenders on the same day as such earnings report is publicly reported or is filed with the SEC. Within 45 days after the end of each fiscal quarter of the Borrower, the Loan Parties and their Subsidiaries shall deliver to the Agent and the Lenders any updates to the Perfection Certificate delivered on the Agreement Date or the date of the most recent certificate delivered pursuant to this Section 5.1(i). Upon the reasonable request of any Secured Party, the Loan Parties and their Subsidiaries shall promptly deliver to such Secured Party such additional business, financial, corporate affairs, perfection certificates, items or documents related to creation, perfection or priority of the Agent’s Liens in the Collateral and other information as any Secured Party may from time to time reasonably request. Each Form 10-Q and Form 10-K filed by the Borrower will comply in all material respects with the applicable requirements of the Exchange Act and each such report and each earnings report publicly reported or filed by the Borrower and each Compliance Certificate and each Perfection Certificate will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements (i) included in any such report or (ii) delivered pursuant to the first sentence of this Section 5.1(i), in each case of clause (i) and clause (ii), will comply as to form in all material respects with applicable accounting requirements and, as applicable, the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and lack of footnote disclosures), and will fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods presented (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments and lack of footnote disclosures). Subject to Section 5.1(r), within five (5) Business Days after the effectiveness thereof, the Borrower shall provide the Agent and the Lenders with (y) any amendments, amendments and restatements, changes, modifications, consents or waivers to any Intercompany Agreement or any Permitted Transaction Agreement or (z) any breaches, defaults or events of default under any Intercompany Agreement or any Permitted Transaction Agreement. The Borrower shall notify the Agent and the Lenders in writing on or prior to the date thereof, that any Subsidiary of the Borrower (1) has become an Immaterial Subsidiary, (2) no longer meets the terms and conditions of the definition of “Immaterial Subsidiary” to continue as an Immaterial Subsidiary and/or (3) is deemed to no longer be an Immaterial Subsidiary.

(j) On and after the date that any Secured Party believes in good faith that a Default or Event of Default has occurred and is continuing, each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, at all times and without notice, at the sole option of the Agent or any Lender: (a) provide access to such property to the Agent, the Lenders and their respective representatives, as frequently as the Agent or any Lender determines to be appropriate; and (b) permit the Agent or any Lender to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that the Agent or any Lender considers advisable, in each instance, at the Loan Parties’ sole expense.

(k) Each Loan Party shall ensure that all written information, exhibits and reports furnished to the Agent or any Lender, when taken as a whole, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(l) Promptly upon request by the Agent, the Loan Parties shall (and, subject to the limitations set forth herein and in the other Loan Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Loan Documents any of the assets or properties, rights or interests covered by any of the Loan Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Liens intended to be created thereby, and (iv) better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries (other than Excluded Subsidiaries and any Immaterial Subsidiary) within (x) 5 days of the date of acquisition of any such Subsidiary in any Permitted Acquisition or other permitted Investment involving Acquisition Consideration of $10,000,000 or more, (y) 20 days of the acquisition of any such Subsidiary in any Permitted Acquisition or permitted Investment involving Acquisition Consideration of less than $10,000,000 or (z) 10 days of the formation of any such Subsidiary (and any Subsidiaries, limited liability companies, other entities or other Persons that any Loan Party divides or splits itself into), in the case of a newly formed Subsidiary (and any Subsidiaries, limited liability companies, other entities or other Persons that any Loan Party divides or splits itself into), in each case of clauses (x), (y) and (z), to guaranty the Obligations and to cause each such Subsidiary (and any Subsidiaries, limited liability companies, other entities or other Persons that any Loan Party divides or splits itself into) to grant to the Agent, for the benefit of the Secured Parties, a Lien in, subject to the limitations set forth herein and in the Loan Documents, all of such Subsidiary’s (and, with respect to any such division or split of a Loan Party, all such Subsidiary’s, limited liability company’s, other entity’s or other Person’s) assets and property to secure such guaranty and to take such other actions reasonably requested by the Agent with respect to making any such Subsidiary (and any such limited liability company, other entity or other Person for which any Loan Party divides or splits itself into) a Loan Party under the Loan Documents. Furthermore, the Borrower shall notify Agent and the Lenders in writing within (x) 5 days of the acquisition of any Subsidiary in, or the issuance by or to any Loan Party (solely with respect to “by” (but not “to”), other than by the Borrower) of any Stock in connection with, any Permitted Acquisition or permitted Investment involving Acquisition Consideration of $10,000,000 or more, (y) 20 days of the acquisition of any Subsidiary in, or the issuance by or to any Loan Party (solely with respect to “by” (but not “to”), other than by the Borrower) of any Stock in connection with, any Permitted Acquisition or permitted Investment involving Acquisition Consideration of less than $10,000,000 or (z) 10 days of the formation of any newly formed Subsidiary (or any division or split of any Loan Party into two or more Subsidiaries, limited liability companies, other entities or Persons) or, with respect to any issuances not covered by clauses (x) and (y) above in this sentence, any issuance by or to any Loan Party (solely with respect to “by” (but not “to”), other than by the Borrower) of any Stock. Each Loan Party shall pledge, and shall cause each of its

Subsidiaries (other than Excluded Subsidiaries and Immaterial Subsidiaries) to pledge, all of the Stock of each of its Subsidiaries (other than Excluded Subsidiaries) (and any Subsidiaries, limited liability companies, other entities or other Persons for which any such Loan Party divides or splits itself into), and 65% of the outstanding voting Stock and 100% of the outstanding non-voting Stock of each Excluded Foreign Subsidiary and each Excluded Domestic Holdco, directly owned by a Loan Party, in each instance, to the Agent, for the benefit of the Secured Parties, to secure the Obligations, within (x) 5 days of the acquisition of any Subsidiary in, or the issuance by or to any Loan Party (solely with respect to “by” (but not “to”), other than by the Borrower) of any Stock in connection with, any Permitted Acquisition or permitted Investment involving Acquisition Consideration of $10,000,000 or more, (y) 20 days of the acquisition of any Subsidiary in, or the issuance by or to any Loan Party (solely with respect to “by” (but not “to”), other than by the Borrower) of any Stock in connection with, any Permitted Acquisition or permitted Investment involving Acquisition Consideration of less than $10,000,000 or (z) 10 days of the formation of any newly formed Subsidiary (or any division or split of any Loan Party into two or more Subsidiaries, limited liability companies, other entities or Persons) or, with respect to any issuances not covered by clauses (x) and (y) above in this sentence, any issuance by or to any Loan Party (solely with respect to “by” (but not “to”), other than by the Borrower) of any Stock. The Loan Parties shall deliver, or cause to be delivered, to the Agent, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by the Agent, legal opinions relating to the matters described in this Section 5.1(l) (which opinions shall be in form and substance reasonably acceptable to the Agent and, to the extent applicable, substantially similar to the opinions delivered on the Prior Agreement Date and the Agreement Date (as applicable)), in each instance with respect to each Loan Party formed (including as a result of any division or split of any Loan Party into two or more Subsidiaries, limited liability companies, other entities or Persons) or acquired, and each Loan Party or Person (other than a Loan Party) whose Stock is being pledged, after the Prior Agreement Date. In connection with each pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank, to the extent required under the Security Agreement or any of the other Loan Documents.

(m) Each Loan Party shall enter into, and cause each depository or securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each Deposit Account, Securities Account or commodity account maintained by such Loan Party (other than Excluded Accounts) as of and after the Agreement Date; provided, it is agreed and understood that the Loan Parties shall have until the date that is, for Deposit Accounts, Securities Accounts or commodity accounts acquired in a Permitted Acquisition consummated after the Agreement Date, to the extent such Deposit Account, Securities Account or commodity account is maintained with a depository institution, securities intermediary or commodities intermediary who has (y) signed or entered into a Control Agreement on or prior to the date of such Permitted Acquisition, 20 days after the date such account is acquired, or (z) not signed or otherwise entered into a Control Agreement on or prior to the date of such Permitted Acquisition, 45 days after the date such account is acquired (or, in each case, such later date as may be agreed to by the Agent in its sole discretion) to comply with the provisions of this Section 5.1(m) with regard to such accounts (other than Excluded Accounts).

(n) Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or that is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.

(o) Promptly upon becoming aware that any of the following has occurred, the Borrower will provide written notice to the Lenders specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto: (i) any ERISA Event, or (ii) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan.

(p) (i) Without limiting the generality of the foregoing, each Loan Party and its Subsidiaries shall comply in all material respects with (i) all Healthcare Laws and their implementation by any applicable Governmental Authority and (ii) all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall (A) be developed, tested, manufactured, distributed and marketed in compliance in all material respects with the Healthcare Laws and any other Applicable Law, including product approval, Good Manufacturing Practices, labeling, advertising, record-keeping, and adverse event reporting, and (B) have been and are being tested, investigated, distributed, marketed, and sold in compliance in all material respects with Healthcare Laws and any other Applicable Law.

(ii) Without limiting the generality of the foregoing, unless such noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and its Subsidiaries shall comply with (i) all Healthcare Laws and their implementation by any applicable Governmental Authority and (ii) all lawful requests of any Governmental Authority applicable to its Products. All Products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party or any of its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Authority shall (A) be developed, tested, manufactured, distributed and marketed in compliance in all respects with the Healthcare Laws and any other Applicable Law, including product approval, Good Manufacturing Practices, labeling, advertising, record-keeping, and adverse event reporting, and (B) have been and are being tested, investigated, distributed, marketed, and sold in compliance in all respects with Healthcare Laws and any other Applicable Law, except in each case of clause (A) and clause (B), such noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(q) The Borrower shall take all actions necessary to cause the Common Stock to remain listed on the Principal Trading Market during the term of this Agreement. The Loan Parties shall pay all fees, costs and expenses in connection with satisfying its obligations under this Section 5.1(q).

(r) On or prior to 9:00 a.m. (New York City time) on the first (1st) Business Day after the Agreement Date, the Borrower shall file with the SEC one or more Forms 8-K (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”) describing the material terms of this Agreement and the other Loan Documents and disclosing the consummation of the transactions contemplated hereby and thereby (as applicable) and any other Non-Public Information provided or otherwise made available to any of the Secured Parties prior to the Agreement Date and including as an exhibit to such Form 8-K this Agreement (including the material schedules and exhibits hereto). At or prior to 9:00 a.m. (New York City time) on the second (2nd) Business Day following any Disbursement Date, the Borrower shall file a Form 8-K with the SEC or furnish a Form 8-K to the SEC describing the terms of the Subsequent Disbursement occurring on such Disbursement Date and any other material transactions occurring in connection therewith. At or prior to 9:00 a.m. (New York City time) on the first (1st) Business Day following Borrower’s delivery of a notice of termination of any unfunded Subsequent Disbursement Commitments or notice of any repayment, prepayment, redemption or payment in full of the outstanding principal amounts of the First Subsequent Disbursement Loans and/or the Second Subsequent Disbursement Loans, the Borrower shall file a Form 8-K with the SEC or furnish a Form 8-K to the SEC describing such termination, repayment, prepayment, redemption or payment (as applicable) and any other material transactions occurring in connection therewith (provided, for the avoidance of doubt, that the foregoing shall not affect the Borrower’s obligation to comply with the other provisions of this Section 5.1(r) in connection with any notice or communication of repayment, prepayment, redemption or payment of the Loans and Obligations as to which there is no filing obligation under this sentence). Each Loan Party shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees, attorneys, representatives and agents to not, provide any Secured Party with any Non-Public Information from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of such Secured Party; provided, however, that in the event that any Loan Party provides a notice or communication to any Secured Party that it believes may contain Non-Public Information, the Borrower shall so indicate to the Secured Parties prior to the delivery of such notice or communication, and such indication shall provide the Secured Parties the means to refuse in writing to receive such notice or communication; and in the absence of any such indication by the Borrower, the Secured Parties and their Affiliates shall be allowed to presume that all matters relating to such notice or communication do not constitute Non-Public Information; and in the absence of any such refusal in writing by any Secured Party, the delivery of any such notice or communication containing Non-Public Information shall not constitute a violation of any of the foregoing covenants. Each Loan Party hereby acknowledges and agrees that no Secured Party (nor any of such Secured Party’s Affiliates) shall have any duty of trust or confidence with respect to, or obligation not to trade in any securities on the basis of, any Non-Public Information provided or otherwise made available to any Secured Party (or any Secured Party’s Affiliates) without its prior written consent in violation of any of the foregoing covenants or that is otherwise possessed (or continued to be possessed) by any Secured Party (or any Secured Party’s Affiliates) as a result of a breach of any of the foregoing covenants. In the event that the Borrower either (i) fails to indicate that a notice or communication to a Secured Party contains Non-Public Information or otherwise provides any Secured Party with Non-Public Information without such Secured Party’s prior written consent or (ii) provides such notice or communication to the Secured Parties notwithstanding the Secured Parties’ refusal in writing to receive such notice or communication, the Secured Parties shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of the applicable Non-Public Information without the prior approval by any Loan Party, its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and no Secured Party shall have any liability to any Loan Party, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, stockholders, attorneys, representatives or agents for any such disclosure; provided, however, that prior to making any such disclosure, the applicable Secured Party shall provide written notice to the Borrower of its intent to do so and shall not make such disclosure if the Borrower makes public disclosure (in the form of a widely disseminated press release or a Form 8-K filed with or furnished to the SEC) of the applicable Non-Public Information within one Business Day of the delivery of such notice to the Borrower; and provided, further, however, that the applicable Secured Party shall not be entitled to make such disclosure in the event that (X) prior to 9:00 a.m. (New York City time) on the first (1st) Business Day following the delivery of such notice to the Borrower, the Borrower disputes in good faith that the applicable information constitutes Non-Public Information and certifies that in writing to the applicable Secured Party, (Y) the Borrower (at its sole expense) within one (1) Business Day following the delivery of such notice to the Borrower submits the matter to an nationally recognized law firm with expertise in securities laws selected by the Borrower and approved by such Secured Party (such approval not to be unreasonably withheld or delayed) for a determination as to whether such information constitutes Non-Public Information, and (Z) within two (2) Business Days following the delivery of such notice to the Borrower, such law firm advises the Borrower and such Secured Party orally or in writing that the applicable information does not constitute Non-Public Information. Notwithstanding anything to the contrary herein, (x) the Borrower shall be permitted to provide Non-Public Information with respect to a Subsequent Disbursement to a Lender with an unfunded Subsequent Disbursement Commitment as set forth in a written notice requesting the same that is delivered by the Borrower to such Lender in accordance with Section 2.2 and (y) to the extent the Borrower reasonably and in good faith determines that it is necessary to disclose Non-Public Information to a Secured Party for any other purposes relating to this Agreement (a “Necessary Disclosure”), the Borrower shall inform counsel to such Secured Party (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated by such Secured Party) of such determination without disclosing the applicable Non-Public Information, and the Borrower and such counsel on behalf of the applicable Secured Party shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Secured Party or its representatives that is mutually acceptable to such Secured Party and the Borrower (an “Agreed Disclosure Process”), and thereafter, the Borrower shall be permitted to make such Necessary Disclosure (only) in accordance with the Agreed Disclosure Process.

(s) The Borrower will, and will cause each Loan Party to, obtain all Regulatory Required Permits necessary for compliance in all respects with Healthcare Laws with respect to the design, testing, manufacturing, developing, processing, assembly, packaging, labeling, distribution, commercialization, import, export, selling or marketing of Products and will, and will cause each Loan Party to, maintain and comply fully and completely in all respects with all such Regulatory Required Permits, the noncompliance with which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(t) Within five Business Days after the Agreement Date (or such later date as may be agreed to by the Agent in is sole discretion), Borrower will, and will cause each Loan Party to, deliver to the Agent and the Lenders (i) executed opinions of (A) Fried, Frank, Harris, Shriver & Jacobson LLP, (B) Maples and Calder, legal counsel in the Cayman Islands and (C) William Fry, legal counsel in Ireland, in each case, with respect to (as applicable to the respective foregoing opinions) the Intercompany Agreements, the Intercompany Agreement Amendments, the Equitable Mortgage, the Irish Security Assignment and related items, (ii) executed copies of the Intercompany Agreement Amendments identified in clauses (a), (b) and (c) of the definition thereof duly signed by each of the parties thereto, (iii) an executed copy of the Equitable Mortgage duly signed by each of the parties thereto, and (iv) an executed copy of the Irish Security Assignment (and all notices and acknowledgments related thereto) duly signed for each of the parties thereto, in each case of this Section 5.1(t), in form and substance reasonably satisfactory to the Agent and the Lenders (provided that the latest draft form of each of the foregoing in this Section 5.1(t) delivered to counsel to the Agent and the Lenders on the Agreement Date are reasonably satisfactory to the Agent and the Lenders subject to any changes reasonably requested by the Agent or any Lender that are needed for such opinions, solely with respect to (as applicable to the respective foregoing opinions) the Intercompany Agreements, the Intercompany Agreement Amendments, the Equitable Mortgage and/or the Irish Security Assignment being entered into, delivered, perfected or prioritized after the Agreement Date).

Section 5.2 Negative Covenants

(a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (I) merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party (provided that, to the extent such Subsidiary that is not a Loan Party has its equity pledged to the Agent, then any Person it merges with must also have its equity pledged to the Agent by at least the same percentage), (2) a Subsidiary that is a Loan Party may merge into any other Loan Party (provided that, (y) to the extent such Subsidiary being merged has its equity pledged to the Agent, then any Person it merges with must also have its equity pledged to the Agent by at least the same percentage and (z) to the extent the Borrower is part of such transaction, the Borrower must be the surviving Person), (3) any Subsidiary of the Borrower (other than, for the avoidance of doubt, the Borrower) may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and it is not materially disadvantageous to the Secured Parties and (ii) to the extent such Subsidiary is a Guarantor, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution and (4) pursuant to Permitted Acquisitions. The Borrower shall not permit the Borrower to establish or form any Subsidiary, unless such Subsidiary complies with Section 5.1(l) and such Subsidiary executes and/or delivers all other documents, agreements and instruments reasonably requested by the Agent or any Lenders to perfect a Lien in favor of the Agent (for the benefit of the Secured Parties) on such Subsidiary’s assets that constitute (or would constitute) Collateral under the Loan Documents and to make such Subsidiary a Guarantor under the Loan Documents or (II) unless all actions and steps in Section 5.1(l) are completely complied with at the time of (or prior to) such division or split (and without giving effect to any post-transaction time periods set forth therein), divide (or otherwise split) itself or themselves into two or more Subsidiaries, limited liability companies or other entities or Persons.

(b) No Loan Party shall, nor shall it permit any of its Subsidiaries to, (i) except any Permitted Transaction, enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with, except on fair market value terms, (1) any direct or indirect equity holder of the Borrower that are not Affiliates but hold more than 5% of the common Stock of the Borrower (based on the most recent common Stock holder list set forth in any SEC filing or other publicly available document) or (2) any Affiliate of the Borrower, in each case of clause (1) and clause (2), whereby its income or profits are or might be, shared with another Person (other than a Wholly-Owned Subsidiary), (ii) enter into any management contract or similar arrangement whereby all or a substantial part of its business is managed by another Person; or (iii) make any Restricted Payments, other than, with respect to this clause (iii), (1) distributions pursuant to the terms of any customary and reasonable equity incentive plan or shareholder rights plan of the Borrower that was entered into or implemented in the ordinary course of business by the Borrower, (2) when no Default or Event of Default has occurred and is continuing, the repurchase of the Borrower’s Stock from current or former officers, employees or directors of the Borrower and its Subsidiaries (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $2,500,000 in any fiscal year of the Borrower, (3) when no Default or Event of Default has occurred and is continuing, repurchases of Stock in the Borrower from current or former officers, employees or directors of the Borrower and its Subsidiaries deemed to occur upon exercise or vesting of customary and reasonable stock options, stock appreciation rights, restricted stock or restricted stock awards, and only if such Stock represents (x) all or a portion of the exercise price or base price of such options, stock appreciation rights, warrants or other Stock, or (y) are surrendered in connection with satisfying any federal, state, local, or foreign income tax obligation (including withholding in respect thereof) incurred in connection with such exercise, vesting or settlement, (4)(x) in the case of any Domestic Subsidiary that files a consolidated, combined, unitary or similar income Tax return with the Borrower, such Domestic Subsidiary may make distributions to the Borrower to permit the Borrower to pay federal and state income Taxes then due and payable and franchise Taxes incurred in the ordinary course of business, but such distributions shall be limited to the amount of such Taxes that would have been due and payable by the Borrower and such Domestic Subsidiary had they not filed a consolidated, combined, unitary or similar income Tax return); and (y) in the case of any Subsidiary owned by the Borrower and/or its other Subsidiaries that is treated as a disregarded entity or partnership for U.S. federal income tax purposes, such Subsidiary may make distributions to the Borrower and/or the Borrower’s other Subsidiaries, as applicable, to permit them to pay federal and state income and franchise Taxes then due and payable by them on their allocable share of the taxable income of such Subsidiary, and (5) any payment of interest of Permitted Unsecured Subordination Indebtedness permitted by the express terms of the definition of “Permitted Unsecured Subordinated Indebtedness.” Notwithstanding anything herein to the contrary, there shall be no restriction with respect to any changes to officers or directors of Borrower or any of its Subsidiaries, including no restriction on the freedom of Borrower or any of its Subsidiaries to enter into employment contracts or to engage directors or advisors.

(c) Except for Permitted Dispositions and any license or joint venture (in each case, solely to the extent constituting a sale or transfer) that is a Permitted Transaction, the Borrower shall not and shall not permit any Subsidiary to sell or otherwise transfer the Products or any assets primarily associated therewith to any Person other than to any Loan Party.

(d) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act, or to otherwise be registered or required to be registered or subject to the restrictions imposed by the Investment Company Act.

(e) No Loan Party shall, nor shall it permit any of its Subsidiaries to, (i) directly or indirectly make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except Permitted Liens, or (ii) directly or indirectly Dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except Permitted Dispositions.

(f) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, permit to exist or be liable with respect to any Indebtedness, other than Permitted Indebtedness.

(g) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (i) purchase or acquire any Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii) make any acquisition of any of the assets of another Person, or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise, or (iii) make, purchase or acquire any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for Permitted Investments.

(h) No Loan Party shall, nor shall it permit any of its Subsidiaries to, issue or provide a controlling or management interest in, any Stock of any Subsidiary of the Borrower.

(i) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to: (w) enter into any transaction with any Affiliate of a Loan Party or of any Subsidiary of a Loan Party (other than, in each case, transactions between or among Loan Parties) or any officer, employee or director (or similar official or governing person) of any of the foregoing, (x) pay any management, consulting or similar fees to any of the foregoing, (y) pay or reimburse any of the foregoing for any costs, expenses and similar items that are not in the ordinary course of business or (z) pay any indemnification payments to any such Person, except (1) with respect to transactions between or among the Borrower and its Subsidiaries as expressly permitted by this Agreement, (2) pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; provided, further, that in no event shall a Loan Party or any Subsidiary of a Loan Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Loan Party, a Subsidiary of a Loan Party or a customer who is not an Affiliate in the ordinary course of business, (3) payment of reasonable and customary directors’ fees and reimbursement of actual reasonable and customary out-of-pocket expenses incurred in connection with attending board of director (or other equivalent governing body) meetings, (4) customary and reasonable indemnification arrangements for the benefit of officers, employees and directors entered into in the ordinary course of business, (5) the Permitted Intercompany Transactions, (6) the entering into this Agreement by the Loan Parties and the Secured Parties that are party hereto, and (7) with respect to transactions between or among Subsidiaries of the Borrower that are not Loan Parties (provided that, for this clause (7) to be applicable to any such Subsidiary that is not a Loan Party, to the extent such Subsidiary that is not a Loan Party has its equity pledged to the Agent, then any other Subsidiary that is not a Loan Party that it is a party to any such transaction with such Subsidiary must also have its equity pledged to the Agent by at least the same percentage).

(j) No ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan, or (ii) any other ERISA Event, which other ERISA Event would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any line of business other than (A) those lines of business carried on by it on the Agreement Date and similar or related businesses or (B) such other lines of business which may be consented to in writing by the Required Lenders.

(l) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, amend, amend and restate, change, supplement or otherwise modify (i) any of its Organizational Documents in any respect materially adverse to any Secured Party without the written consent of the Required Lenders (ii) any Intercompany Agreement in any respect that is materially adverse to any Secured Party or any Loan Party, (iii) any Permitted Transaction Agreement in any respect that is materially adverse to any Secured Party or any Loan Party or (iv) any of the agreements, instruments or documents evidencing any Permitted Unsecured Subordinated Indebtedness or any other Permitted Indebtedness in any respect materially adverse to any Loan Party or any Secured Party.

(m) No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or formation, or (iv) change its jurisdiction of organization or formation, in the case of clauses (iii) and (iv), without at least five days’ prior written notice to the Agent (or such shorter period as may be agreed by the Agent in its sole discretion).

(n) No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or defease earlier than scheduled or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of as a Permitted Disposition, (iii) Permitted Unsecured Subordinated Indebtedness that is expressly permitted to be paid in cash by the definition of “Permitted Unsecured Subordinated Indebtedness” and (iv) unsecured subordinated Indebtedness expressly permitted to be incurred pursuant to clause (i) of the definition of “Permitted Indebtedness” solely to the extent any such cash payment thereof is expressly permitted to be made under such clause (i) of the definition of “Permitted Indebtedness”.

(o) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.1(qq). No Loan Party or Subsidiary of a Loan Party, nor to the knowledge of any Loan Party, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (i) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or otherwise the subject of Sanctions or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Loan Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

(p) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in sale leasebacks, synthetic leases and/or similar transactions involving any of its assets, other than sale leasebacks with the fair market value of the assets sold or otherwise disposed of in connection therewith not exceeding an aggregate amount of $25,000,000 during the term of this Agreement; provided, that (i) at the time of any such sale leaseback, no Default or Event of Default shall exist or shall result from such sale leaseback, and (ii) not less than 90% of the aggregate sales price from such sale leaseback shall be paid in cash.

(q) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to result in Material Environmental Liabilities.

Section 5.3 [Reserved]

Section 5.4 General Acceleration Provision upon Events of Default

If one or more of the events specified in this Section 5.4 shall have happened or occurred and be continuing beyond any applicable cure period expressly provided in this Section 5.4 (each, an “Event of Default”), the Required Lenders or the Agent may, or the Agent (upon written election by the Required Lenders but subject to the protections for the Agent set forth in Section 6.15) shall, by (subject to Section 5.5), which, for the avoidance of doubt, shall not require any such notice and shall occur automatically) written notice to the Borrower, declare the principal of, and accrued and unpaid interest on, all of the Loans and other Obligations or any part of any of them (together with any other amounts or Obligations accrued or payable under the Loan Documents) to be, and the same shall thereupon become, immediately due and payable, and shall immediately terminate all of the remaining Subsequent Disbursement Commitments, in each case, without any further notice and without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties, appoint a receiver for the Loan Parties and their Subsidiaries, and take any further action available at law or in equity or that are provided in the Loan Documents, including the sale or transfer of the Loan and other Obligations and all other rights acquired in connection with the Loan or the other Obligations under the Loan Documents:

(a) The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within five Business Days after the same shall become due, interest on any Loan, any fee or any other amount or Obligation payable hereunder or pursuant to any other Loan Document.

(b) Any Loan Party shall have failed to comply with or observe (i) Section 2.1, Section 5.1(a)(i), (b), (d), (e), (f), (g), (h), (i), (k), (l), (m), (p)(ii), (r), (s) or (t) or Section 5.2 or any provision in the Security Agreement or any Note; (ii) any covenant contained in any Loan Document (other than the covenants described in Section 5.4(a), Section 5.4(b)(i) above or Section 5.4(b)(iii) below), and such failure, with respect to this Section 5.4(b)(ii) only, shall not have been cured within 30 days after the earlier to occur of (y) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (z) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party; provided no such cure period in this Section 5.4(b)(ii) shall be provided or apply with respect to any provision or covenant that by its inherent nature cannot be cured upon being violated or breached; or (iii) Section 5.1(p)(ii); provided that, with respect to this Section 5.4(b)(iii) only, solely to the extent such non-compliance or non-observance can actually be cured within the time period below, and to the extent during the entire time period below, such Loan Party has a valid good faith argument or claim, and with respect to such non-compliance and non-observance by such Loan Party, such Loan Party is actively and continuously contesting in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person, then an Event of Default will not have occurred (although, for the avoidance of doubt, a Default will have occurred and be continuing) until the 60th day after day such non-compliance or non-observance first occurred.

(c) Any representation or warranty made by any Loan Party in any Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made.

(d) (i) Any Loan Party or any of its Subsidiaries shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) any Loan Party or any of its Subsidiaries shall declare a moratorium on the payment of its debts; (iii) the commencement by any Loan Party or any of its Subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Debtor Relief Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iv) the commencement against any Loan Party or any of its Subsidiaries of a proceeding in any court of competent jurisdiction under any Debtor Relief Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of 60 days; (v) the making by any Loan Party or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any Debtor Relief Law would have an effect analogous to any of those events listed above in this subsection.

(e) (i) One or more money judgments, orders, decrees, settlements, writs or warrants of attachment shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $5,000,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or (ii) one or more non-monetary judgments, orders, decrees or settlements shall be rendered against any Loan Party or any Subsidiary of a Loan Party that, with respect to clause (ii), would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and in either case (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, decree, writ or warrant of attachment or (B) such judgment, order, decree, writ or warrant of attachment shall not have been vacated or discharged within 60 days of the entry thereof or there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof.

(f) Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations or any of the Loan Documents is not given or is withdrawn or ceases to remain in full force or effect.

(g) The validity of any Loan Document shall be contested by any Loan Party or any of its Subsidiaries, or any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Loan Party or any of its Subsidiaries of the Obligations.

(h) Any Loan Party or any Subsidiary of any Loan Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; provided that this clause (ii) of this paragraph (h) shall not apply to secured Indebtedness of the type permitted under clause (d) of the definition of “Permitted Indebtedness” that becomes due as a result of any casualty or condemnation events covered fully by insurance, in each case, occurring solely with respect to the assets financed with the proceeds of such Indebtedness.

(i) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party thereto or any Loan Party or any Subsidiary of any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Loan Document shall for any reason cease to create a valid security interest in the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason (other than solely due to the action or inaction of the Agent to take a filing perfection action within its sole control) cease to be a perfected and first priority security interest.

(j) The Common Stock of Borrower ceases to be listed on the Principal Trading Market or the Common Stock ceases to be registered under Section 12 of the Exchange Act.

(k) (i) The occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.

(l) (i) The FDA or any other Governmental Authority initiates enforcement action against any Loan Party or any of its Subsidiaries, or any suppliers that causes such Loan Party or any of its Subsidiaries to withdraw, remove or discontinue marketing any of its Products or any action or proceeding to enjoin a Loan Party or any of its Subsidiaries or any representative of a Loan Party or any of its Subsidiaries from testing, manufacturing, processing, assembling, packaging, labeling, marketing, importing, exporting, selling or distributing any Product that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) the FDA, DEA or any other Governmental Authority issues a warning letter to any Loan Party or any of its Subsidiaries with respect to any Regulatory Matter, commences any enforcement action against a Loan Party, a Loan Party’s Subsidiary or any representative of a Loan Party or its Subsidiaries (with respect to the business of a Loan Party or its Subsidiaries) or institutes any action or proceeding to revoke, suspend, reject, withdraw or restrict any Regulatory Required Permit held by a Loan Party, its Subsidiaries or any representative of a Loan Party or its Subsidiaries, which, in each case, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) any Loan Party or any of its Subsidiaries conducts a mandated or voluntary recall which could reasonably be expected to result in aggregate liability and expense to the Loan Parties and their Subsidiaries of $2,500,000 or more or that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (iv) any Loan Party or any of its Subsidiaries enters into a settlement agreement with the FDA or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $2,500,000 or more, or that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(m) Any change in, any law or regulation governing or affecting the healthcare industry, including any Healthcare Laws, that has or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(n) The occurrence of any Change of Control.

(o) Any breach, default or event of default under any Intercompany Agreement.

(p) Any of the Stock of Aerie Malta, or any voting rights or director (or equivalent body) appointment rights in such Stock or in Aerie Malta, is (or becomes) subject to a restrictions notice issued under (or pursuant to) the Cayman Companies Law, and such restrictions notice shall not have been cured or withdrawn in accordance and compliance with Cayman Companies Law within 15 Business Days after such restrictions notice has been delivered or issued.

Section 5.5 Automatic Acceleration and Subsequent Disbursement Commitment Termination on Dissolution or Bankruptcy

(a) Automatic Acceleration and Subsequent Disbursement Commitment Termination on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of any Loans (together with any interest, other amounts and Obligations accrued or payable under this Agreement or the other Loan Documents (including any Make Whole/Prepayment Fee Amount and Exit Fee)) shall thereupon become immediately and automatically due and payable and any remaining Subsequent Disbursement Commitments shall be immediately and automatically terminated, in each case, without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties.

(b) Power of Attorney. Notwithstanding anything to the contrary in this Agreement and the other Loan Documents, each Loan Party hereby irrevocably and unconditionally constitutes and appoints the Agent and any of the Agent’s Affiliates, attorneys, representatives or agents, with full power of substitution, as such Loan Party’s true and lawful attorney-in-fact with full irrevocable and unconditional power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of, upon the occurrence and during the continuance of an Event of Default, carrying out the terms of this Agreement and the other Loan Documents, to take any appropriate steps or actions and to execute and deliver (and perform under on such Loan Party’s behalf) any agreement, document or instrument that may be necessary or desirable to accomplish the purposes and/or effectuate the items and actions set forth in this Agreement and the other Loan Documents, including any actions that any such Loan Party fails to take that are required under such documents, agreements or instruments.

Section 5.6 Recovery of Amounts Due

If any Obligation or other amount payable hereunder or under any of the other Loan Documents is not paid as and when due (after the expiry of any applicable cure periods in Section 5.4(a)(ii)), the Borrower and the other Loan Parties hereby authorize the Agent and the Lenders to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower or any other Loan Party to the full extent of all Obligations or other amounts payable to the Agent and/or the Lenders.

Section 5.7 Credit Bidding

The Loan Parties and the Lenders hereby irrevocably authorize the Agent, based upon the written instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Loan Documents, the Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 5.7.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Notices

Any notices or other information (including any financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party as follows (or such other address, facsimile or electronic mail address provided by such party to such other parties pursuant to the below (or such later address, facsimile or electronic mail address provided in accordance herewith):

If to the Borrower or any other Loan Party:

Aerie Pharmaceuticals, Inc.

135 US Highway 206, Suite 15

Bedminster, NJ 07921

Fax: (909) 470-4329 and (908) 470-4324

E-mail: rrubino@aeriepharma.com

Attention: Richard J. Rubino and John W. LaRocca

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Fax: (212) 859-4000

Email: andrew.barkan@friedfrank.com

Attn: Andrew B. Barkan, Esq.

If to the Agent:

Deerfield Private Design Fund III, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax: (212) 599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to (which shall not be deemed to constitute notice):

Katten Muchin Rosenman LLP

2029 Century Park East, Suite 2600

Los Angeles, CA 90067

Fax: (310) 788-4471

Email: kristopher.ring@kattenlaw.com and mark.wood@kattenlaw.com

Attn: Kristopher Ring and Mark Wood

If to any Lender, the information for notices included on Schedule 2.4 or pursuant to any assignment agreement assigning any Obligations to any new Lender.

Section 6.2 Waiver of Notice

Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Loan Documents, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3 Cost and Expense Reimbursement

The Loan Parties agree to pay on or prior to the Agreement Date and, within ten Business Days after delivery of an invoice therefor, after the Agreement Date, (a) all reasonable and documented out-of-pocket costs and expenses of the Agent and the Lenders of (x) negotiation, preparation, execution, delivery, filing and administration of the Prior Loan Documents and any consents, amendments, waivers or other modifications thereto and (y) negotiation, preparation, execution, delivery, filing and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (b) the reasonable fees, costs and expenses of legal counsel to the Agent and the Lenders in connection with the negotiation, preparation, execution and administration of the Loan Documents (and/or the Prior Loan Documents) and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Loan Party related thereto, (c) all fees, costs and expenses of creating and perfecting Liens in favor of the Agent on behalf of the Secured Parties pursuant to any Loan Document (or any Prior Loan Documents), including filing and recording fees, expenses and Taxes, search fees, title insurance premiums, and fees, costs, expenses and disbursements of counsel to the Agent and the Lenders and of counsel providing any opinions that Agent or the Lenders may request in respect of any Loan Documents (or any Prior Loan Documents) or the Liens created pursuant to the Loan Documents (or any Prior Loan Documents), (d) all costs and expenses incurred by the Agent or any Lender in connection with the custody or preservation of any of the Collateral, (e) all costs and expenses, including fees, costs and expenses of legal counsel to the Agent and the Lenders and fees, costs and expenses of accountants, advisors and consultants, incurred by the Agent, any Lender and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (f) all costs and expenses, including fees, costs and expenses of legal counsel to the Agent and the Lenders and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by the Agent and Lenders in enforcing any of the Loan Documents (or any Prior Loan Documents) or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents (or the Prior Loan Documents) (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents (or the Prior Loan Documents)) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 5.4(d), and (g) the cost of purchasing insurance that the Loan Parties fail to obtain as required by the Loan Documents (or the Prior Loan Documents). Without limiting any of the foregoing provisions of this Section 6.3, any action taken by any Loan Party under or with respect to any Loan Document (or any Prior Loan Document), even if required under any Loan Document (or any Prior Loan Document) or at the request of the Agent or any other Secured Party, shall be at the sole expense of such Loan Party, and neither the Agent nor any other Secured Party shall be required under any Loan Document (or any Prior Loan Document) to reimburse any Loan Party or any Subsidiary of any Loan Party therefor.

Section 6.4 Governing Law; Venue; Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement and, unless otherwise expressly stated therein, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Loan Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the Commercial Division, New York State Supreme Court and the federal courts, in each case, sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York), for the adjudication of any dispute hereunder or under the other Loan Documents or in connection herewith or with the other Loan Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding; provided that nothing in this Agreement or in any other Loan Document shall limit the right of any Secured Party to commence any suit, action or proceeding in federal, state or other court of any other jurisdiction to the extent such Secured Party determines that such suit, action or proceeding is necessary or appropriate to exercise its rights or remedies under this Agreement or any of the other Loan Documents.    Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.4. EACH OF THE PARTIES HERETO REPRESENTS AND WARRANTS THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THE JURY WAIVER CONTAINED IN THIS SECTION 6.4 WITH LEGAL COUNSEL.

Section 6.5 Successors and Assigns.

(a) This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that no Loan Party may assign or otherwise transfer all or any part of their rights or obligations (including the Obligations) under the Loan Documents without the prior written consent of the Agent and all of the Lenders, and any prohibited assignment by the Loan Parties shall be absolutely void ab initio. Any Lender may assign or transfer its rights, obligations, Loans or Obligations (x) at all times to any Person that is an Eligible Assignee, (y) during the occurrence and continuance of an Event of Default to any other Person or (z) otherwise only with the consent of the Borrower and the Agent (in each case of this clause (z), which consent shall not be unreasonably withheld, delayed or conditioned). Any Lender may assign any Subsequent Disbursement Commitments to (A) any Person at any time under clauses (i), (ii) or (iii) of the definition of “Eligible Assignee” or (B) any other Person after the occurrence and during the continuance of a Default or Event of Default. Upon a Lender’s assignment of any of the Loans or Subsequent Disbursement Commitments held by it (in accordance with this Section 6.5), such Lender shall provide notice of the transfer to the Borrower (with a copy to the Agent) for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a permitted transfer of an interest in a Loan or a Subsequent Disbursement Commitment, the Borrower shall record the identity of the transferee and other relevant information in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan or Subsequent Disbursement Commitment (as applicable) hereunder or under the other Loan Documents. Notwithstanding anything to the contrary in any Loan Document, no Lender shall assign or transfer, or provide any participation in, any of the Loans, other Obligations or Subsequent Disbursement Commitments to any Loan Party or any of their Affiliates without the written consent of the Agent and each other Lender.

(b) In addition to the other rights provided in this Section 6.5, each Secured Party may grant a security interest in, or otherwise assign as collateral, any of its rights under the Loan Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Secured Party’s Indebtedness or equity securities.

Section 6.6 Entire Agreement; Amendments and Waivers.

(a) The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

(b) No amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Loan Documents (other than any Control Agreement or any similar agreement, each of which may be amended, changed or waived in accordance with the terms thereof), and no consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Borrower, the Agent and the Required Lenders; provided that (1) no such amendment, restatement, modification, supplement, change, termination, waiver or consent to this Agreement shall, without the written consent of each Lender with Obligations directly and adversely affected thereby, do any of the following: (i) reduce any Loan of such Lender; (ii) postpone the Maturity Date or the Facility Termination Date or other scheduled final maturity date of any Loan of such Lender, or postpone the date or reduce the amount of any scheduled payment (but not mandatory prepayment) of principal of any Loan of such Lender; (iii) decrease the interest rate borne by any Loan of such Lender (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.8(a) or Section 2.8 (b)) or the amount of any premium or fees payable hereunder; (iv) amend this proviso of this Section 6.6(b) to the extent providing for consent by all directly and adversely affected Lenders in a manner to remove such consent, (v)(A) change or have the effect of changing the priority or pro rata treatment of any payments, prepayments, redemptions, repayments, Liens, proceeds of Collateral or reductions in Subsequent Disbursement Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Loan Document, (vi) change the percentage of the Subsequent Disbursement Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder, (vii) increase or extend any Subsequent Disbursement Commitment of any Lender, change the type or tranche of any Subsequent Disbursement Commitment or Loan (or reinstate any Subsequent Disbursement Commitment terminated pursuant to Section 5.4 or Section 5.5), or (viii) amend or otherwise change the definitions of “Required Lenders”, “Required First Subsequent Disbursement Lenders” or “Required Second Subsequent Disbursement Lenders”; (2) any amendment, restatement, modification, change, supplement, termination, waiver or consent to this Agreement that (x) affects only the First Subsequent Disbursement Lenders requires only the written consent of the Required First Subsequent Disbursement Lenders and (y) affects only the Second Subsequent Disbursement Lenders requires only the written consent of the Required Second Subsequent Disbursement Lenders; (3) the written consent of the Required First Subsequent Disbursement Lenders shall be required for any amendment, restatement, modification, supplement, change, termination, waiver or consent that (I) adversely affects the rights of the First Subsequent Disbursement Lenders in a manner different than such amendment, restatement, modification, supplement, change, termination, waiver or consent affects the rights of the Second Subsequent Disbursement Lenders, (II) amends or changes anything in clause (2)(x) or this clause (3), or (III) changes the percentage of Lenders (or the type of Lenders) which shall be required for First Subsequent Disbursement Lenders to take any action hereunder or under the other Loan Documents; and (4) the written consent of the Required Second Subsequent Disbursement Lenders shall be required for any amendment, restatement, modification, supplement, change, termination, waiver or consent that (I) adversely affects the rights of the Second Subsequent Disbursement Lenders in a manner different than such amendment, restatement, modification, supplement, change, termination, waiver or consent affects the rights of the First Subsequent Disbursement Lenders, (II) amends or changes anything in clause (2)(y) or this clause (4), or (III) changes the percentage of Lenders (or the type of Lenders) which shall be required for Second Subsequent Disbursement Lenders to take any action hereunder or under the other Loan Documents.

Section 6.7 Severability

If any provision of this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8 Counterparts

This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9 Survival.

(a) In addition to Section 3.2, this Agreement and all agreements, representations and warranties and covenants made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loan (and/or the providing of the Subsequent Disbursement Commitments) hereunder or thereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until the later of (i) all Obligations and other amounts payable under the Loan Documents shall have been fully paid in accordance with the provisions hereof and thereof and (ii) any Subsequent Disbursement Commitments have terminated. The Agent and the Lenders shall not be deemed to have waived, by reason of making any Loan or the providing of any Subsequent Disbursement Commitment, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Agent or the Lenders may have had notice or knowledge of any such Default or Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time any Loan was made or any Subsequent Disbursement Commitment was provided.

(b) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive (and shall continue to be made in accordance with the terms hereof and thereof after) the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by the Secured Parties or on their behalf and notwithstanding that the Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Loan Documents) as long as any Loan or any other Obligation hereunder or under the other Loan Documents shall remain unpaid or unsatisfied.

(c) Notwithstanding anything to the contrary in the Loan Documents, the obligations of the Loan Parties under Sections 1.4 and 2.5 and the obligations of the Loan Parties and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan and the other Obligations, the termination of the Subsequent Disbursement Commitments, or the termination of this Agreement or any of the other Loan Documents or any provision hereof or thereof.

Section 6.10 No Waiver

Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein or under any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, under any other Loan Document or under any other agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, under any other Loan Document or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Agent or the Lenders upon any breach, Default or Event of Default under this Agreement, any other Loan Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Agent or the Lenders in respect of any such breach, Default or Event of Default or any acquiescence by it therein, affect or impair any right, power or remedy of the Agent or the Lenders in respect of any other breach, Default or any Event of Default. All rights and remedies herein or in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by (or available at) law or in equity.

Section 6.11 Indemnity

(a) The Loan Parties shall, at all times, indemnify and hold harmless (the “Indemnity”) the Agent, each Lender, each other Secured Party and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, the Loan Documents or the Prior Loan Documents, the extension of credit hereunder or the Loan or the other Obligations, the providing of the Subsequent Disbursement Commitments or the use or intended use of the Loan or the other Obligations, which an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding (i) Taxes (other than Taxes that represent losses, claims, damages, liabilities or penalties arising from any non-Tax claims) and (ii) Excluded Taxes (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final judgment that such Loss resulted from the bad faith, gross negligence or willful misconduct of the Indemnified Person. The Indemnity is independent of and in addition to any other agreement of any Party under any Loan Document or any Prior Loan Document to pay any amount to the Secured Parties, and any exclusion of any obligation to pay any amount under this Section 6.11(a) shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. For the avoidance of doubt, this Section 6.11 shall not apply to Indemnified Taxes.

(b) An Indemnified Person shall have the right to retain its own legal counsel with the reasonable and documented fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the indemnifying Person. The indemnification required by this Section 6.11 shall be made and paid by such indemnifying Person within ten Business Days of written demand by such Indemnified Person.

(c) No settlement of any Loss shall be entered into by such indemnifying Person without the written consent of the applicable Indemnified Person.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the Prior Loan Documents or the transactions contemplated hereby or thereby.

Section 6.12 No Usury

The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Agent or the Lenders for the Loan or the other Obligations exceed the maximum amount permissible under Applicable Law. If from any circumstance whatsoever fulfillment of any provision hereof or any other Loan Document, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Agent or the Lenders shall ever receive anything which might be deemed interest under Applicable Law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan or the other Obligations, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan or the other Obligations, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan or the other Obligations shall, to the extent permitted by Applicable Law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan and the other Obligations until payment in full so that the deemed rate of interest on account of the Loan and the other Obligations is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement, the Notes and the other Loan Documents.

Section 6.13 Specific Performance

The Loan Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Loan Documents is not performed in accordance with its specific terms or is otherwise breached, including if the Loan Parties hereto fail to take any action required of them hereunder or thereunder to consummate the transactions contemplated by the Loan Documents. In light of the foregoing, the Loan Parties hereby agree that (a) the Secured Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Loan Documents and to enforce specifically the terms and provisions hereof and thereof in the courts described in Section 6.4 without proof of damages or otherwise and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by the Loan Documents and without that right, the Secured Parties would not have entered into the Loan Documents or have provided Loans or Disbursements hereunder or under the other Loan Documents or the Subsequent Disbursement Commitments hereunder and under the other Loan Documents. The Loan Parties hereby agree not to assert (or have any of their Subsidiaries or their attorneys, agents or representatives assert or any other Person on their behalf to assert) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Loan Parties hereby acknowledge and agree that any Secured Party seeking an injunction or injunctions to prevent breaches of, or defaults under, the Loan Documents, to prevent any Default or Event of Default and to enforce specifically the terms and provisions of the Loan Documents in accordance with this Section 6.13 shall not be required to provide any bond or other security in connection with any such injunction or other order or proceeding. The remedies available to the Secured Parties pursuant to this Section 6.13 shall be in addition to any other remedy which may be available under the Loan Documents, at law, in equity or otherwise.

Section 6.14 Further Assurances

From time to time, the Loan Parties shall perform any and all acts and execute and deliver to the Agent and the Lenders such additional documents, agreements and instruments as may be necessary or as reasonably requested by the Agent or any of the Lenders to carry out the purposes of any Loan Document or to preserve and protect any of the Secured Party’s rights as contemplated therein.

Section 6.15 Agent.

(a) Each Lender hereby irrevocably appoints Deerfield Private Design Fund III, L.P. (together with any successor Agent appointed by Deerfield Private Design Fund III, L.P. or any successor Agent that was appointed by the Required Lenders or any prior Agent) as the Agent hereunder and under the other Loan Documents and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under the Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) None of the Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations (including the Obligations) hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Subsidiaries or Affiliates.

(d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liabilities and expenses (including any fees and expenses of counsel to the Agent) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

(e) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless the Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Loan Documents, describing such Event of Default or Default and stating that such notice is a “notice of default.” The Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of itself and the Lenders.

(f) Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender as to any matter, including whether the Agent has disclosed material information in its possession. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Loan Documents and to extend credit to the Borrower hereunder and under the other Loan Documents. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or any other Loan Party which may come into the possession of the Agent.

(g) Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and its directors, officers, partners, employees, attorneys, advisors, representatives and agents (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, any of the Agent’s duties, responsibilities or actions set forth in or that taken pursuant to the Loan Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the foregoing to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 6.15(g). Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out of pocket expenses incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein or therein, to the extent that the Agent is not reimbursed for such fees, costs and expenses by or on behalf of the Loan Parties. The undertaking in this Section 6.15(g) shall survive repayment of the Loans and the other Obligations, the termination of the Subsequent Disbursement Commitments, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement or the other Loan Documents and the resignation or replacement of the Agent.

(h) The Agent may resign as Agent upon 30 days’ notice (or such lesser period agreed to by the Required Lenders) to the Lenders; provided that any successor Agent, when no Event of Default has occurred and is continuing, shall use commercially reasonable efforts to notify the Borrower after any such successor Agent has been appointed. If Agent resigns under this Agreement, the Required Lenders shall appoint from either among the Lenders or an Eligible Assignee a successor Agent for such successor Agent and the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders or an Eligible Assignee. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 6.15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

(i) Each Lender further agrees to indemnify the Agent, its Affiliates and each of its and their employees, advisors, attorneys, representatives and agents (to the extent not reimbursed by any Loan Party), severally and ratably, from and against Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents under or with respect to any of the foregoing.

Section 6.16 USA Patriot Act

Each Lender that is subject to the USA Patriot Act (and the Agent (for itself and not on behalf of any Lender)) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent to identify each Loan Party in accordance with the USA Patriot Act.

Section 6.17 Placement Agent

The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Loan Documents. The Borrower and the other Loan Parties shall pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.

Section 6.18 Independent Nature of Secured Parties

The obligations of each Secured Party under the Loan Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of the obligations of any other Secured Party under the Loan Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Loan Documents. The decision of each Secured Party to provide any Loans or Subsequent Disbursement Commitments pursuant to the Loan Documents has been made by such Secured Party independently of any other Secured Party and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries which may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Loan Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Secured Party’s acquisition of Obligations, Subsequent Disbursement Commitments or Notes at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Loan Documents. Each Secured Party shall be entitled to independently protect and enforce its rights, including the rights arising out of the Loan Documents, and it shall not be necessary for any other Secured Party to be joined as an additional party in any proceeding for such purpose.

Section 6.19 Joint and Several

The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several. Without limiting the generality of the foregoing, reference is hereby made to Section 2 of the Security Agreement, to which the obligations of the Loan Parties are subject.

Section 6.20 No Third Parties Benefited

This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Secured Parties party hereto, and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Secured Party shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

Section 6.21 Binding Effect

This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and the Agent and such executed counterparts have been delivered to the Agent pursuant to the terms of this Agreement. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of each Loan Party party hereto and each Secured Party party thereto and, in each case, their respective successors and permitted assigns.

Section 6.22 Marshaling; Payments Set Aside

No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Loan Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 6.23 No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of any Secured Party, any right, remedy, power or privilege under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Loan Party, any Affiliate of any Loan Party or any Secured Party shall be effective to amend, modify or discharge any provision of any of the Loan Documents.

Section 6.24 Right of Setoff

Each Secured Party and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by any Secured Party or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each such Secured Party agrees promptly to notify the Agent after any such setoff and application made by such Secured Party or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 6.24 are in addition to any other rights and remedies (including other rights of setoff) that any Secured Party or any of its Affiliates may have.

Section 6.25 Confidentiality

The Agent and each Lender shall hold all Information regarding the Borrower and its Subsidiaries, Affiliates and their businesses identified as such by the Borrower and obtained by the Agent or such Lender pursuant to the requirements of the Loan Documents in accordance with the Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event and among other permissible disclosures, the Agent may disclose such information to the Lenders and the Agent and each Lender may make (i) disclosures of such information to Affiliates of the Agent or such Lender and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or the Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 6.25), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, or any Subsequent Disbursement Commitment, or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 6.25 or other provisions at least as restrictive as this Section 6.25), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from the Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document, (v) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law), (vi) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the Financial Industry Regulatory Authority or the National Association of Insurance Commissioners), (vii) disclosures in connection with any legal matter, court hearing or case or settlement proceedings involving any dispute of the Obligations, the Loan Documents or any transactions or matter related hereto or thereto, (viii) disclosures to any Loan Party, any Secured Party (or any prospective or potential Secured Party), any Eligible Assignee or any of their Affiliates, and (ix) disclosures permitted by Section 5.1(r); provided that in no event shall any Secured Party be obligated or required to return any materials furnished by any Loan Party or any of its Affiliates or any of their respective agents, representatives, legal counsel or advisors. For the purposes of this Section 6.25, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business (other than any such information (A) that is publicly available other than as a result of a breach of this Section 6.25, (B) that is or becomes available to any Secured Party or any of its Affiliates on a nonconfidential basis from a source other than the Borrower, (C) that is provided or otherwise made available to any Secured Party (or any Secured Party’s Affiliates) in violation of Section 5.1(r) or is otherwise possessed (or continued to be possessed) by any Secured Party (or any Secured Party’s Affiliates) as a result of a violation of Section 5.1(r)); provided, that such information is clearly identified and marked at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 6.25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary herein, the Agent or Lender may, at its own expense, place promotional materials on the Internet or World Wide Web in the form of a “tombstone” or otherwise describing the name and logo of the Borrower and its Subsidiaries (or any of them), and the amount, type and closing date of the Transactions. In addition, any Secured Party may disclose the existence of this Agreement and the other Loan Documents and customarily disclosed information about this Agreement and the other Loan Documents to market data collectors, similar service providers to the lending industry, and service providers to the Secured Parties.

Section 6.26 Acknowledgment of Prior Obligations and Continuation Thereof.

Each of the Loan Parties (a) consent to the amendment and restatement of the Prior Credit Agreement by this Agreement (and any other “Loan Documents” (as defined in the Prior Credit Agreement, the “Prior Loan Documents”) that are being amended and restated); (b) acknowledges and agrees that (i) there are “Obligations” (as defined in the Prior Credit Agreement, the “Existing Obligations”) owing to the Secured Parties that will continue to be owed and owing to the Secured Parties as Obligations under this Agreement and the other Loan Documents, and (ii) the prior grant or grants of Liens or security interests in favor of any of the Agent or the other Secured Parties in such Loan Parties’ properties and assets, under each Prior Loan Document continue to exist and will continue to exist under the Loan Documents, and each Loan Document to which it is a party shall be in respect of the Obligations of each of the Loan Parties under this Agreement and the other Loan Documents; provided, however, that such security interests or Liens shall be as modified (if applicable) pursuant to the terms of the Loan Documents applicable thereto which are entered into on the Agreement Date, if any; (c) reaffirms (i) all of the Obligations (as defined in the Prior Credit Agreement) owing to the Secured Parties, and (ii) all prior or concurrent grants of Liens or security interests in favor of any of the Agent or the Secured Parties under each Prior Loan Document and each Loan Document; provided, however, that such Liens or security interests shall be as modified (if applicable) pursuant to the terms of the Loan Documents applicable thereto which are entered into on the Agreement Date, if any; and (d) agrees that, except as expressly amended hereby or unless being amended and restated concurrently herewith (in which case such Prior Loan Documents to which it is a party is and shall remain in full force and effect as so amended or amended and restated), each of the Prior Loan Documents to which it is a party is and shall remain in full force and effect. Each of the Loan Parties hereby confirms and agrees that all outstanding principal, interest and fees (including such accrued and unpaid principal, interest, and fees set forth in the immediately preceding sentence) and other “Obligations” (as defined in the Prior Credit Agreement) under the Prior Credit Agreement and the other Prior Loan Documents immediately prior to the Agreement Date shall, from and after the Agreement Date, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by the Loan Documents. Although each of the Loan Parties has been informed of the matters set forth herein and has acknowledged and agreed to the same, it understands that no Secured Party shall have any obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future amendments, restatements, supplements or other modifications, and nothing herein shall create such a duty.

Section 6.27 No Novation; Amendment and Restatement.

(a) This Agreement does not extinguish the obligations (including the Existing Obligations) for the payment of money outstanding under the Prior Credit Agreement or the other Prior Loan Documents or discharge or release the obligations or the Liens or priority of any pledge, security agreement or any other security therefor or any of the obligations (including the Existing Obligations) under the Prior Loan Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations (including the Existing Obligations) outstanding under the Prior Credit Agreement, the other Prior Loan Documents or agreements, instruments or documents securing the same, which shall remain in full force and effect, except as modified hereby or by agreements, instruments or documents executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Loan Party from any of its obligations or liabilities (including the Existing Obligations) under the Prior Credit Agreement and the other Prior Loan Documents or any of the security agreements, pledge agreements, guaranties or other loan documents executed in connection therewith. Each of the Loan Parties hereby (a) confirms and agrees that each Prior Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Agreement Date, all references in any such Prior Loan Document to (i) “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Prior Credit Agreement shall mean the Prior Credit Agreement as amended and restated by this Agreement or (ii) with respect to any other Prior Loan

Document being amended and restated, “thereto,”, thereof,” thereunder,” or words of like import referring to such Prior Loan Document shall mean such Prior Loan Document as amended and restated by the corresponding Loan Document; and (b) confirms and agrees that to the extent that any such Prior Loan Document purports to assign or pledge to any of the Agent or the other Secured Parties or to grant to any of the Agent or the other Secured Parties a security interest in or Lien on, any collateral as security for the obligations of any Loan Party, as the case may be, from time to time existing in respect of the Prior Credit Agreement or the other Prior Loan Documents, such pledge or assignment or grant of the security interest or Lien is hereby ratified and confirmed in all respects with respect to this Agreement and the other Loan Documents.

(b) Upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.1, subject to Section 6.27(a) and Section 6.28, the terms and provisions of the Prior Credit Agreement shall be (and hereby are) amended and restated in their entirety by the terms and provisions of this Agreement.

Section 6.28 Survival of Representations, Warranties and Certifications Under the Prior Loan Documents.

Any representation, warranty or certification made under the Prior Loan Documents that continued to be made after initially being made shall continue to be made under this Agreement and the Loan Documents, as amended (but, for the avoidance of doubt, without giving effect to any such amendment with respect to the making of such representation, warranty or certification prior to the date of such amendment), and any incorrectness, inaccurateness or breach of any such representation, warranty or certification shall be a breach or violation under this Agreement and the Loan Documents and be subject to the rights and remedies provided hereunder and thereunder for any such breach or violation of a representation, warranty or certification.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the first day written above.

BORROWER:

AERIE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Richard Rubino
Name:	Richard Rubino
Title:	Chief Financial Officer, Secretary and Treasurer

OTHER LOAN PARTIES:

AERIE DISTRIBUTION, INC., a Delaware corporation

By:	/s/ Alison Green Floyd
Name:	Alison Green Floyd
Title:	Vice President, Secretary and Treasurer

LENDERS:

DEERFIELD PARTNERS, L.P.
By:	Deerfield Mgmt, L.P. General Partner
	By:	J.E. Flynn Capital, LLC
General Partner

		By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND III, L.P.
By:	Deerfield Mgmt III, L.P.
General Partner
	By:	J.E. Flynn Capital III, LLC
General Partner

		By:	/s/ /s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:	Deerfield Mgmt, L.P.
General Partner
	By:	J.E. Flynn Capital, LLC
General Partner

		By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory
AGENT:

DEERFIELD PRIVATE DESIGN FUND III, L.P.
By:	Deerfield Mgmt III, L.P.
General Partner
	By:	J.E. Flynn Capital III, LLC
General Partner

		By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

ANNEX A

SUBSEQUENT DISBURSEMENT COMMITMENTS

Lender	First Subsequent Disbursement Commitment	Second Subsequent Disbursement Commitment	Total Subsequent Disbursement Commitment	% of Total Subsequent Disbursement Commitment
Deerfield Partners, L.P.	$20,000,000	$20,000,000	$40,000,000	20.00%
Deerfield Private Design Fund III, L.P.	$72,000,000	$72,000,000	144,000,000	72.00%
Deerfield Special Situations Fund, L.P.	$8,000,000	$8,000,000	16,000,000	8%
Total	$100,000,000	$100,000,000	$200,000,000	100%

Schedule 1.01A

Agreement Date Indebtedness

None.

Schedule 1.01B

Agreement Date Investments

1.	Aerie Pharmaceuticals, Inc. owns on the Agreement Date 403,632 shares of Series B Preferred Stock in GrayBug Vision, Inc.

2.

Investments as of the Agreement Date by the Loan Parties and their Subsidiaries in their respective direct and indirect Subsidiaries, as follows: Investments by Aerie Pharmaceuticals, Inc. in Aerie Distribution, Inc., Aerie Pharmaceuticals Limited, and Aerie Pharmaceuticals Ireland Limited; and Investments by Aerie Pharmaceuticals Limited in Aerie Pharmaceuticals Ireland Limited

Schedule 1.01C

Agreement Date Liens

1.

Liens granted to the Borrower pursuant to that certain Intellectual Property Security Agreement, dated as of March 31, 2015, by and between Aerie Malta and the Borrower, for the purpose of securing the obligations under the Intercompany Loan Agreement.

Schedule 2.4

Payment Details

Schedule 3.1(l)

Real Estate

Complete Mailing Address, including Zip Code	Leased/ Owned	Loan Party
4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703	Leased	Aerie Pharmaceuticals, Inc.

2030 Main Street, Suite 1400 Irvine, CA 92614	Leased	Aerie Pharmaceuticals, Inc.

550 Hills Drive, Third Floor Bedminster, NJ 07921	Leased	Aerie Pharmaceuticals, Inc.

Toronto Airport Corporate Centre, Mississuaga, Ontario, Canada	Leased	Aerie Pharmaceuticals, Inc.

Athlone Business & Technology Park, Athlone, Co. Westmeath, N37 DW40 Ireland	Leased	Aerie Pharmaceuticals Ireland Limited

Pembroke House, 28-32 Upper Pembroke Street, Dublin 2, Ireland	Leased	Aerie Pharmaceuticals Ireland Limited

Tower Business Centre, 2nd Floor, Tower Street, Swatar, Malta	Leased	Aerie Pharmaceuticals Limited

Pacific Century Place Marunouchi *BRANCH OFFICE 8th Floor, 1-11-1 Marunouchi Chiyoka-Ku, Tokyo 100-6208	Leased	Aerie Pharmaceuticals Ireland Limited

The Henley Building Fairview Estate Newtown Road, Oxfordshire, Henley on Thames RG9 HG Great Britain	Leased	Aerie Pharmaceuticals Ireland Limited

Schedule 3.1(u)

Subsidiaries

1.	Aerie Distribution, Inc. (Delaware)

2.	Aerie Pharmaceuticals Limited (Cayman Islands)

3.	Aerie Pharmaceuticals Ireland Limited (Ireland)

Schedule 3.1(v)

Compliance Matters

None.

Schedule 3.1(ee)

Inspections; Investigations

None.

Schedule 3.1(kk)

Margin Stock

None.

Schedule 3.1(ll)

Environmental Matters

None.

Schedule 3.1(mm)

Labor and ERISA Matters

None.

Schedule 3.1(nn)

Jurisdictions of Organization; Legal Names

Loan Party’s Legal Name	Jurisdiction	Organizational Identification Number	Chief executive office or sole place of business
Aerie Pharmaceuticals, Inc.	Delaware, USA	3989270	4301 Emperor Boulevard, Suite 400 Durham, North Carolina 27703

Aerie Distribution, Inc.	Delaware, USA	6258106	4301 Emperor Boulevard, Suite 400 Durham, North Carolina 27703

Schedule 3.1(oo)

Accounts

Schedule 3.1(tt)

Registrations

Product Distribution Licenses: See attached Excel spreadsheet

New Drug Applications:

1.	New Drug Application for Rhopressa (Netarsudil 0.02% solution), approved by the U.S. Food and Drug Administration on 12/18/2017. NDA# 208254.

2.	New Drug Application for Roclatan (Netarsudil/latanoprost ophthalmic solution, 0.02%/0.005%) filed with the U.S. Food and Drug Administration on May 15, 2018.

Manufacturing Approvals/Authorizations: N/A

Labeling Approvals (or foreign equivalent):

Rhopressa (Netarsudil 0.02% solution) labeling approved by the U.S. Food and Drug Administration on 12/18/2017. NDA# 208254.

Schedule 3.1(uu)

Regulatory Matters

None.

EXHIBIT A-1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF [AMENDED AND RESTATED] UNFUNDED FIRST SUBSEQUENT DISBURSEMENT COMMITMENT NOTE

THIS [AMENDED AND RESTATED] UNFUNDED FIRST SUBSEQUENT DISBURSEMENT COMMITMENT NOTE (THIS “NOTE”) WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS NOTE, THE HOLDER OF THIS NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THIS NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

ANY REQUEST SHALL BE MADE TO THE BORROWER, 4301 EMPEROR BOULEVARD, SUITE 400, DURHAM, NC 27703, ATTENTION: [CHIEF FINANCIAL OFFICER].

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTES.

[AMENDED AND RESTATED] UNFUNDED FIRST SUBSEQUENT DISBURSEMENT COMMITMENT NOTE

$	, 20[ ]

FOR VALUE RECEIVED, Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [                                        ] (together with its successors and assigns, the “Lender”) at the times, in the amounts and at the address (or pursuant to the wire instructions) set forth in the Amended and Restated Credit Agreement dated as of May 2, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the other “Loan Parties” from time to time party thereto, the “Lenders” (as defined in the Credit Agreement) from time to time party thereto, and Deerfield Private Design Fund III, L.P., as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Agent”), the lesser of (i) the principal amount of                                          ($                        ) and (ii) the aggregate outstanding principal amount of the First Subsequent Disbursements made by the Lender to the Borrower according to the terms of the Credit Agreement, as conclusively evidenced (absent manifest error) by the written endorsement with respect thereto by any officer of the Lender on Schedule I attached hereto; provided that the failure to include any such aggregate outstanding principal amount of any First Subsequent Disbursement on Schedule I shall not affect the liability or obligations of the Borrower to pay the principal amount of any First Subsequent Disbursement made by the Lender (or any predecessor of the Lender that were assigned or transferred to the Lender) to the Lender. Notwithstanding the foregoing, if the aggregate outstanding principal amount

Exhibit A-1 - 1

of the First Subsequent Disbursements made by the Lender to the Borrower is actually more than the amount set forth on Schedule I attached hereto, such actual amount shall control and instead be the amount that applies pursuant to clause (ii) in the immediately preceding sentence. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower further promises to pay interest at such address (or pursuant to such wire instructions), in U.S. dollars, from (and including) the date hereof on the outstanding principal amount owing hereunder from time to time and on any overdue interest and other Obligations, at the applicable rate per annum set forth in the Credit Agreement. Interest on the outstanding principal amounts evidenced by this Note and on any overdue interest and other Obligations shall be paid at the times and calculated pursuant to the terms set forth in the Credit Agreement. The Borrower further promises to pay any First Subsequent Disbursement Exit Fee, Make Whole/Prepayment Fee Amount and/or any other fee that is due on this Note, the First Subsequent Disbursement Loan or the other Obligations in accordance with the Credit Agreement. This Note is (i) a “Note” referred to in the Credit Agreement, (ii) a type of Note referred to in clause (a) of the definition of “Note” in the Credit Agreement and (iii) subject to the terms and conditions set forth in the Credit Agreement, which terms and conditions are incorporated herein by reference. Unless provided for under a separate Note, this Note evidences all First Subsequent Disbursement Commitments provided by the Lender under the Credit Agreement, the First Subsequent Disbursements made by the Lender under the Credit Agreement and the Lender’s interest in the First Subsequent Disbursement Commitments and First Subsequent Disbursements. For the avoidance of doubt, as applicable and without duplication, the aggregate amount of the First Subsequent Disbursement Loans under any Note issued to the Lender pursuant to clause (c) of the definition of “Note” in the Credit Agreement that evidences the First Subsequent Disbursement Loans that were funded and are now covered under such Note will result in a dollar-for-dollar reduction in the aggregate principal amount of First Subsequent Disbursement Commitments under this Note.

All payments of principal and interest shall be made in U.S. dollars in immediately available funds as specified in the Credit Agreement. Amounts remaining unpaid on this Note may be prepaid only to the extent expressly set forth in Section 2.3(c) of the Credit Agreement and are subject to the First Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount. Amounts that are paid, repaid or prepaid hereunder shall not be reborrowed and are subject to the First Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable (and will immediately and automatically become due and payable in connection with any Event of Default of the type set forth in Section 5.4(d) of the Credit Agreement), along with the First Subsequent Disbursement Exit Fee, any applicable Make Whole/Prepayment Fee Amount and any First Subsequent Disbursement Commitment Fee, and any unfunded First Subsequent Disbursement Commitments may be immediately terminated (and will immediately and automatically be terminated in connection with any Event of Default of the type set forth in Section 5.4(d) of the Credit Agreement), each as specified in Sections 5.4 and 5.5 of the Credit Agreement.

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note as provided in Section 6.3 of the Credit Agreement.

The Borrower hereby irrevocably and unconditionally waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note. No renewal or extension of this Note, the Credit Agreement, the Prior Loan Documents, or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), no delay in the enforcement of payment of this Note, the Credit Agreement, the

Exhibit A-1 - 2

Prior Loan Documents or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), and no delay or omission in exercising any right, remedy or power under this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents or under Applicable Law shall affect the liability of the Borrower or any endorser of this Note.

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Lender.

This Note is secured by Liens on and security interests in certain property and assets of the Borrower and the other Loan Parties that have been granted to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents. Reference is hereby made to the other Loan Documents for a description of the Collateral securing the obligations evidenced by this Note, the terms and conditions upon which such Liens and security interests were granted and the rights of the Lender of this Note in respect thereof.

This Note is assignable or transferable by Lender in accordance with Section 6.5 of the Credit Agreement. This Note is not assignable or transferable by the Borrower without the written consent of the Lender and the Agent and any such prohibited assignment or transfer is absolutely void ab initio.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.2, 1.3, 1.4, 2.5, 6.1 to 6.14 and 6.19 to 6.24 of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE OTHER PROVISIONS OF SECTION 6.4 OF THE CREDIT AGREEMENT SHALL APPLY HERETO MUTATIS MUTANDIS.

[THIS NOTE IS AN AMENDMENT AND RESTATEMENT OF THAT CERTAIN SUBSEQUENT DISBURSEMENT NOTE ORIGINALLY ISSUED TO THE LENDER ON JULY 23, 2018 (THE “PRIOR NOTE”) AND EVIDENCES AN EXTENSION, CONTINUATION, AND RENEWAL OF THE INDEBTEDNESS EVIDENCED BY THE PRIOR NOTE, BUT THIS NOTE REPLACES THE PRIOR NOTE WITH THE INDEBTEDNESS EVIDENCED BY THE PRIOR NOTE NOW EVIDENCED BY THIS NOTE. SUCH PRIOR NOTE SHALL BE OF NO FURTHER FORCE AND EFFECT UPON EXECUTION OF THIS NOTE. THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE INDEBTEDNESS UNDER THE PRIOR NOTE HAS NOT BEEN REPAID OR EXTINGUISHED AND THAT THE EXECUTION HEREOF DOES NOT CONSTITUTE A NOVATION OF THE PRIOR NOTE. MOREOVER, THIS NOTE SHALL BE ENTITLED TO ALL SECURITY AND COLLATERAL TO WHICH THE PRIOR NOTE WAS ENTITLED, WITHOUT CHANGE OR DIMINUTION IN THE PRIORITY OF ANY LIEN OR SECURITY INTEREST GRANTED TO SECURE THE PRIOR NOTE.]

[SIGNATURE PAGE FOLLOWS]

Exhibit A-1 - 3

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by a duly authorized representative of the Borrower.

AERIE PHARMACEUTICALS, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO [AMENDED AND RESTATED] UNFUNDED FIRST SUBSEQUENT DISBURSEMENT COMMITMENT NOTE [(                        )]]

Exhibit A-1 - 4

SCHEDULE I

TO

[AMENDED AND RESTATED] UNFUNDED FIRST SUBSEQUENT DISBURSEMENT

COMMITMENT NOTE

BORROWINGS AND PAYMENTS

PRINCIPAL AMOUNT	DATE OF FIRST SUBSEQUENT DISBURSEMENT	AMOUNT OF REPAYMENT/ PREPAYMENT	DATE OF REPAYMENT/ PREPAYMENT	NOTATION MADE BY

Exhibit A-1 - 5

EXHIBIT A-2

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF UNFUNDED SECOND SUBSEQUENT DISBURSEMENT COMMITMENT NOTE

THIS UNFUNDED SECOND SUBSEQUENT DISBURSEMENT COMMITMENT NOTE (THIS “NOTE”) WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS NOTE, THE HOLDER OF THIS NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THIS NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

ANY REQUEST SHALL BE MADE TO THE BORROWER, 4301 EMPEROR BOULEVARD, SUITE 400, DURHAM, NC 27703, ATTENTION: [CHIEF FINANCIAL OFFICER].

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTES.

UNFUNDED SECOND SUBSEQUENT DISBURSEMENT COMMITMENT NOTE

$	, 20[ ]

FOR VALUE RECEIVED, Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [                                        ] (together with its successors and assigns, the “Lender”) at the times, in the amounts and at the address (or pursuant to the wire instructions) set forth in the Amended and Restated Credit Agreement dated as of May 2, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the other “Loan Parties” from time to time party thereto, the “Lenders” (as defined in the Credit Agreement) from time to time party thereto, and Deerfield Private Design Fund III, L.P., as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Agent”), the lesser of (i) the principal amount of                                                   ($                        ) and (ii) the aggregate outstanding principal amount of the Second Subsequent Disbursements made by the Lender to the Borrower according to the terms of the Credit Agreement, as conclusively evidenced (absent manifest error) by the written endorsement with respect thereto by any officer of the Lender on Schedule I attached hereto; provided that the failure to include any such aggregate outstanding principal amount of any Second Subsequent Disbursement on Schedule I shall not affect the liability or obligations of the Borrower to pay the principal amount of any Second Subsequent Disbursement made by the Lender (or any predecessor of the Lender that were assigned or transferred to the Lender) to the Lender. Notwithstanding the foregoing, if the aggregate outstanding principal amount of the Second Subsequent Disbursements made by the Lender to the Borrower is actually more than the amount set forth on Schedule I attached hereto, such actual amount shall control and instead be the amount that applies pursuant to clause (ii) in the immediately preceding sentence. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Exhibit A-2 - 1

The Borrower further promises to pay interest at such address (or pursuant to such wire instructions), in U.S. dollars, from (and including) the date hereof on the outstanding principal amount owing hereunder from time to time and on any overdue interest and other Obligations, at the applicable rate per annum set forth in the Credit Agreement. Interest on the outstanding principal amounts evidenced by this Note and on any overdue interest and other Obligations shall be paid at the times and calculated pursuant to the terms set forth in the Credit Agreement. The Borrower further promises to pay any Second Subsequent Disbursement Exit Fee, Make Whole/Prepayment Fee Amount and/or any other fee that is due on this Note, the Second Subsequent Disbursement Loan or the other Obligations in accordance with the Credit Agreement. This Note is (i) a “Note” referred to in the Credit Agreement, (ii) a type of Note referred to in clause (b) of the definition of “Note” in the Credit Agreement and (iii) subject to the terms and conditions set forth in the Credit Agreement, which terms and conditions are incorporated herein by reference. Unless provided for under a separate Note, this Note evidences all Second Subsequent Disbursement Commitments provided by the Lender under the Credit Agreement, the Second Subsequent Disbursements made by the Lender under the Credit Agreement and the Lender’s interest in the Second Subsequent Disbursement Commitments and Second Subsequent Disbursements. For the avoidance of doubt, as applicable and without duplication, the aggregate amount of the Second Subsequent Disbursement Loans under any Note issued to the Lender pursuant to clause (d) of the definition of “Note” in the Credit Agreement that evidences the Second Subsequent Disbursement Loans that were funded and are now covered under such Note will result in a dollar-for-dollar reduction in the aggregate principal amount of Second Subsequent Disbursement Commitments under this Note.

All payments of principal and interest shall be made in U.S. dollars in immediately available funds as specified in the Credit Agreement. Amounts remaining unpaid on this Note may be prepaid only to the extent expressly set forth in Section 2.3(c) of the Credit Agreement and are subject to the Second Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount. Amounts that are paid, repaid or prepaid hereunder shall not be reborrowed and are subject to the Second Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount.

Upon the occurrence and during the continuance of any Event of Default, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable (and will immediately and automatically become due and payable in connection with any Event of Default of the type set forth in Section 5.4(d) of the Credit Agreement), along with the Second Subsequent Disbursement Exit Fee, any applicable Make Whole/Prepayment Fee Amount and any Second Subsequent Disbursement Commitment Fee, and any unfunded Second Subsequent Disbursement Commitments may be immediately terminated (and will immediately and automatically be terminated in connection with any Event of Default of the type set forth in Section 5.4(d) of the Credit Agreement), each as specified in Sections 5.4 and 5.5 of the Credit Agreement.

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note as provided in Section 6.3 of the Credit Agreement.

The Borrower hereby irrevocably and unconditionally waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note. No renewal or extension of this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), no delay in the enforcement of payment of this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), and no delay or omission in exercising any right, remedy or power under this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents or under Applicable Law shall affect the liability of the Borrower or any endorser of this Note.

Exhibit A-2 - 2

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Lender.

This Note is secured by Liens on and security interests in certain property and assets of the Borrower and the other Loan Parties that have been granted to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents. Reference is hereby made to the other Loan Documents for a description of the Collateral securing the obligations evidenced by this Note, the terms and conditions upon which such Liens and security interests were granted and the rights of the Lender of this Note in respect thereof.

This Note is assignable or transferable by Lender in accordance with Section 6.5 of the Credit Agreement. This Note is not assignable or transferable by the Borrower without the written consent of the Lender and the Agent and any such prohibited assignment or transfer is absolutely void ab initio.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.2, 1.3, 1.4, 2.5, 6.1 to 6.14 and 6.19 to 6.24 of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE OTHER PROVISIONS OF SECTION 6.4 OF THE CREDIT AGREEMENT SHALL APPLY HERETO MUTATIS MUTANDIS.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-2 - 3

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by a duly authorized representative of the Borrower.

AERIE PHARMACEUTICALS, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO UNFUNDED SECOND SUBSEQUENT DISBURSEMENT COMMITMENT NOTE [(                        )]]

Exhibit A-2 - 4

SCHEDULE I

TO

UNFUNDED SECOND SUBSEQUENT DISBURSEMENT COMMITMENT NOTE

BORROWINGS AND PAYMENTS

PRINCIPAL AMOUNT	DATE OF SECOND SUBSEQUENT DISBURSEMENT	AMOUNT OF REPAYMENT/ PREPAYMENT	DATE OF REPAYMENT/ PREPAYMENT	NOTATION MADE BY

Exhibit A-2 - 5

EXHIBIT A-3

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF FUNDED FIRST SUBSEQUENT DISBURSEMENT NOTE

THIS FUNDED FIRST SUBSEQUENT DISBURSEMENT NOTE (THIS “NOTE”) WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS NOTE, THE HOLDER OF THIS NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THIS NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

ANY REQUEST SHALL BE MADE TO THE BORROWER, 4301 EMPEROR BOULEVARD, SUITE 400, DURHAM, NC 27703, ATTENTION: [CHIEF FINANCIAL OFFICER].

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTES.

FUNDED FIRST SUBSEQUENT DISBURSEMENT NOTE

Lender:
Principal Amount: $	, 20

FOR VALUE RECEIVED, the undersigned, Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above (the “Loan”) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement referred to below.

The Borrower promises to pay interest on the outstanding principal amount of the Loan, any overdue interest and all other Obligations (as defined in the Credit Agreement) from and after the date hereof (or such earlier applicable date that such amounts first became outstanding) until such outstanding principal amount of the Loan, any overdue interest and all other Obligations are paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. The Borrower promises to pay any First Subsequent Disbursement Exit Fee, Make Whole/Prepayment Fee Amount and/or any other fee that is due on this Note, the Loan or the other Obligations in accordance with the Credit Agreement.

Principal and interest (and any First Subsequent Disbursement Exit Fee and/or Make Whole/Prepayment Fee Amount) are payable in cash in Dollars to the Lender in the manner set forth in the Credit Agreement.

Exhibit A-3 - 1

This Note is (i) one of the “Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of May 2, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the other “Loan Parties” party thereto, the “Lenders” (as defined in the Credit Agreement) party thereto and Deerfield Private Design Fund III, L.P., as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns, the “Agent”), (ii) a type of Note referred to in clause (c) of the definition of “Note” in the Credit Agreement and (iii) subject to the terms and conditions set forth in the Credit Agreement, which terms and conditions are incorporated herein by reference. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

For the avoidance of doubt, as applicable and without duplication, the aggregate amount of the Loan under this Note will result in a dollar-for-dollar reduction in the aggregate principal amount of First Subsequent Disbursement Commitments under the Note issued to the Lender pursuant to clause (a) of the definition of “Note” in the Credit Agreement that evidences the First Subsequent Disbursement Commitments of the Loans that were funded and are now covered under this Note.

The Credit Agreement, among other things, (a) provides for the making of the Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loan being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note (and all other obligations (including the Obligations) evidenced hereby) upon the happening of certain stated events and also for prepayments pursuant to Section 2.3 of the Credit Agreement on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein. Amounts remaining unpaid on this Note may be prepaid only to the extent expressly set forth in Section 2.3(c) of the Credit Agreement and are subject to the First Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount. Amounts that are paid, repaid or prepaid hereunder shall not be reborrowed and are subject to the First Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount.

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note as provided in Section 6.3 of the Credit Agreement.

The Borrower hereby irrevocably and unconditionally waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note. No renewal or extension of this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), no delay in the enforcement of payment of this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), and no delay or omission in exercising any right, remedy or power under this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents or under Applicable Law shall affect the liability of the Borrower or any endorser of this Note.

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, amended and restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Lender.

Exhibit A-3 - 2

This Note is secured by Liens on and security interests in certain property and assets of the Borrower and the other Loan Parties that have been granted to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents. Reference is hereby made to the other Loan Documents for a description of the Collateral securing the obligations evidenced by this Note, the terms and conditions upon which such Liens and security interests were granted and the rights of the Lender of this Note in respect thereof.

This Note is assignable or transferable by Lender in accordance with Section 6.5 of the Credit Agreement. This Note is not assignable or transferable by the Borrower without the written consent of the Lender and the Agent and any such prohibited assignment or transfer is absolutely void ab initio.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.2, 1.3, 1.4, 2.5, 6.1 to 6.14 and 6.19 to 6.24 of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE OTHER PROVISIONS OF SECTION 6.4 OF THE CREDIT AGREEMENT SHALL APPLY HERETO MUTATIS MUTANDIS.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-3 - 3

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by a duly authorized representative of the Borrower.

AERIE PHARMACEUTICALS, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO FUNDED FIRST SUBSEQUENT DISBURSEMENT NOTE [(                                    )]]

Exhibit A-3 - 4

EXHIBIT A-4

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF FUNDED SECOND SUBSEQUENT DISBURSEMENT NOTE

THIS FUNDED SECOND SUBSEQUENT DISBURSEMENT NOTE (THIS “NOTE”) WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS NOTE, THE HOLDER OF THIS NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THIS NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.

ANY REQUEST SHALL BE MADE TO THE BORROWER, 4301 EMPEROR BOULEVARD, SUITE 400, DURHAM, NC 27703, ATTENTION: [CHIEF FINANCIAL OFFICER].

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THIS NOTE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 OR RULE 144A UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4(a)(1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE NOTES.

FUNDED SECOND SUBSEQUENT DISBURSEMENT NOTE

Lender:	, 20
Principal Amount: $

FOR VALUE RECEIVED, the undersigned, Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the Lender set forth above (the “Lender”) the Principal Amount set forth above (the “Loan”) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement referred to below.

The Borrower promises to pay interest on the outstanding principal amount of the Loan, any overdue interest and all other Obligations (as defined in the Credit Agreement) from and after the date hereof (or such earlier applicable date that such amounts first became outstanding) until such outstanding principal amount of the Loan, any overdue interest and all other Obligations are paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. The Borrower promises to pay any Second Subsequent Disbursement Exit Fee, Make Whole/Prepayment Fee Amount and/or any other fee that is due on this Note, the Loan or the other Obligations in accordance with the Credit Agreement.

Principal and interest (and any Second Subsequent Disbursement Exit Fee and/or Make Whole/Prepayment Fee Amount) are payable in cash in Dollars to the Lender in the manner set forth in the Credit Agreement.

Exhibit A-4 - 1

This Note is (i) one of the “Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of May 2, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the other “Loan Parties” party thereto, the “Lenders” (as defined in the Credit Agreement) party thereto and Deerfield Private Design Fund III, L.P., as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns, the “Agent”), (ii) a type of Note referred to in clause (d) of the definition of “Note” in the Credit Agreement and (iii) subject to the terms and conditions set forth in the Credit Agreement, which terms and conditions are incorporated herein by reference. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

For the avoidance of doubt, as applicable and without duplication, the aggregate amount of the Loan under this Note will result in a dollar-for-dollar reduction in the aggregate principal amount of Second Subsequent Disbursement Commitments under the Note issued to the Lender pursuant to clause (b) of the definition of “Note” in the Credit Agreement that evidences the Second Subsequent Disbursement Commitments of the Loans that were funded and are now covered under this Note.

The Credit Agreement, among other things, (a) provides for the making of the Loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Loan being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note (and all other obligations (including the Obligations) evidenced hereby) upon the happening of certain stated events and also for prepayments pursuant to Section 2.3 of the Credit Agreement on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein. Amounts remaining unpaid on this Note may be prepaid only to the extent expressly set forth in Section 2.3(c) of the Credit Agreement and are subject to the Second Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount. Amounts that are paid, repaid or prepaid hereunder shall not be reborrowed and are subject to the Second Subsequent Disbursement Exit Fee and any applicable Make Whole/Prepayment Fee Amount.

The Borrower shall pay all costs and expenses (including attorney’s fees) of the Lender incurred in connection with this Note as provided in Section 6.3 of the Credit Agreement.

The Borrower hereby irrevocably and unconditionally waives presentment, demand, notice, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note. No renewal or extension of this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), no delay in the enforcement of payment of this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents (or the Obligations or the Obligations (as defined in the Prior Credit Agreement)), and no delay or omission in exercising any right, remedy or power under this Note, the Credit Agreement, the Prior Loan Documents or the other Loan Documents or under Applicable Law shall affect the liability of the Borrower or any endorser of this Note.

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended, restated, amended and restated, supplemented or otherwise modified only in a writing signed by the Borrower and the Lender.

Exhibit A-4 - 2

This Note is secured by Liens on and security interests in certain property and assets of the Borrower and the other Loan Parties that have been granted to the Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents. Reference is hereby made to the other Loan Documents for a description of the Collateral securing the obligations evidenced by this Note, the terms and conditions upon which such Liens and security interests were granted and the rights of the Lender of this Note in respect thereof.

This Note is assignable or transferable by Lender in accordance with Section 6.5 of the Credit Agreement. This Note is not assignable or transferable by the Borrower without the written consent of the Lender and the Agent and any such prohibited assignment or transfer is absolutely void ab initio.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.2, 1.3, 1.4, 2.5, 6.1 to 6.14 and 6.19 to 6.24 of the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER UNDER THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE OTHER PROVISIONS OF SECTION 6.4 OF THE CREDIT AGREEMENT SHALL APPLY HERETO MUTATIS MUTANDIS.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-4 - 3

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered on the date first set forth above by a duly authorized representative of the Borrower.

AERIE PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE TO FUNDED SECOND SUBSEQUENT DISBURSEMENT NOTE [(                                )]]

Exhibit A-4 - 4

EXHIBIT B

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF

PERFECTION CERTIFICATE

[             ], 20[     ]

Each of the parties signatory hereto hereby represents and warrants to the Agent (as defined in the Credit Agreement defined below) and the Lenders (as defined in the Credit Agreement defined below) with reference to that certain Amended and Restated Credit Agreement dated as of April [30], 2019, by and among the Loan Parties (as defined in the Credit Agreement defined below), the Lenders (as defined in the Credit Agreement defined below) party thereto, and Deerfield Private Design Fund III, L.P., as the Agent (as amended, restated, amended and restated supplemented or otherwise modified, the “Credit Agreement”) (terms that are not defined herein but are defined in such Credit Agreement have the same meanings herein as specified therein, as applicable), as follows:

1. NAMES AND OTHER ORGANIZATIONAL RELATED INFORMATION OF LOAN PARTIES AND THEIR SUBSIDIARIES

a. The name of each Loan Party and each of its Subsidiaries, as it appears in such Loan Party’s or Subsidiary’s current Certificate of Incorporation, Certificate of Formation or similar organizational document as in effect on this date, whether such Loan Party or Subsidiary is a Subsidiary or parent of the below-listed Person, and if any such Subsidiary is an Excluded Foreign Subsidiary, is each as provided below:

Entity Name	Parent/Subsidiary	If a Foreign Subsidiary, is the Entity an Excluded Foreign Subsidiary (Yes/No)?
Sub ☐ Parent ☐ of ________________
Sub ☐ Parent ☐ of ________________
Sub ☐ Parent ☐ of ________________

b. The federal employer identification number of each Loan Party and, if applicable, each of its Subsidiaries is:

Loan Party/Subsidiary	Federal Employer Identification Number

Exhibit B - 1

c. The Loan Parties and their Subsidiaries, respectively, are formed under the laws of the following jurisdictions:

Loan Party/Subsidiary	State/Country

d. The organizational identification number of each Loan Party issued by its respective jurisdiction of formation is:

Loan Party	Organizational Identification Number

e. Each Loan Party, respectively, transacts business in the following jurisdictions (list jurisdictions other than jurisdictions of formation):

Loan Party	Jurisdiction(s)

f. Each Loan Party, respectively, is duly qualified to transact business as a foreign entity in the following jurisdictions (list jurisdictions other than jurisdictions of formation):

Loan Party	Jurisdiction(s)

g. The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names and including former legal names (as defined in Section 9-503(a) of the UCC)) currently used by a Loan Party or any of its Subsidiaries or used by a Loan Party or any of its Subsidiaries within the past five (5) years:

Loan Party/Subsidiary	Name	Period of Use

Exhibit B - 2

h. The following are the names of all entities which have been merged into any Loan Party or any of its Subsidiaries during the past five (5) years:

Loan Party/Subsidiary	Name of Merged Entity	Year of Merger

i. The following are the names and addresses of all entities from whom any Loan Party or any of its Subsidiaries has acquired any personal property in a transaction not in the ordinary course of business during the past five (5) years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property

2. LOCATIONS OF LOAN PARTIES AND THEIR SUBSIDIARIES

a. The chief executive offices, and the locations of the books and records, of each Loan Party and each of the Loan Parties’ Subsidiaries, respectively, are presently located at the following addresses:

Complete Street and Mailing Address, including County and Zip Code	Loan Party/Subsidiary

b. [Reserved].

c. The following are all the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, owns or leases, or occupies any real property:

Complete Mailing Address, including Zip Code	Leased/ Owned/ Occupied	Loan Party/Subsidiary

Exhibit B - 3

d. The following are all of the locations where a Loan Party or any of the Loan Parties’ Subsidiaries, respectively, maintains any inventory, equipment or other property:

Complete Address	Loan Party/Subsidiary

e. The following are the names and addresses of all warehousemen, bailees, or other third-parties who have possession of any of the Loan Parties’ inventory or equipment or the inventory or equipment of any of the Loan Parties’ Subsidiaries:

Name	Complete Street and Mailing Address, including Zip Code	Loan Party/Subsidiary

f. The following is a complete list of all other offices or other facilities (other than those described above) where a Loan Party or any of the Loan Parties’ Subsidiaries has done material business in the past five (5) years.

Complete Address	Loan Party/Subsidiary

3. INTELLECTUAL PROPERTY

a. Set forth below is a list of all patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of a Loan Party or any of the Loan Parties’ Subsidiaries. Please include the name of such intellectual property, the grant date or application date, as applicable, the registration or application number, as applicable, and the country of such registration or application.

Loan Party/ Subsidiary	Name of Intellectual Property	Registered/ Application Pending	Grant/ Application Date	Registration/ Application Number	Country of Registration/ Application

Exhibit B - 4

b. Set forth below is a list of all licenses, franchise or other agreements relating to trademarks, patents, copyrights and other know-how to which a Loan Party or any of the Loan Parties’ Subsidiaries is a party and that require annual payments in excess of $100,000 individually.

4. INVESTMENT PROPERTY; INSTRUMENTS; ACCOUNTS

a. The following is a complete list of all stocks, bonds, debentures, notes, commodity contracts and other securities (as defined in Article 8 of the Uniform Commercial Code), owned by a Loan Party or any of the Loan Parties’ Subsidiaries:

Name of Issuer	Description and Value of Security	Loan Party/Subsidiary

b. The following are all banks and other financial institutions, securities intermediary or commodity intermediary at which any Loan Party or any of the Loan Parties’ Subsidiaries maintains deposit, securities, commodities or similar accounts, which correctly identifies the name, address and any other relevant contact information with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor:

Bank Name	Address and Other Contact Information	Name in Which Account is Held	Purpose of Account	Complete Account Number

c. [Reserved].

d. Does any Loan Party or any of the Loan Parties’ Subsidiaries or is it contemplated that any Loan Party or any of the Loan Parties’ Subsidiaries will regularly receive letters of credit from customers or other third parties to secure payments of sums owed to such company?

e. The following is a list of letters of credit naming a Loan Party or any of the Loan Parties’ Subsidiaries as “beneficiary” thereunder:

LC Number	Name of LC Issuer	LC Applicant	Loan Party/Subsidiary

Exhibit B - 5

5. INDEBTEDNESS

Set forth below is a list of all agreements, promissory notes, indentures and other documents relating to any indebtedness for borrowed money of a Loan Party or any of the Loan Parties’ Subsidiaries, including without limitation loan agreements, note indentures, letters of credit, reimbursement agreements, mortgages and guaranties of the indebtedness for borrowed money of others, in each case, true, correct and complete copies of which have been provided to the Agent and the Lenders prior to the date hereof.

Debtor	Creditor	Amount of Indebtedness Outstanding	Maturity Date

6. [RESERVED]

7. LITIGATION; COMMERCIAL TORT CLAIMS

a. The following is a complete list of pending and threatened litigation or claims involving amounts claimed against a Loan Party or any of the Loan Parties’ Subsidiaries in an indefinite amount or in excess of $100,000 in each case:

b. The following are the only claims (including, without limitation, commercial tort claims) which a Loan Party or any of the Loan Parties’ Subsidiaries has against others (other than claims on accounts receivable), which such Loan Party or Subsidiary is asserting or intends to assert, and in which the potential recovery exceeds $100,000 individually or $400,000 in the aggregate:

None.

8. [RESERVED]

9. INSURANCE BROKER

The following brokers handle the Loan Parties’ and the Loan Parties’ Subsidiaries’ property and liability insurance:

Broker	Contact	Telephone	Fax	Email

Exhibit B - 6

[SIGNATURE PAGE FOLLOWS]

Exhibit B - 7

The Loan Parties acknowledge that Agent’s acceptance of this Perfection Certificate and any continuation pages does not imply any commitment on Agent’s or any Lender’s part to enter into a loan transaction with the Loan Parties, and that any such commitment may only be made by an express written loan commitment, signed by each of Agent’s and each Lender’s authorized officers. The Loan Parties agree that this Perfection Certificate shall constitute a “Loan Document” under the Credit Agreement.

Dated as of the date first written above.

LOAN PARTIES:	AERIE PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

AERIE DISTRIBUTION, INC., a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE TO PERFECTION CERTIFICATE]

Exhibit B - 8

EXHIBIT C-1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF FIRST SUBSEQUENT DISBURSEMENT COMMITMENT FUNDING NOTICE

[                    ], [            ]

This Borrowing Notice is given by                 , an Authorized Officer of Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Amended and Restated Credit Agreement dated as of May 2, 2019, by and among the Borrower, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto and Deerfield Private Design Fund III, L.P., as Agent (as such agreement may have been amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Authorized Officer hereby gives notice to each First Subsequent Disbursement Lender of the Borrower’s request to borrow a First Subsequent Disbursement in the original principal amount of $[        ]1 on             , 20        ;23 it being agreed and understood that (a) 1.75% of such original principal amount ($        ) shall be in the form of OID in favor of the First Subsequent Disbursement Lenders funding such First Subsequent Disbursement and shall, therefore, not be required to be funded by such First Subsequent Disbursement Lenders and (b) the payment of any fees required to be paid on the Disbursement Date of such First Subsequent Disbursement pursuant to the Credit Agreement and the other Loan Documents and all costs and expenses required to be paid on the Disbursement Date of such First Subsequent Disbursement (including pursuant to Section 6.3 of the Credit Agreement) pursuant to the Credit Agreement and the other Loan Documents may be offset against the proceeds of such First Subsequent Disbursement. Notwithstanding anything to the contrary herein or otherwise and for the avoidance of doubt, the Borrower understands and agrees that any such OID, fees, costs and/or expenses that are deducted or offset from the proceeds of such First Subsequent Disbursement shall still be deemed to be part of the principal amount of such First Subsequent Disbursement that is and will be owed by the Borrower and the other Loan Parties and shall be paid at the same time such other principal amounts of such First Subsequent Disbursement are required to be paid pursuant to the terms of the Credit Agreement and the other Loan Documents.

The undersigned officer hereby certifies that, both before and after giving effect to the request above (and the use of the proceeds of such First Subsequent Disbursement), (a) that such officer is an Authorized Officer, (b) each of the conditions precedent set forth in Section 4.2 of the Credit Agreement and Section 2.2(a) of the Credit Agreement has been fully satisfied in all respects and all of the terms set forth in Section 2.2(a) of the Credit Agreement have been completely complied with, (b) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of the Disbursement Date of such First Subsequent Disbursement, except to the extent that

[1]	Amount must be not less than $5,000,000.
[2]	For each First Subsequent Disbursement, the Borrowing Notice must be received at least fifteen (15) Business Days in advance of the proposed funding date.
[3]

Proposed date of funding must be a Business Day that shall be a date that is on or prior to July 23, 2020 (i.e., the second year anniversary of the Prior Agreement Date) (or such earlier date set forth in the proviso of the first sentence of Section 2.3(a) of the Credit Agreement or caused by the Facility Termination Date occurring on any earlier date of termination based on remedies available upon the occurrence of an Event of Default).

Exhibit C-1 - 1

such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), and (c) no Default or Event of Default has occurred or would result from such First Subsequent Disbursement or the use of the proceeds therefrom.

[SIGNATURE PAGE FOLLOWS]

Exhibit C-1 - 2

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Borrowing Notice as of the date first above written.

AERIE PHARMACEUTICALS, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO FIRST SUBSEQUENT DISBURSEMENT COMMITMENT FUNDING NOTICE]

Exhibit C-1 - 3

EXHIBIT C-2

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF SECOND SUBSEQUENT DISBURSEMENT COMMITMENT FUNDING NOTICE

[                         ], [            ]

This Borrowing Notice is given by                             , an Authorized Officer of Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Amended and Restated Credit Agreement dated as of May 2, 2019, by and among the Borrower, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto and Deerfield Private Design Fund III, L.P., as Agent (as such agreement may have been amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Authorized Officer hereby gives notice to each Second Subsequent Disbursement Lender of the Borrower’s request to borrow a Second Subsequent Disbursement in the original principal amount of $[    ]1 on                         , 20        ;23 it being agreed and understood that (a) 2.00% of such original principal amount ($        ) shall be in the form of OID in favor of the Second Subsequent Disbursement Lenders funding such Second Subsequent Disbursement and shall, therefore, not be required to be funded by such Second Subsequent Disbursement Lenders and (b) the payment of any fees required to be paid on the Disbursement Date of such Second Subsequent Disbursement pursuant to the Credit Agreement and the other Loan Documents and all costs and expenses required to be paid on the Disbursement Date of such Second Subsequent Disbursement (including pursuant to Section 6.3 of the Credit Agreement) pursuant to the Credit Agreement and the other Loan Documents may be offset against the proceeds of such Second Subsequent Disbursement. Notwithstanding anything to the contrary herein or otherwise and for the avoidance of doubt, the Borrower understands and agrees that any such OID, fees, costs and/or expenses that are deducted or offset from the proceeds of such Second Subsequent Disbursement shall still be deemed to be part of the principal amount of such Second Subsequent Disbursement that is and will be owed by the Borrower and the other Loan Parties and shall be paid at the same time such other principal amounts of such Second Subsequent Disbursement are required to be paid pursuant to the terms of the Credit Agreement and the other Loan Documents.

The undersigned officer hereby certifies that, both before and after giving effect to the request above (and the use of the proceeds of such Second Subsequent Disbursement), (a) that such officer is an Authorized Officer, (b) each of the conditions precedent set forth in Section 4.2 of the Credit Agreement and Section 2.2(b) of the Credit Agreement has been fully satisfied in all respects and all of the terms set forth in Section 2.2(b) of the Credit Agreement have been completely complied with, (b) all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of the Disbursement Date of such Second Subsequent Disbursement, except to the extent that

[1]	Amount must be not less than $5,000,000.
[2]	For each Second Subsequent Disbursement, the Borrowing Notice must be received at least fifteen (15) Business Days in advance of the proposed funding date.
[3]

Proposed date of funding must be a Business Day that shall be a date that is on or prior to July 23, 2020 (i.e., the second year anniversary of the Prior Agreement Date) (or such earlier date set forth in the proviso of the first sentence of Section 2.3(a) of the Credit Agreement or caused by the Facility Termination Date occurring on any earlier date of termination based on remedies available upon the occurrence of an Event of Default).

Exhibit C-2 - 1

such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), (c) no Default or Event of Default has occurred or would result from such Second Subsequent Disbursement or the use of the proceeds therefrom, and (d) all of the First Subsequent Disbursement Commitments have been fully drawn, used or terminated prior to the date hereof (or will be fully drawn, used or terminated concurrently with or prior to the funding of any Second Subsequent Disbursement).

[SIGNATURE PAGE FOLLOWS]

Exhibit C-2 - 2

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Borrowing Notice as of the date first above written.

AERIE PHARMACEUTICALS, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND SUBSEQUENT DISBURSEMENT COMMITMENT NOTICE]

Exhibit C-2 - 3

EXHIBIT D

DEERFIELD / AERIE PHARMACEUTICALS

CLOSING CHECKLIST

EXHIBIT E

TO

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

Date:                                  , 20

This Compliance Certificate (this “Certificate”) is given by Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Borrower”), pursuant to Section 5.1(i) of that certain Amended and Restated Credit Agreement dated as of May 2, 2019, by and among the Borrower, the other “Loan Parties” from time to time party thereto, the “Lenders” from time to time party thereto (the “Lenders”), and Deerfield Private Design Fund III, L.P., as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Agent”) (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies that [he][she] is the chief financial officer (or other Person with equivalent duties) of the Borrower and, as such, is duly authorized to execute and deliver this Certificate on behalf of the Borrower and the other Loan Parties. By executing this Certificate, the undersigned hereby certifies to the Agent and the Lenders (in [his][her] capacity as such officer of the Borrower and not in an individual capacity), on behalf of the Borrower and the other Loan Parties, that:

(a) the copies of the financial statements delivered with this Certificate in accordance with Section 5.1(i) of the Credit Agreement are true, correct and complete, and such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders equity of the Borrower and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments that are not material individually or in the aggregate and lack of footnote disclosures);

(b) no Default or Event of Default has occurred and is continuing[, except:                                 ]1;

(c) since the Agreement Date and except as disclosed in prior Compliance Certificates or Perfection Certificates delivered to the Agent and the Lenders or disclosed otherwise in a prior writing to the Agent and the Lenders, no Loan Party has:

(i) changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure, chief executive office address or organizational identification number except as follows:                                         ; [or]

[1]

To the extent any Default or Event of Default is existing, describe such Default or Event of Default in detail, including any provisions of the Loan Documents that have been breached that have caused such Default or Event of Default to exist.

(ii) acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person or formed, or divided into, or owns any Stock of, any new Subsidiary or other Person, except as follows:                                             ; [and]

(d) attached as Annex A hereto is an updated Schedule 5 to the Security Agreement listing all Intellectual Property that has been registered or has been the subject of an application to register (in each case, whether with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof) since the Agreement Date that has not previously been disclosed in prior updates to such Schedule 5 to the Security Agreement that have been attached to prior Compliance Certificates, Perfection Certificates or other written disclosures to the Agent and the Lenders, and which such Schedule 5 attached as Annex A hereto includes (i) the owner, (ii) the title, (iii) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed and (iv) as applicable, the registration or application number and registration or application date[.][; and]

(e) attached as Annex B hereto is a true, correct and complete calculation of Net Sales for the relevant period ended                              , 20        ; such calculation evidences that the Loan Parties are [not] in compliance with Section 5.1(d) of the Credit Agreement.

[remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed by the date first written above.

By:
Name: [ ]
Title: [Officer Title] of the Borrower

3

ANNEX A

TO

COMPLIANCE CERTIFICATE

Updated Schedule 5 to Security Agreement (Intellectual Property)

[to be attached]

A-1

ANNEX B

TO

COMPLIANCE CERTIFICATE

Net Sales Financial Covenant

B-1